UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MiniMed Group, Inc.
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Notice of Annual Meeting of Stockholders
We invite you to attend our 2026 Annual Meeting of Stockholders (“Annual Meeting”) on Friday, October 9, 2026, at 9:00 a.m., Pacific Time, which will be held in virtual-only format at www.virtualshareholder meeting.com/MMED2026. You will not be able to attend the Annual Meeting in person.
MEETING AGENDA
1.	Electing the four Class I director nominees named in the proxy statement to hold office until the 2029 annual meeting of MiniMed Group, Inc. (“we,” “us,” “our,” the “Company” or “MiniMed”);
2.	Ratifying, in a non-binding vote, the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal year ending April 30, 2027;
3.	Approving, on an advisory basis, the Company’s executive compensation;
4.	Approving, on an advisory basis, the frequency of ‘Say-on-Pay’ votes; and
5.	Transacting any other business that may properly come before the meeting and any adjournments or postponements thereof.
Each director nominated in Proposal 1 needs a plurality of the votes cast with respect to that director’s election to be elected. Proposals 2, 3 and 4 above require the affirmative vote of the holders of a majority of the voting power of capital stock present in person or represented by proxy at the meeting and entitled to vote to be approved. All proposals are more fully described in this proxy statement.
RECORD DATE
Stockholders of record and beneficial owners at the close of business on August 11, 2026, will be entitled to vote at the meeting.
ONLINE PROXY DELIVERY AND VOTING
As permitted by the Securities and Exchange Commission, we are making this proxy statement and the Company’s annual report to stockholders available to our stockholders electronically via the Internet. We believe electronic delivery expedites your receipt of materials, reduces the environmental impact of our Annual Meeting and reduces costs significantly. The Notice Regarding Internet Availability of Proxy Materials (the “Notice”) contains instructions on how you can access the proxy materials and how to vote online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the Notice. This Notice will be sent to stockholders on or about August 21, 2026, and will provide instructions on how you may access and review the proxy materials on the Internet and how to vote.
ATTENDING THE ANNUAL MEETING
Only stockholders of record and beneficial owners holding our shares as of the close of business on August 11, 2026 are entitled to attend and vote at the Annual Meeting and any postponement or adjournment thereof. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. Please see page 80 for additional information regarding how to attend the virtual meeting and how to vote your shares. This Proxy Statement provides information that you should consider when you vote your shares.

August 21, 2026
By Order of the Board of Directors,

Courtney Nelson Wills
Senior Vice President, General Counsel & Corporate Secretary
MiniMed Group, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on October 9, 2026: This proxy statement, and the Company’s 2026 Annual Report to Stockholders for the year ended April 24, 2026, are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE.

If possible, please vote your shares over the internet using the instructions found in the Notice. Alternatively, you may request a printed copy of the proxy materials and vote using the toll-free telephone number on the proxy card or by marking, signing, dating and mailing your proxy form in the postage-paid envelope that will be provided. Voting by any of these methods will not limit your right to vote during the Annual Meeting. All proxies will be forwarded to the Company’s registered office electronically.

If you hold your shares in “street” name through a brokerage account, your broker will NOT be able to vote your shares on non-routine matters being considered at the Annual Meeting unless you have given instructions to your broker prior to the meeting on how to vote your shares. Proposals 1, 3 and 4 are considered non-routine matters. This means that you must give specific voting instructions to your broker on how to vote your shares on these proposals so that your vote can be counted on these proposals.

Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend” and other similar words. These forward-looking statements are based on the Company’s beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this proxy statement can be found in MiniMed’s periodic reports on file with the U.S. Securities and Exchange Commission. The forward-looking statements speak only as of the date of this proxy statement and undue reliance should not be placed on these statements. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

Note About Our Website and Reports
None of the statements on our websites or reports referenced herein, or any other websites or reports referenced or discussed in this proxy statement, are deemed to be part of, or incorporated by reference into, this proxy statement.

Proxy Summary
This summary highlights information described in more detail elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
About MiniMed
MiniMed is a scaled global medical technology company that develops, manufactures, and markets a comprehensive suite of solutions for the management of diabetes. MiniMed was the first player in the market to commercialize all parts of an integrated diabetes management system. For more than 40 years, MiniMed has pioneered groundbreaking innovation and served the needs of its customers across the globe in service of its mission to make every day a better day for people with diabetes.
Historically, MiniMed operated as Medtronic plc’s (“Medtronic”) global diabetes business (the “Diabetes Business”). In May 2025, Medtronic announced its intention to separate its Diabetes Business (also referred to as the “Diabetes Operating Unit”). In March 2026, MiniMed closed the initial public offering of shares of its common stock, par value $0.01 per share (“Common Stock”) and separated from Medtronic (the “Separation”). Since the initial public offering, shares of MiniMed’s Common Stock have been listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “MMED”, and MiniMed has operated as a standalone public company with Medtronic continuing to own approximately 90% of the outstanding shares of its Common Stock. As part of the Separation, MiniMed entered into a series of agreements with Medtronic that govern the allocation of assets and liabilities and provide for certain transitional and ongoing services, including manufacturing, information technology, and other support services for a limited period following the Separation. Medtronic previously informed its shareholders that it intends to make a generally tax-free transaction by distributing to its shareholders of all or a portion of its remaining equity interest in MiniMed, which may be structured as a split-off, in which Medtronic would effect an exchange of Medtronic shares for shares of MiniMed’s Common Stock, or a spin-off, in which Medtronic would make a pro rata distribution of MiniMed’s Common Stock to all Medtronic shareholders, or any combination thereof (the “Divestment”). Medtronic has no obligation to pursue or consummate any further dispositions of its equity interest in MiniMed, including through the Divestment, by any specified date or at all. Further, in this proxy statement, the “Divestment Date” refers to the date that Medtronic ceases to control MiniMed.
2026 Annual Meeting of Stockholders

Date and Time:	Friday, October 9, 2026 at 9:00 a.m. Pacific Time
Place:	Virtually at www.virtualshareholdermeeting.com/MMED2026
Commence Mail Date:	August 21, 2026
Record Date:	August 11, 2026

Advance Voting Methods and Deadlines

Method	Instruction	Deadline
Internet	Go to http://www.proxyvote.com and follow the instructions (have your proxy card or internet notice in hand when you access the website)
Internet and telephone voting are available 24 hours a day, seven days a week up to the following deadline:
Stockholders of Record or Beneficial Owners - 11:59 p.m., Eastern Standard Time, on October 8, 2026

Telephone	Dial 1-800-690-6903 and follow the instructions (have your proxy card or internet notice in hand when you call)	Stockholders of Record or Beneficial Owners - 11:59 p.m., Eastern Standard Time, on October 8, 2026

Method	Instruction	Deadline
Mail	If you received paper copies of our proxy materials, mark your selections on the enclosed proxy card	Return promptly to ensure it is received before the date of the Annual Meeting
	• Date and sign your name exactly as it appears on proxy card	Stockholders of Record or Beneficial Owners - 11:59 p.m., Eastern Standard Time, on October 8, 2026
• Promptly mail the proxy card in the enclosed postage-paid envelope

Questions and Answers About Attending Our Annual Meeting and Voting
The Company encourages you to review the questions and answers about the Annual Meeting and voting beginning on page 80 to learn more about the rules and procedures surrounding the proxy and Annual Meeting process, as well as the business to be conducted at the Annual Meeting.

YOUR VOTE IS IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CAST YOUR VOTE PROMPTLY. YOU MAY VOTE OVER THE INTERNET, BY PHONE OR BY SIGNING AND DATING A PROXY CARD AND RETURNING IT TO US BY MAIL

Proposal 1 - Election Of Directors
Directors and Nominees
The following table sets forth, as of August 11, 2026, the name, age, and position of each Class I director nominee standing for election at the Annual Meeting:

Name	Age	Position	Class
Kevin E. Lofton (Chair)	71	Former Chief Executive Officer, CommonSpirit Health	Class I
David J. Endicott	61	Chief Executive Officer, Alcon, Inc.	Class I
D. Keith Grossman	66	Former Chair and Chief Executive Officer, Nevro Corp.	Class I
Timothy (Tim) A. Wicks	61	Former Chief Executive Officer and President, OptumRX (a division of UnitedHealth Group)	Class I

The following table sets forth, as of August 11, 2026, the name, age, and position of each Class II and Class III director of MiniMed:

Name	Age	Position	Class
Linnea Burman	52	Senior Vice President and President, Neurovascular, Medtronic plc	Class II
Scott Cundy	56	Senior Vice President and Chief Quality, Development, and Innovation Officer, Medtronic plc	Class II
Que Dallara	53	Chief Executive Officer, MiniMed	Class III
Glenn Eisenberg	65	Former Executive Vice President and Chief Financial Officer, Labcorp Holdings Inc.	Class III
Robert (Bob) A. Hopkins	59	Senior Vice President and Head of Global Strategy, Medtronic plc	Class III
Laura Mauri	57	Senior Vice President, Chief Scientific and Medical Officer, Medtronic plc	Class II
Matthew (Matt) R. Walter	48	Senior Vice President of Human Resources, IT and Global Communications and Corporate Marketing, Medtronic plc	Class II

Under our second amended and restated certificate of incorporation, the Board of Directors (the “Board”) is divided into three classes. Only one class of directors is elected in each year, and each class serves a three-year term (except for those directors (i) appointed prior to the Company’s first annual meeting of stockholders or (ii) to fill a vacancy (including with respect to a newly created directorship)). David Endicott, D. Keith Grossman, Kevin Lofton, and Tim Wicks serve as Class I directors whose terms expire at this Annual Meeting. Linnea Burman, Scott Cundy, Laura Mauri, and Matt Walter serve as Class II directors whose terms expire at the 2027 annual meeting of stockholders. Que Dallara, Glenn Eisenberg, and Bob Hopkins serve as Class III directors whose terms expire at the 2028 annual meeting of stockholders. Each director will hold office until their successor is duly elected and qualified, or until their earlier death, resignation, disqualification or removal.
Upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), the Board has considered and nominated the following slate of Class I director nominees, each for a three-year term expiring at the Company’s 2029 annual meeting of stockholders: David Endicott, D. Keith Grossman, Kevin Lofton, and Tim Wicks. Action will be taken at this Annual Meeting for the election of these director nominees.
It is intended that the proxies that are properly completed and timely delivered will be voted by the proxy holders in favor of the election of David Endicott, D. Keith Grossman, Kevin Lofton, and Tim Wicks, except where proxies bear contrary instructions. In the event that these director nominees should become unavailable for election due to any presently unforeseen reason, the proxy holders will have the right to use their discretion to vote for a substitute or substitutes.

NOMINEES FOR ELECTION TO
THE BOARD OF DIRECTORS IN 2026
The following information describes the offices held and other business directorships of each director nominee. Information regarding each nominee’s beneficial ownership of MiniMed’s equity securities is shown under “Share Ownership Information” below.
David J. Endicott has served on the Board of MiniMed since June 2026. Since July 2018, Mr. Endicott has served as Chief Executive Officer of Alcon, Inc. (NYSE: ALC; SWX: ALC), an eye care company, and has served as a member of Alcon’s board of directors since 2019. Prior to joining Alcon, Inc., Mr. Endicott held senior leadership roles at various healthcare organizations, including as Chief Executive Officer and Chief Operating Officer of Alcon Laboratories, Inc., President of Hospira Infusion Systems at Hospira, Inc., and various commercial and regional leadership roles at Allergan, Inc. Mr. Endicott holds an M.B.A. from the University of Southern California and a B.A. in Chemistry from Whitman College.
Mr. Endicott’s qualifications to serve on MiniMed’s Board include his extensive executive leadership experience in the global medical device industry, his expertise in building and scaling healthcare businesses across international markets, and his public company board experience at Alcon, Inc.
D. Keith Grossman has served on the Board of MiniMed since March 2026. Since February 2022, Mr. Grossman has served as Lead Independent Director at Outset Medical, Inc., a medical device company focused on home hemodialysis systems (Nasdaq: OM). From April 2014 to February 2022, Mr. Grossman served as Chairman of the board of directors for Outset Medical, Inc. Mr. Grossman served as Chairman of the board of directors of Nevro Corp., a medical device company specializing in spinal cord stimulation for chronic pain treatment (NYSE: NVRO), from March 2019 through April 2025 when the company was acquired by Globus Medical, Inc., previously serving as Nevro’s Chief Executive Officer from March 2019 to April 2023 and as Executive Chairman from April 2023 to October 2023. Mr. Grossman has also served as Vice Chairman of Alcon Inc. (NYSE: ALC) an eye care products company, since April 2019. Previously, he was Chief Executive Officer and President of Thoratec (Nasdaq: THOR), a medical device company, from September 2014 to December 2015 and from January 1996 to January 2006; Chief Executive Officer and President of Conceptus (Nasdaq: CPTS), a manufacturer and developer of medical devices, from December 2011 to June 2013; and Managing Director of TPG (NASDAQ: TPG), a private equity firm, from September 2007 to December 2011. Mr. Grossman has also served on the board of directors of ViewRay, Inc., Intuitive Surgical, Kyphon, Inc., and Zeltiq Aesthetics, Inc. Mr. Grossman holds a B.S. from The Ohio State University and an M.B.A. from the Pepperdine Graziadio Business School.
Mr. Grossman’s qualifications to serve on MiniMed’s Board include nearly 40 years of experience with medical devices and supplies, including as Chief Executive Officer of publicly held medical device and technology companies. Mr. Grossman brings to MiniMed’s Board his executive and board leadership experience, as well as operational and strategic planning expertise in the healthcare industry. Mr. Grossman’s variety of experiences, including in private equity, public and private company boards, and public company executive roles, make him a valuable member of MiniMed’s Board.
Kevin E. Lofton has served as Chair of the Board of MiniMed since March 2026. Mr. Lofton has served as a Director of Medtronic since August 2020. In addition, Mr. Lofton is a Life Fellow of the American College of Healthcare Executives. Mr. Lofton served as Chief Executive Officer of CommonSpirit Health, a nonprofit health system, from 2019, following the merger between Catholic Health Initiatives (“CHI”) and Dignity Health, until his retirement in 2020. Prior to the merger, Mr. Lofton served as Chief Executive Officer of CHI for 16 years. Before CHI, Mr. Lofton served in various leadership positions in healthcare organizations, including Chief Executive Officer of UAB Hospital, Chief Executive Officer of Howard University Hospital, and Executive Vice President and Chief Operating Officer of UF Health Jacksonville. Mr. Lofton served on the board of directors of Gilead Sciences, Inc., biopharmaceutical company (Nasdaq: GILD) from July 2009 to May 2024, where he was the Lead Independent Director from 2020 to 2024 and from November 2013 to July 2022, Mr. Lofton served on the board of directors of Rite Aid Corporation, a retail pharmacy chain (NYSE: RAD). He also served as Chair of the board of the American Hospital Association, one of the largest healthcare trade associations in the country. Mr. Lofton holds a B.S. from Boston University and an MHA from Georgia State University.

Mr. Lofton’s qualifications to serve on MiniMed’s Board include his nationally recognized status in healthcare administration and over 40 years of executive experience in the healthcare industry as a senior level executive in hospital administration. His long and broad experience leading healthcare provider organizations and his ability to successfully navigate evolving commercial, regulatory, and public policy changes over time provide MiniMed’s Board with valuable perspective and insights.
Timothy (Tim) A. Wicks has served on the Board of MiniMed since March 2026. Since April 2024, Mr. Wicks has served on the board of directors of BrightSpring Health Services, Inc., a provider of home and community-based health services (Nasdaq: BTSG). Since May 2026, Mr. Wicks has served on the board of directors of GMR Solutions, Inc., an emergency medical services provider (NYSE: GMRS). From June 2022 to April 2023, Mr. Wicks served on the board of directors of Pear Therapeutics, Inc., a digital therapeutics company developing prescription software-based treatments (Nasdaq: Pear). Mr. Wicks has served on the board of directors of MOBE, LLC, a health guidance company, since April 2023. Mr. Wicks has acted as an Advisor to the healthcare practice of KKR & Co. Inc, a private equity and investment firm, since June 2024. From 2002 until his retirement in 2021, Mr. Wicks served in various executive leadership roles at UnitedHealthcare, Optum, and OptumRX, divisions of UnitedHealth Group, Incorporated, a healthcare and health insurance company (NYSE: UNH), including executive oversight for Optum Financial Services, Executive Vice President of Supply Chain, Chief Executive Officer and President of OptumRx, and Chief Financial Officer of Optum. Mr. Wicks also served as Chief Financial Officer and then President and Chief Operating Officer of Yellow Corporation and President of Great Northern Capital. Mr. Wicks has also served on the boards of directors of Precision Castparts Corp. and Aerojet Rocketdyne. Mr. Wicks holds a B.A. from the University of Chicago and an MBA from Harvard University’s Graduate School of Business.
Mr. Wicks’ qualifications to serve on MiniMed’s Board include his financial, executive, and business relations experience in the healthcare industry. Mr. Wicks’ experience leading significant growth initiatives and strategic acquisitions at Optum, in addition to his board, audit committee, and compensation committee experience, make him a valuable addition to MiniMed’s Board.
Directors are elected by a plurality of the votes cast for the election of each director at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ‘FOR’ THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors
In addition to the directors nominated for election at the Annual Meeting, the directors listed below currently serve on our Board.
Class II Directors, with a term expiring at the 2027 Annual Meeting of Stockholders
Linnea Burman has served on the Board of MiniMed since June 2026. Since April 2024, Ms. Burman has served as Senior Vice President & President, Neurovascular at Medtronic plc. From May 2020 to May 2024, Ms. Burman served as Vice President & General Manager, Enabling Technologies: Cranial & Spinal Technologies at Medtronic. Prior to these roles, Ms. Burman held various leadership positions at Medtronic over a tenure spanning more than 19 years, including Vice President & General Manager, Pelvic Health & Gastric Therapies, Neurosciences Vice President of Strategic Planning & Communications, and Director of Marketing, US Pain Stimulation & Targeted Drug Delivery, as well as earlier marketing and market development roles. Ms. Burman holds a B.A. in Communication Studies, with an emphasis in Public Relations from Virginia Tech.
Ms. Burman’s qualifications to serve on MiniMed’s Board include her deep operational and commercial leadership experience across multiple segments of the medical technology industry, her expertise in building and scaling medical device businesses across global markets, and her extensive tenure in senior management at Medtronic plc.
Laura Mauri has served on the Board of MiniMed since March 2026. Since April 2022, Dr. Mauri has served as Senior Vice President, Chief Scientific and Medical Officer at Medtronic and is a member of the Medtronic Executive Committee. From September 2020 until April 2022, Dr. Mauri served as Senior Vice President, Chief Clinical and Regulatory Officer at Medtronic. From September 2018 until September 2020, Dr. Mauri served as Vice President of Global Clinical Research and Analytics at Medtronic. Dr. Mauri also serves on the board of directors of the Medical Device Innovation Consortium, a nonprofit public-private partnership supporting medical device development and regulatory science and the Compensation Committee of Mozarc Medical, a joint venture of DaVita Inc. and Medtronic. Dr. Mauri has also held advisory roles with the U.S. FDA, the NIH, the CMS, and the National Academy of Medicine. Prior to joining Medtronic in 2018, Dr. Mauri spent 15 years as an interventional cardiologist at Brigham and Women’s Hospital and served as Professor of Medicine at Harvard Medical School. Dr. Mauri holds an A.B. from Harvard College, an M.Sc. from Harvard School of Public Health, and an M.D. from Harvard Medical School.
Dr. Mauri’s qualifications to serve on MiniMed’s Board include her distinguished career as an interventional cardiologist and internationally recognized clinical investigator, in addition to eight years of experience leading Medtronic’s scientific, medical, clinical research, and regulatory affairs functions. Dr. Mauri’s record of academic and executive leadership, in addition to her medical and scientific expertise, make her a valuable member of MiniMed’s Board.
Scott Cundy has served on the Board of MiniMed since July 2026. Since November 2025, Mr. Cundy has served as Senior Vice President and Chief Quality, Development, & Innovation Officer at Medtronic. Since January 9, 2023, Mr. Cundy has served as a member of the Medtronic Executive Committee. Since May 2025, Mr. Cundy has served as Senior Vice President and Chief Quality and Development Officer at Medtronic. From January 2023 until May 2025, Mr. Cundy served as Senior Vice President and Chief Quality officer at Medtronic. Prior to joining Medtronic in 2023, Mr. Cundy served as VP Quality, Regulatory, & Clinical Affairs Diagnostics and Life Sciences Platforms at Danaher Corporation (NYSE: DHR) from October 2020 to January 2023, as VP RA/QA Diagnostics & Life Sciences Platforms at Danaher Corporation from November 2018 to October 2020, as VP RA/QA Life Sciences Platform at Danaher Corporation from June 2014 until November 2018, and VP RA/QA - Beckman Coulter ImmunoAssay at Danaher Corporation from June 2010 to June 2014. Mr. Cundy holds a B.S. in Industrial Engineering from Georgia Tech and an MBA from the University of Minnesota’s Carlson School of Management.
Mr. Cundy’s qualifications to serve on MiniMed’s Board include deep expertise in product development, quality, engineering, and regulatory affairs, and experience as a proven change agent known for fostering collaboration, driving accountability, and navigating complex challenges with integrity.
Matthew (Matt) R. Walter has served on the Board of MiniMed since March 2026. Since July 2023, Mr. Walter has served as Senior Vice President, Human Resources, IT, and Global Communications & Corp Marketing of Medtronic. Mr. Walter also serves as a member of the Medtronic Executive Committee. From March 2021 to July 2023, Mr. Walter served as Vice President Human Resources of Global Operations and Supply Chain at Medtronic. From December 2018 to February 2022, Mr. Walter served as Vice President Human Resources of the Diabetes Operating Unit at Medtronic. From 2014 to 2018, Mr. Walter served in various leadership roles at Medtronic. Prior to joining Medtronic in 2014,

Mr. Walter served as Senior Director of Talent Management at Best Buy Co., Inc. (NYSE: BBY). Prior to that, he held a number of leadership roles at Bank of America (NYSE: BAC). Mr. Walter earned a B.A. in Psychology from Saint Francis University and a Ph.D. in Industrial and Organizational Psychology from Colorado State University.
Mr. Walter’s qualifications to serve on MiniMed’s Board include his experience in talent and human capital management, including over ten years serving in leadership capacities at Medtronic. Mr. Walter provides MiniMed’s Board with valuable insight into MiniMed’s talent, culture, and organization strategies.
Class III Directors, with a term expiring at the 2028 Annual Meeting of Stockholders
Que Dallara has served as Chief Executive Officer and on the Board of MiniMed since March 2026. From May 2022 to March 2026, Ms. Dallara served as Executive Vice President and Operating Unit President of the Diabetes Operating Unit of Medtronic. From October 2018 to April 2022, Ms. Dallara served as President and Chief Executive Officer of Honeywell Connected Enterprise, the software business of Honeywell International, Inc., a diversified industrial conglomerate. From January 2017 to October 2019, Ms. Dallara served as Senior Vice President and Chief Commercial Officer of Honeywell. Before joining Honeywell in 2017, Ms. Dallara worked at TE Connectivity, Microsoft, itv|world, Telstra Corporation, and McKinsey & Company. Ms. Dallara has served on the board of directors of Lattice Semiconductor Corporation (Nasdaq: LSCC) since November 2023. Ms. Dallara holds a BSc. in Applied Mathematics (Honours Class 1) and BCom from the University of New South Wales and an MBA from INSEAD in France.
Ms. Dallara’s qualifications to serve on MiniMed’s Board include her deep understanding of the diabetes industry, extensive operational and strategic leadership experience, and strong track record of success leading the Diabetes Operating Unit at Medtronic.
Glenn Eisenberg has served on the Board of MiniMed since March 2026. Mr. Eisenberg served as Executive Vice President and Chief Financial Officer of Labcorp Holdings Inc. (NYSE: LH) (“Labcorp”), a global life sciences company, from June 2014 to December 2024, when he announced his retirement and has served as a Special Advisor to Labcorp since December 2024. Mr. Eisenberg has served as a Senior Advisor at Rhône Group, a private equity firm, since April 2025. Prior to joining Labcorp, Mr. Eisenberg served in various leadership positions, including Executive Vice President, Finance and Administration & Chief Financial Officer of The Timken Company, a manufacturer of engineered bearings, motion control products, and steel (NYSE: TKR), and President and Chief Operating Officer of the United Dominion Industries (NYSE: UDI), a diversified industrial manufacturer. Mr. Eisenberg has served on the boards of directors of Solventum Corporation, a healthcare technology company (NYSE: SOLV), since April 2024, Lumexa Imaging Holdings, Inc., an outpatient medical imaging company (Nasdaq: LMRI) since March 2025 and The Middleby Corporation, a commercial foodservice equipment manufacturer (Nasdaq: MIDD) since March 2026. Mr. Eisenberg previously served on the boards of directors of Family Dollar Stores, Inc. (NYSE: FDO) from 2002 to 2015, Perspecta Inc., a U.S. government IT services provider (NYSE: PRSP) from May 2019 to May 2021, US Ecology, Inc., an environmental services provider (Nasdaq: ECOL) from 2018 to May 2022, and Alpha Natural Resources, Inc. (NYSE: ANR) from March 2005 to July 2009. Mr. Eisenberg holds a B.A. from Tulane University and an MBA from Georgia State University.
Mr. Eisenberg’s qualifications to serve on MiniMed’s Board include his long history as a public company executive which provides MiniMed’s Board with significant operational and financial expertise. Mr. Eisenberg also brings to MiniMed’s Board strong audit committee expertise and valuable experience in portfolio optimization.
Robert (Bob) Hopkins has served on the Board of MiniMed since March 2026. Since November 2021, Mr. Hopkins has served as Senior Vice President and Head of Global Strategy of Medtronic and Executive Committee member for Medtronic. From July 2008 to November 2021, Mr. Hopkins served as Managing Director and Senior Equity Research Analyst at BofA Securities, Inc. (f/k/a Bank of America Merrill Lynch) (NYSE: BAC), a bank holding company and a financial holding company, where he covered the medical technology industry. He also has held various leadership positions at Lehman Brothers Holdings Inc. and Donaldson, Lufkin & Jenrette. Mr. Hopkins holds a B.A. from Trinity College-Hartford and an MBA from Columbia Business School.
Mr. Hopkins’ qualifications to serve on MiniMed’s Board include his nearly 30-year career in finance and equity research, his specific expertise in the medical technology industry, as well as his strategic leadership experience at Medtronic, which make him a valuable member of MiniMed’s Board.

Corporate Governance
Corporate Governance Overview
MiniMed’s Board has adopted MiniMed Corporate Governance Guidelines describing MiniMed’s corporate governance practices, policies, and framework. The MiniMed Corporate Governance Guidelines have been published on the Governance section of MiniMed’s website at www.minimed.com/en-us/governance. These materials are also available in print to any MiniMed stockholder upon request. From time to time, MiniMed’s Board reviews and updates this document as it deems necessary and appropriate to keep abreast of governance regulations.
Controlled Company Exemption
MiniMed has availed itself of the “controlled company” exemption under the corporate governance rules of Nasdaq. Accordingly, MiniMed is not required to have a majority of “independent directors” on its board of directors as defined under the rules of Nasdaq, nor is it required to have a compensation committee or nominating and corporate governance committee composed entirely of independent directors.
The “controlled company” exemption does not modify the independence requirements for the Audit Committee, and MiniMed complies with the applicable requirements of the Exchange Act and Nasdaq, which require that the Audit Committee be composed of (1) at least one independent director upon listing, (2) a majority of independent directors within 90 days of listing, and (3) exclusively independent directors within one year of listing. Since its initial public offering, MiniMed’s Audit Committee has been composed of three independent directors, each of whom qualifies as an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission (the “SEC”).
Board Structure
MiniMed’s business and affairs are managed under the direction of MiniMed’s Board. MiniMed’s second amended and restated certificate of incorporation provides that the number of directors will be fixed from time to time by MiniMed’s Board, which currently consists of eleven directors.
MiniMed’s Board is divided into three classes, denominated as Class I, Class II, and Class III. Members of each class will hold office for staggered three-year terms. At each annual meeting of stockholders beginning in 2026, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until their successors have been elected and qualified. David Endicott, D. Keith Grossman, Kevin Lofton, and Tim Wicks serve as Class I directors whose terms expire at this Annual Meeting. Linnea Burman, Scott Cundy, Laura Mauri, and Matt Walter serve as Class II directors whose terms expire at the 2027 annual meeting of stockholders. Que Dallara, Glenn Eisenberg, and Bob Hopkins serve as Class III directors whose terms expire at the 2028 annual meeting of stockholders. Each director will hold office until their successor is duly elected and qualified, or until their earlier death, resignation, disqualification or removal. Pursuant to the Company's Corporate Governance Guidelines, directors will generally retire from the Board at the annual meeting of stockholders immediately following the earlier of their 75th birthday or the 15-year anniversary of their initial election to the Board by stockholders.
Pursuant to the Company’s Corporate Governance Guidelines, the Board does not have a firm policy as to whether the position of Chair of the Board (the “Chair”) and the position of Chief Executive Officer (the “CEO”) should be separate and reserves the freedom to decide what is in the best interest of the Company at any point in time.
The Board requires that one of the independent directors serve in a position of leadership for the rest of the non-management directors. If at any time the CEO and Chair roles are combined or if the Chair is not otherwise an independent director, the Board annually will elect a lead independent director (the “Lead Independent Director”).
Kevin E. Lofton, an independent director, currently serves as Chair of the Board, and Que Dallara serves as the Company’s Chief Executive Officer. Because Mr. Lofton serves as an independent director, his duties as Chair include both the duties of the Chair and those of the Lead Independent Director.
Mr. Lofton’s duties include:
•
chair all meetings of the Board in a manner which utilizes the time of the Board effectively and which takes full advantage of the expertise and experience that each director has to offer, and chair all executive sessions of non-management or independent directors;

•	establishing an agenda for each Board meeting which covers all matters which should come before the Board in the proper exercise of its duties or which have been requested by a member of the Board;
•	ensuring the proper flow of information to the Board and review the adequacy and timing of documentary materials in support of management proposals;
•	providing input and support on:
○	selection of committee chairs and membership on Board committees;
○	establishment of the agendas for the nominating and corporate governance committee meetings;
○	compensation philosophy for the Board;
○	candidates for Board membership;
•	providing leadership for issues of corporate governance which the Chair believes should come to the attention of the Board and the Nominating and Corporate Governance Committee;
•	approving all information provided to the Board on the condition of the company, its businesses, and the environment in which it operates;
•	facilitating and encouraging constructive and useful communication between management and the Board;
•	recommending to the Board for its approval an agenda for each annual meeting of stockholders that covers all matters that should come before the stockholders;
•	providing leadership to the Board in the establishment of positions which the Board should take on issues to come before the annual meetings of stockholders;
•	presiding at annual meetings of stockholders;
•	calling meetings of the independent directors when necessary;
•	leading the Board in its plans for succession of the CEO;
•	in collaboration with the CEO, and in consultation with the other directors, recommending committee chairs and members of Board committees to the Nominating and Corporate Governance Committee;
•	act as the focal point on the Board for:
○	all issues of corporate governance, including crisis management oversight, as appropriate;
○	stockholder requests for consultation and direct communication;
○	facilitation of communication between the Board and the CEO;
○	ensuring follow-up on matters discussed in executive sessions;
○	suggestions from non-management directors, especially on sensitive issues that they feel need to be resolved;
○	fostering effective discussions and debate of the Board;
○	review and approval of Board agendas and seeing that any subjects that Board members want on the agenda are included;
○	retention of consultants and advisors that report directly to the Board;
•	presiding over the Board’s annual self-evaluation; and
•	providing counsel to the other directors in the performance of their duties.
The Board was not fully constituted until the Separation. Following the Separation, in fiscal year 2026, the Board held one regular meeting. The Board regularly meets in executive session, with no members of management present. The independent directors of the Board also meet in executive session with no members of management present. Each of the committees of the Board also meets regularly in executive session.

Board Performance Evaluations
Pursuant to the Company’s Corporate Governance Guidelines, the Board conducts an annual self-evaluation to assess its performance as well as the performance of its standing committees and members. The Nominating and Corporate Governance Committee is responsible for coordinating and overseeing this process, in coordination with the Chair.
MiniMed believes that self-evaluation and feedback are important tools for improvement and the continued effectiveness of the Board and Committees, and as a result, the Company.
Board Role in Risk Oversight
The Board is responsible for risk oversight and the overall management of risk. In connection with these responsibilities, it considers risks when reviewing MiniMed’s strategic plan, financial results, merger and acquisition-related activities, legal and regulatory matters, and MiniMed’s public filings with the SEC. MiniMed’s Board’s oversight of risk management also includes full and open communications with MiniMed management to review the adequacy and functionality of the risk management processes used by MiniMed management.
The Board has delegated specific risk oversight responsibilities to its committees. The Audit Committee has primary responsibility for oversight of major enterprise-level risk exposures affecting the Company’s financial statements, operations, business continuity, and reputation, and risks relating to the reliability and security (including cybersecurity) of the Company’s information technology, security systems, product security, and emerging technologies such as artificial intelligence. The Audit Committee also periodically oversees assessments regarding the Company’s actions and controls to address material patient safety, product quality and security issues, and the Company’s interactions with external regulators, including the U.S. Food and Drug Administration. The Compensation and Talent Committee periodically assesses risk relating to the Company’s compensation policies and practices and reports its findings to the Board.
Committees of the Board and Meetings
The Company’s Corporate Governance Guidelines provide that all directors are expected to make best efforts to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. This Annual Meeting is the first held by the Company following the Separation with Medtronic and the first held after each member of our current Board was appointed.
During fiscal year 2026, no member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board and committees on which such director served (held during the period that such director served).
The following table summarizes (i) the membership of the Board as August 11, 2026, (ii) the members of each of the Board’s standing committees as of August 11, 2026, and (iii) the number of times each standing committee met during fiscal year 2026 following the Separation.

	Board	Audit	Compensation and Talent	Nominating and Corporate Governance
Kevin E. Lofton*
Linnea Burman
Scott Cundy
Que Dallara
Glenn Eisenberg*
David J. Endicott*
D. Keith Grossman*
Robert (Bob) A. Hopkins
Laura Mauri
Matthew (Matt) R. Walter
Timothy (Tim) A. Wicks*
Number of fiscal year 2026 meetings	1	2	1	1

Member
Chair
*	Independent Director

MiniMed’s Board has the following standing committees: (1) the Audit Committee, (2) the Compensation and Talent Committee, and (3) the Nominating and Corporate Governance Committee. MiniMed’s Board has adopted a written charter for each of its standing committees, which are available on the Governance section of MiniMed’s website at www.minimed.com/en-us/governance.
Audit Committee
The current members of MiniMed’s Audit Committee are Glenn Eisenberg, D. Keith Grossman, and Tim Wicks, and Glenn Eisenberg serves as Chair of the Audit Committee. MiniMed’s Board has determined that each of Glenn Eisenberg, D. Keith Grossman, and Tim Wicks is an “audit committee financial expert” as defined under the rules of the SEC. In addition, MiniMed’s Board has determined that each of the members of MiniMed’s Audit Committee is independent under the rules of Nasdaq and under Rule 10A-3 under the Exchange Act.
The responsibilities of MiniMed’s Audit Committee include:
•
reviewing the adequacy and effectiveness of MiniMed’s internal control over financial reporting, including information technology and the use of security systems and artificial intelligence related to internal controls, and disclosure controls and procedures;

•	undertaking the appointment, compensation, retention, and oversight of MiniMed’s external independent registered public accounting firm, which reports directly to MiniMed’s Audit Committee;
•	overseeing the independence, qualifications, and performance of the independent registered public accounting firm and the performance of MiniMed’s internal auditors;
•	considering, at least annually, the independence of the independent registered public accounting firm;
•
pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm and establishing policies and procedures for the engagement of the independent registered public accounting firm to provide auditing and permitted non-audit services;

•
reviewing, at least annually, a report by the independent registered public accounting firm describing its internal quality-control procedures and any material issues raised by the most recent internal quality-control review and any inquiry or investigation by governmental or professional authorities within the preceding five years, and any steps taken to deal with any such issues, and all relationships between MiniMed and the independent registered public accounting firm;

•
reviewing the experience and qualifications of the lead partner of the independent registered public accounting firm each year, determining that all partner rotation requirements are executed, and considering whether there should be rotation of the independent auditor itself;

•	establishing clear policies for hiring current and former employees of the independent registered public accounting firm;
•	overseeing MiniMed’s compliance with applicable legal and regulatory requirements;
•	advising MiniMed’s Board with regard to MiniMed’s policies and procedures regarding compliance with laws and regulations;
•
reviewing with MiniMed’s General Counsel and independent registered public accounting firm: legal matters that may have a material impact on the financial statements; any fraud involving management or other employees who have a significant role in MiniMed’s internal controls; compliance policies; and any material reports or inquiries received from regulators, governmental agencies or employees that raise material issues regarding the financial statements and accounting or compliance policies;

•
reviewing annual audited financial statements with management and the independent registered public accounting firm and recommending to MiniMed’s Board whether the financial statements should be included in MiniMed’s Annual Report on Form 10-K;

•	reviewing and discussing with management and the independent registered public accounting firm quarterly financial statements;

•
reviewing major issues and changes to MiniMed’s accounting and auditing principles and practices, including analyses of the effects of alternative and non-GAAP financial measures, regulatory and accounting initiatives, and off-balance sheet structures on the financial statements;

•
discussing policies with respect to risk assessment and risk management, including risks affecting the financial statements, operations, business continuity, and reputation and the reliability and security of MiniMed’s information technology and security systems (including cybersecurity and emerging technologies such as artificial intelligence), and the steps MiniMed management has undertaken to monitor and control such exposures;

•	preparing the report of MiniMed’s Audit Committee as required by the rules and regulations of the SEC;
•	meeting with the independent registered public accounting firm prior to the audit to review the scope and planning of the audit;
•	reviewing the results of the annual audit examination;
•	reviewing with the independent registered public accounting firm its evaluation of MiniMed’s identification of, accounting for, and disclosure of related party transactions;
•	reviewing with the independent registered public accounting firm the performance of MiniMed’s internal audit function and the results of any significant internal audits;
•	overseeing the appointment and performance assessment of the head of the internal audit function;
•	receiving reports from management relating to the Company’s code of conduct and code of ethics for senior financial officers;
•
periodically overseeing assessments and making recommendations to MiniMed’s Board regarding MiniMed’s actions and controls to address material patient safety, product quality and security issues, and field actions, and MiniMed’s interactions with external regulators; and

•
establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meeting privately in separate sessions periodically with MiniMed management, internal auditors, and the independent registered public accounting firm.

MiniMed’s Audit Committee may form and delegate authority to subcommittees as it deems appropriate. MiniMed’s Audit Committee also may delegate certain of its responsibilities to one or more designated executives or committees in accordance with applicable laws, regulations, and plan requirements.
Audit Committee Pre-Approval Policies
Rules adopted by the SEC require public company audit committees to pre-approve audit and non-audit services provided by a company’s independent registered public accounting firm. The Company’s Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related, tax and other permissible non-audit services are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Company obtains the approval of the Audit Committee before engaging the independent registered public accounting firm. The policies require the Audit Committee to be informed of each service, and do not permit any delegation of the Audit Committee’s responsibilities to management. The Audit Committee has delegated certain pre-approval authority to the Chair of the Audit Committee, but the Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Compensation and Talent Committee
The current members of MiniMed’s Compensation and Talent Committee are David Endicott, Kevin Lofton, Laura Mauri, Matt Walter, and Tim Wicks, and Tim Wicks serves as Chair of the Compensation and Talent Committee. MiniMed’s Board has determined that each of David Endicott, Kevin Lofton and Tim Wicks is independent under the rules of Nasdaq and under Rule 10C-1 under the Exchange Act. MiniMed has availed itself of the “controlled company” exemption under the corporate governance rules of Nasdaq which exempts MiniMed from the requirement that it have a compensation committee composed entirely of independent directors. In addition, the Compensation and Talent Committee has also established a sub-committee (the “Section 16 Subcommittee”) consisting of Kevin Lofton and Tim Wicks, independent directors that qualify as “non-employee directors”, as defined under Rule 16b-3 of the Exchange Act. The Compensation and Talent Committee has delegated to the Section 16 Subcommittee the nonexclusive authority to grant awards to any individuals subject to Section 16 of the Exchange Act eligible to receive awards under any of our former, current, and future incentive and equity-based plans in order to ensure compliance with Section 16 and Rule 16b-3 of the Exchange Act.
The responsibilities of MiniMed’s Compensation and Talent Committee include:
•	periodically reviewing MiniMed’s executive compensation philosophy and significant other compensation programs;
•	providing oversight and recommending company-wide incentive compensation and equity-based compensation programs;
•	annually reviewing compensation programs of senior management, defined as any person who meets the definition of “officer” under Section 16 of the Exchange Act;
•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and all other senior management;
•	annually determining and approving the total compensation of the Chief Executive Officer, based on its own evaluation of performance in light of the goals and objectives;
•	annually reviewing and approving the total compensation of all other senior management;
•	reviewing and approving stock and other long-term incentive awards;
•	reviewing and administering the Clawback Policy;
•	reviewing and approving severance arrangements for senior management and recommending changes to MiniMed’s Board as needed;
•
reviewing and discussing with management the Compensation Discussion and Analysis (“CD&A”) required by the rules of the SEC and recommending to MiniMed’s Board the inclusion of the CD&A in MiniMed’s annual proxy statement;

•
assisting MiniMed in reviewing results of any stockholder advisory votes on executive compensation, responding to other stockholder communications that relate to the compensation of executive officers, and reviewing and recommending to MiniMed’s Board for approval the frequency with which it will conduct stockholder advisory votes;

•	reviewing, administering, and monitoring compliance with MiniMed’s Stock Ownership and Retention Policy;
•	review and recommend to MiniMed’s Board director compensation, as well as director’s and officer’s indemnification and insurance matters;
•	preparing the Compensation and Talent Committee’s report to be included in MiniMed’s annual proxy statement; and
•	assessing risk relating to MiniMed’s compensation policies and practices.
MiniMed’s Compensation and Talent Committee may form and delegate authority to subcommittees as it deems appropriate. MiniMed’s Compensation and Talent Committee also may delegate certain of its responsibilities to one or more designated executives or committees in accordance with applicable laws, regulations, and plan requirements.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are Scott Cundy, D. Keith Grossman, Bob Hopkins, and Kevin Lofton, and Kevin Lofton serves as Chair of the Nominating and Corporate Governance Committee. MiniMed’s Board has determined that each of D. Keith Grossman and Kevin Lofton is independent under the rules of Nasdaq. MiniMed has availed itself of the “controlled company” exemption under the corporate governance rules of Nasdaq which exempts MiniMed from the requirement that it have a nominating and corporate governance committee composed entirely of independent directors.

The responsibilities of MiniMed’s Nominating and Corporate Governance Committee include:
•
formulating MiniMed’s policies and procedures for identifying a pool of qualified director candidates and for evaluating and recommending candidates to MiniMed’s Board for nomination for election as directors;

•
implementing MiniMed’s Nominating and Corporate Governance Committee’s policies to identify, evaluate, and recommend to MiniMed’s Board individuals for MiniMed’s Board to nominate for election as directors;

•	reviewing and making recommendations to MiniMed’s Board regarding whether members of MiniMed’s Board should stand for re-election;
•	considering matters relating to the retirement of a director;
•	considering any resignation offered by a director;
•	coordinating and overseeing the annual evaluation process for MiniMed’s Board and its committees;
•
recommending to MiniMed’s Board to serve as members of each committee and recommending any changes to MiniMed’s Board or standing committees that MiniMed’s Nominating and Corporate Governance Committee believes desirable;

•	reviewing, in accordance with MiniMed’s related person transaction policies and procedures, transactions and relationships with related parties that are required to be approved or ratified thereunder;
•	reviewing MiniMed’s related person transaction policies and procedures on a periodic basis and recommending changes to MiniMed’s Board;
•	monitoring emerging corporate governance trends and overseeing and evaluating MiniMed’s corporate governance policies and programs to align with market best practices;
•	reviewing MiniMed’s Corporate Governance Guidelines at least annually and recommending changes to MiniMed’s Board to align with market best practices;
•	reviewing stockholder proposals and recommending to MiniMed’s Board proposed MiniMed responses to such proposals;
•
reviewing the independence standards under the corporate governance standards of Nasdaq and providing at least annually to MiniMed’s Board MiniMed’s Nominating and Corporate Governance Committee’s assessment of which directors should be deemed independent directors;

•
reviewing at least annually the requirements for designation as an audit committee “financially sophisticated” member and “financial expert” under the applicable rules of Nasdaq and the SEC and determining which directors are “financially sophisticated” members and “financial experts”;

•	overseeing and reviewing on a periodic basis the continuing education program for directors and the orientation program for new directors;
•	reviewing MiniMed’s corporate political contributions in accordance with MiniMed’s political contribution guidelines;
•	reviewing MiniMed’s actions and governance policies relating to the impact of MiniMed’s business operations on employees, citizens, communities, and the environment; and
•	receiving reports from management regarding MiniMed’s Code of Business Conduct and Ethics for Members of the Board of Directors.
MiniMed’s Nominating and Corporate Governance Committee may form and delegate authority to subcommittees as it deems appropriate. MiniMed’s Nominating and Corporate Governance Committee also may delegate certain of its responsibilities to one or more designated executives or committees in accordance with applicable laws, regulations, and plan requirements.

Director Skills and Demographic Information
MiniMed’s directors’ primary skills and experiences are highlighted in the following matrix The matrix is intended as a high-level summary and not an exhaustive list of each director’s skills or contributions to our Board.

	Kevin Lofton	Linnea Burman	Scott Cundy	Que Dallara	Glenn Eisenberg	David Endicott	Keith Grossman	Bob Hopkins	Laura Mauri	Matt Walter	Tim Wicks
Skills & Experience
CEO Experience	✔			✔		✔	✔				✔
CFO / Financial					✔			✔			✔
MedTech / Diabetes	✔	✔	✔	✔		✔	✔	✔	✔	✔
P&L Experience	✔	✔		✔	✔	✔	✔				✔
Prior Split-Off/Spin-Off Experience				✔	✔	✔	✔	✔			✔
Manufacturing / High Volume Automation				✔	✔
PBM/Pharmacy/Payor											✔
Consumer / Direct to Consumer Experience				✔		✔
Prior Public Board	✔			✔	✔	✔	✔				✔
Legal / Regulatory / Risk Management	✔		✔	✔			✔		✔	✔
Clinical / Medical			✔						✔

Based on our directors’ self-identified demographic information: three of our directors identify as female; eight of our directors identify as male; two of our directors identify as Asian; one of our directors identifies as black or African American; and eight of our directors identify as white.
Director Independence
MiniMed’s Board has undertaken a review of the independence of each of its directors. Based on information provided by MiniMed’s directors concerning their background, employment, and affiliations, MiniMed’s Board has determined that Kevin Lofton, Glenn Eisenberg, David Endicott, D. Keith Grossman, and Timothy A. Wicks qualify as “independent” under the rules of Nasdaq. In assessing the independence of each of its directors, MiniMed’s Board considered the relationships that each director has with MiniMed and with Medtronic as well as all other facts and circumstances that it deemed relevant to assess the independence of each of its directors.
In addition, MiniMed’s Board has determined that Glenn Eisenberg, D. Keith Grossman and Timothy A. Wicks, who serve on our Audit Committee, and Timothy A. Wicks, David Endicott, and Kevin Lofton, who serve on our Compensation and Talent Committee, satisfy the additional independence and qualification criteria applicable to directors serving on such committees under Nasdaq listing requirements and SEC rules.
MiniMed’s Board assesses, at least annually, the independence of each of its directors and makes a determination as to which of its directors are independent.
Director Compensation
Effective March 6, 2026, MiniMed’s Board adopted a compensation program for MiniMed’s non-employee Directors (Directors who are not serving as employees of MiniMed, Medtronic (as long as Medtronic beneficially owns a majority of the voting power of the MiniMed Common Stock), or their respective subsidiaries or affiliates), consisting of an:
•	annual cash retainer for each MiniMed non-employee director of $70,000;
•	annual grant of restricted stock units for each MiniMed non-employee director with a grant date target value of $250,000;
•	additional annual cash retainer for the members of the MiniMed Audit, Compensation and Talent, and Nominating and Corporate Governance Committees of $12,500, $10,000, and $7,500, respectively;
•
additional annual cash retainer for the chairs of the MiniMed Audit, Compensation and Talent, and Nominating and Corporate Governance Committees of $25,000, $20,000, and $15,000, respectively which is inclusive of the committee member retainer; and

•	additional annual cash retainer for the non-executive chair of MiniMed’s Board of $70,000.

Cash retainers are paid in arrears in quarterly installments.
Restricted stock units are expected to generally be granted on the date of MiniMed’s annual stockholder meetings and vest in full (100%) on the first anniversary of the grant date, subject to continued service on MiniMed’s Board through such date.
Additionally, on March 9, 2026, upon completion of MiniMed’s initial public offering, MiniMed’s Board granted restricted stock unit awards under the MiniMed Long-Term Incentive Plan (the “MiniMed LTIP”) to each of Glenn Eisenberg, D. Keith Grossman, Kevin Lofton, and Tim Wicks, as the non-employee Directors of MiniMed’s Board, as an additional one-time award in recognition of each of their contributions prior to MiniMed’s initial public offering (the “IPO Non-Employee Director Grants”). The number of restricted stock units granted to each Non-Employee Director was determined by dividing the applicable grant date target value of $250,000 (or, in the case of Kevin Lofton as Chair of MiniMed’s Board, $500,000) by the closing price of a share of MiniMed Common Stock on March 9, 2026. The IPO Non-Employee Director Grants will vest in full (100%) on the first anniversary of the completion of MiniMed’s initial public offering, generally subject to the continued service of the non-employee Director through the vesting date.
Fiscal Year 2026 Non-Employee Director Compensation Table
The following table outlines the compensation paid to MiniMed’s non-employee directors for fiscal year 2026. No compensation for service as directors on MiniMed’s Board was provided to MiniMed’s CEO Ms. Dallara or to MiniMed’s directors who are employees of Medtronic. In connection with the Separation, effective as of March 6, 2026, Brian Sandstrom resigned as the sole Director and the size of MiniMed’s Board was increased from one to nine members. Kevin E. Lofton was appointed as Chair of MiniMed’s Board, and Que Dallara, Glenn Eisenberg, D. Keith Grossman, Robert (Bob) A. Hopkins, Laura Mauri, Brett A. Wall, Matthew (Matt) R. Walter, and Timothy (Tim) A. Wicks were appointed as members of MiniMed’s Board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Kevin E. Lofton	22,418	500,004	522,422
Glenn Eisenberg	12,908	250,002	262,910
D. Keith Grossman	12,228	250,002	262,230
Robert (Bob) A. Hopkins(3)	—	—	—
Laura Mauri(3)	—	—	—
Brett A. Wall(3)	—	—	—
Matthew (Matt) R. Walter(3)	—	—	—
Timothy (Tim) A. Wicks	13,927	250,002	263,929
Brian Sandstrom(3)	—	—	—

(1)
Directors serving less than a full year receive prorated cash retainers based on the number of months served on MiniMed’s Board and any committees, if applicable. For fiscal year 2026, each non-employee director received approximately 54% of their applicable cash retainers for the fourth quarter of fiscal year 2026.

(2)
This column represents the grant date fair values of the IPO Non-Employee Director Grants, which were calculated in accordance with FASB ASC Topic 718. Information regarding the assumptions used to calculate these amounts is incorporated by reference to Note 9, “Stock-based Compensation,” to the consolidated financial statements in MiniMed’s Annual Report on Form 10-K for fiscal year 2026.

(3)	As employees of Medtronic, Mr. Hopkins, Ms. Mauri, Mr. Wall, Mr. Walter and Mr. Sandstrom did not receive any compensation for their service as directors.

Restricted Stock Unit Holdings as of Fiscal Year End
Non-employee Directors held the following outstanding restricted stock units and deferred stock units as of April 24, 2026:

Name	Stock Awards(1)
Glenn Eisenberg	13,889
D. Keith Grossman	13,889
Kevin E. Lofton	27,778
Timothy (Tim) A. Wicks	13,889

(1)
Represents the number of MiniMed RSUs unvested as of April 24, 2026. The RSUs were granted to each non-employee director on March 9, 2026 and vest in full on the first anniversary of the completion of MiniMed’s initial public offering, generally subject to the continued service of the non-employee director through the vesting date.

Related Party Transactions and Other Matters
MiniMed’s Board has adopted written related person transaction policies and procedures. These policies and procedures require that all “interested transactions” (as defined below) between MiniMed or any of its subsidiaries and a “related person” (as defined below) will be subject to approval or ratification by MiniMed’s Nominating and Corporate Governance Committee if composed exclusively of independent directors or, in the absence of such a committee, a majority of the independent directors then serving on MiniMed’s Board (in each case, the “MiniMed Related Person Transaction Committee”). In determining whether to approve or ratify such transactions, the MiniMed Related Person Transaction Committee considers, among other factors it deems appropriate, whether the interested transaction is on the same terms as are generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and any other information regarding the interested transaction or the related person that would be material to investors in light of the circumstances. An interested transaction may be approved only if it is determined in good faith that, under all of the circumstances, the interested transaction is in the best interests of MiniMed and MiniMed’s stockholders. In addition, the MiniMed Related Person Transaction Committee reviews certain categories of interested transactions and deems them to be pre-approved or ratified. Finally, the policies provide that no MiniMed director shall participate in any discussion or vote regarding an interested transaction for which he or she is a related person, except that such director shall provide all relevant information concerning the interested transaction to the MiniMed Related Person Transaction Committee.
Under the policies, an “interested transaction” is defined as any transaction, arrangement, or relationship or series of similar transactions, arrangements, or relationships (including any indebtedness or any guarantee of indebtedness) in which:
•	the aggregate amount involved will or may be expected to exceed $120,000;
•	MiniMed or one of its subsidiaries is a participant; and
•	any related person has or will have a direct or indirect interest.
An “interested transaction” includes a material amendment or modification to an existing interested transaction.
A “related person” is defined as any:
•
person who is or was (since the beginning of the last fiscal year for which MiniMed has filed a Form 10-K and proxy statement) one of MiniMed’s executive officers, directors, or nominees for election as a MiniMed director (even if they do not presently serve in that role);

•	greater than 5% beneficial owner of MiniMed Common Stock; or
•	immediate family member of any of the foregoing, as such terms are interpreted under Item 404 of Regulation S-K.
MiniMed’s related person transaction policies and procedures were not in effect at the time MiniMed entered into the agreements with Medtronic described below under “—Agreements Entered into in Connection with the Separation.” Each of the agreements between Medtronic and MiniMed that were entered into prior to the Separation, and any transactions contemplated thereby, are deemed to have been approved and not subject to the terms of MiniMed’s related person transaction policies or procedures.

Relationship between Medtronic and MiniMed
On May 21, 2025, Medtronic announced its intention to separate its Diabetes Operating Unit. MiniMed was incorporated in Delaware on February 27, 2025 in connection with the Separation and was formed to ultimately hold, directly or indirectly, and conduct certain operational activities in anticipation of the planned separation of, the Diabetes Operating Unit. Prior to the Separation, MiniMed was a wholly owned subsidiary of Medtronic and all of the outstanding shares of MiniMed Common Stock were owned by Medtronic.
Medtronic has historically provided certain corporate services to MiniMed, and costs associated with these services have been allocated to MiniMed in MiniMed’s consolidated financial statements. The allocations include certain expenses for services from Medtronic that may have been historically allocated to the Diabetes Operating Unit, including, but not limited to: insurance; warehousing, distribution, and logistics; quality; regulatory; compliance; EHS; finance; tax; investor relations; treasury; human resources; benefits administration; procurement; demand and supply planning; information technology systems and infrastructure; legal; corporate strategy and corporate development; corporate governance; other professional services; and general commercial support functions. The allocations may not reflect the expenses the Diabetes Operating Unit would have incurred if it had been a standalone company for the periods presented. All such amounts have been deemed to have been incurred and settled by the Diabetes Operating Unit in the period in which the costs were recorded. All of these expenses have been allocated on a basis considered reasonable by MiniMed management, using either specific identification when identifiable, or proportional allocations determined on the basis of revenue, usage, headcount, or other measures. Medtronic and its affiliates will continue to provide certain services related to these functions on a transitional basis pursuant to the Transition Services Agreement (as defined below), the Transition Manufacturing and Supply Agreement (as defined below), and other transitional agreements. Following the completion of the Separation, MiniMed assumes responsibility for all of its standalone public company costs, including the costs of corporate services provided by Medtronic and its affiliates to MiniMed prior to the Separation.
Agreements Entered into in Connection with the Separation
Medtronic and MiniMed have entered into a separation agreement (the “Separation Agreement”). The Separation Agreement contains key provisions relating to the Separation and the Divestment. In connection with the Separation, Medtronic and MiniMed also entered into various other agreements that, together with the Separation Agreement, provide for certain transactions to effect the transfer of the assets and liabilities of the Diabetes Operating Unit to MiniMed and have resulted in the separation of MiniMed’s business from Medtronic.
The agreements MiniMed entered into with Medtronic in connection with the Separation, in addition to the Separation Agreement, include:
•	the Tax Matters Agreement;
•	the Employee Matters Agreement;
•	the Intellectual Property Cross-License Agreements;
•	the Trademark Agreements;
•	the Transition Services Agreement;
•	the Registration Rights Agreement;
•	the Juncos Lease and Master Services Agreements; and
•	the Transition Manufacturing and Supply Agreement.
These agreements, together with the Separation Agreement, govern various interim and ongoing relationships between Medtronic and MiniMed following the Separation. The material terms of the Separation Agreement and the other agreements MiniMed entered into with Medtronic in connection with the Separation are summarized below.
Separation Agreement
Medtronic and MiniMed have entered into the Separation Agreement. The Separation Agreement sets forth MiniMed’s agreements with Medtronic regarding the principal actions to be taken in connection with the Separation. The Separation Agreement also sets forth other agreements that govern aspects of MiniMed’s relationship with Medtronic following the completion of the Separation.

Transfer of Assets and Assumption of Liabilities
The Separation Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary to effect the Separation. In exchange for these assets, MiniMed, as consideration, assumed the liabilities associated with the assets of the Diabetes Operating Unit and issued to Medtronic shares of MiniMed Common Stock. In connection with the transfer of assets to MiniMed, MiniMed (i) retained $309 million of the net proceeds from its initial public offering such that, immediately following the completion of the offering, it had approximately $350 million of cash on hand, and (ii) used the excess of the net proceeds over $309 million to repay (or cause one or more of its subsidiaries to repay) intercompany debt owed to Medtronic under a note.
The Separation Agreement provides that such transfers and assumptions result in MiniMed generally holding (1) all assets primarily related to, or used or held for use primarily in connection with, MiniMed’s business or operations and (2) all liabilities to the extent relating to, arising out of, or resulting from the past, current, or future operation or conduct of its business or assets. However, the Separation Agreement also provides that certain assets and liabilities are to be allocated between Medtronic and MiniMed without regard to such general rule, including certain specified environmental liabilities retained by Medtronic and intellectual property allocated based on exclusive use, such that MiniMed receives only intellectual property that is exclusively used in or related to the Diabetes Operating Unit, although the patents that MiniMed receives are specified on a schedule to the Separation Agreement, with certain shared or dual-use intellectual property addressed through the Intellectual Property Cross-License Agreements and the Trademark Agreements (each as defined below).
In addition, MiniMed and Medtronic have agreed to use their respective reasonable best efforts to divide, partially assign, modify, or replicate (in whole or in part) the other party’s rights and obligations under and in respect of any contract or agreement that relates in any material respect to Medtronic and MiniMed’s businesses. The Separation Agreement also provided for the settlement or extinguishment of certain liabilities and other obligations between Medtronic and MiniMed.
Intercompany Arrangements
All agreements, arrangements, commitments, and understandings, including most intercompany accounts payable or accounts receivable, between Medtronic, on the one hand, and MiniMed, on the other hand, terminated effective as of the consummation of the Separation, except specified agreements and arrangements that are either (1) intended to survive the Separation or (2) between a Deferred Local Business (as defined below under “—Deferred Markets”), on the one hand, and Medtronic, on the other hand.
Credit Support
Other than as contemplated by the immediately following sentence, MiniMed agreed to use its reasonable best efforts to arrange, prior to the completion of the Separation, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit, or similar assurances of credit support currently provided by or through Medtronic or any of its subsidiaries for the benefit of MiniMed’s business and agreed to indemnify Medtronic for any costs incurred in connection with any such assurance of credit support that survived the completion of the Separation. Medtronic has agreed to guarantee certain of MiniMed’s payment obligations to Blackstone Life Sciences Advisors L.L.C. (“Blackstone) under certain agreements with affiliates of Blackstone, and MiniMed’s obligation to reimburse Medtronic for any amounts paid under such guarantees survives the Separation.
Representations and Warranties
In general, neither Medtronic nor MiniMed makes any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party, or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation Agreement, any other agreement MiniMed entered into with Medtronic in connection with the Separation, or any tax certificate or representation letter delivered in connection with the Separation, all assets are transferred on an “as is,” “where is” basis.
Deferred Markets
The Separation Agreement provides that, in order to ensure compliance with applicable law, to obtain necessary governmental approvals and other consents, and for other business reasons, Medtronic and MiniMed will defer until after the completion of the Separation the transfer of certain assets and assumptions of certain liabilities of MiniMed’s businesses in certain jurisdictions (each, a “Deferred Local Business”). Medtronic and MiniMed deferred the transfer of 1% of MiniMed’s total assets and 6% of MiniMed’s total liabilities.
With respect to certain Deferred Local Businesses, Medtronic and MiniMed entered into a net economic benefit arrangement, pursuant to which, among other things, Medtronic will transfer to MiniMed the net profits from the operation of each such Deferred Local Business (or, in the event the operations of any such Deferred Local Business result in net losses to Medtronic, MiniMed will reimburse Medtronic for the amount of such net losses). MiniMed will control pricing and other strategic decisions in relation to products subject to the net economic benefit arrangement and maintain the risk of loss for all products subject to the net economic benefit arrangement, even if Medtronic has legal title to such products or stores such products in its facilities. MiniMed will reimburse Medtronic for any amounts paid to customers for returned products, for bad debts, for a service reimbursement fee that includes costs of freight, duties, employee compensation, marketing expenses, administrative expenses and other expenses, costs, penalties, fines, or liabilities incurred by Medtronic in relation to the Deferred Local Businesses and will be responsible for costs related to a recall or a similar event. Until such time as a Deferred Local Business has been transferred to MiniMed, the Separation Agreement generally provides that, subject to the net economic benefit agreement, (1) Medtronic will use reasonable best efforts to (x) provide MiniMed with the economic and operational claims, rights, benefits, and burdens that would accrue to MiniMed if such Deferred Local Businesses were conveyed and transferred to (or assumed by) MiniMed as of the Separation, including the net profits or losses associated with the ownership of such Deferred Local Business, and (y) reasonably cooperate with MiniMed, at MiniMed’s expense, to enforce any rights of the Deferred Local Business that are available against any third party; (2) Medtronic and, if applicable, such Deferred Local Business will hold in trust for and pay to MiniMed promptly upon receipt thereof, any proceeds received in respect of the Deferred Local Business, net of any liabilities and taxes with respect thereto; and (3) MiniMed will pay, perform, and discharge fully when due all obligations, and indemnify Medtronic in respect of the Deferred Local Business and provide such Deferred Local Business and Medtronic, as applicable, such supply, maintenance, support, or other services that may be required.
The transfers of the Deferred Local Businesses are subject to the satisfaction of conditions, certain of which are beyond Medtronic or MiniMed’s control, including MiniMed’s obtaining certain licenses and permits. As a result, there can be no assurance when such Deferred Local Businesses will ultimately be transferred to MiniMed, if ever.
Delayed or Improper Transfers
In the event that it is discovered any time after the Separation that there was an omission of transfer or conveyance by Medtronic or MiniMed of any assets or liabilities, as the case may be, Medtronic and MiniMed will agree to use their respective reasonable best efforts to promptly effect any such transfer, conveyance, acceptance, or assumption of such assets or liabilities. In addition, in the event that it is discovered any time after the Separation that there was an improper transfer or conveyance, or acceptance or assumption of any asset or liability, as the case may be, Medtronic and MiniMed will agree to use their respective reasonable best efforts to promptly transfer or convey such asset or liability back to the transferring or conveying party or to rescind any acceptance or assumption of such asset or liability. Further, to the extent that any transfer or conveyance of an asset (subject to certain exceptions as described in the Separation Agreement) required by the Separation Agreement to be so transferred, conveyed, accepted, or assumed was not completed on or prior to the Separation, Medtronic and MiniMed also agreed to use their respective reasonable best efforts to effect such transfer, conveyance, acceptance, or assumption as promptly following the date of the Separation as reasonably practicable.
Subsequent Stock Issuances
The Separation Agreement provides that, prior to the Divestment, MiniMed will not issue any shares of MiniMed Common Stock without the prior written consent of Medtronic, which consent may be withheld in Medtronic’s sole discretion. Further, regardless of whether or not Medtronic consents to any such stock issuance, in no case prior to the Divestment may any issuance of shares of MiniMed Common Stock result in Medtronic owning less than 80.1% of the voting power of shares of MiniMed Common Stock eligible to vote in the election of MiniMed’s directors.
Exchange of Information
Medtronic and MiniMed have each agreed to provide each other with information relating to periods prior to the completion of the Separation which is reasonably necessary to (1) comply with reporting, disclosure, filing, notification, or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative, and other proceedings, (2) at any time prior to the fifth anniversary of the Separation, satisfy audit, accounting, regulatory, litigation, and other similar requirements, or (3) comply with any obligations under the Separation Agreement or any related agreement in connection with the Separation. Medtronic and MiniMed also agreed to provide each other with information to the extent relating to Medtronic and its business or assets or MiniMed and MiniMed’s business and assets, respectively.
In addition, MiniMed will agree to comply with certain covenants relating to MiniMed’s financial reporting for so long as Medtronic is required to consolidate MiniMed’s results of operations and financial position or to account for Medtronic’s investment in MiniMed under the equity method of accounting, and following the end of such period, for so long as Medtronic’s financial statements remain subject to audit or review for any fiscal year or interim period during which such consolidation or equity method accounting occurred. These covenants will include, among others, covenants regarding:
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during the period in which Medtronic consolidates MiniMed’s results or accounts for Medtronic’s investment in MiniMed under the equity method, delivery of monthly, quarterly, and annual financial information, periodic budgets and financial projections, and supporting schedules, workpapers, and other financial information to Medtronic;

•	maintenance of certain disclosure and financial controls;
•	provision to Medtronic of access to MiniMed’s auditors and certain books and records related to internal accounting controls or operations;
•	cooperation with Medtronic to the extent reasonably requested by Medtronic in the preparation of Medtronic’s public filings and press releases; and
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selection of MiniMed’s independent auditors, which will require Medtronic’s prior written consent (not to be unreasonably withheld, conditioned, or delayed) if MiniMed seeks to select an accounting firm other than PwC (or its affiliate accounting firms), unless required by law or directed by Medtronic in accordance with a change in its accounting firm.

Divestment or Other Disposition
Medtronic has the sole and absolute discretion, subject to applicable law, to determine the terms of, and whether and when to proceed with, any disposition of the shares of MiniMed Common Stock owned by Medtronic. MiniMed is required to cooperate with Medtronic to effect any such subsequent Divestment or other disposition.
Release of Claims
Medtronic and MiniMed each agreed, subject to certain exceptions, to release the other party and its affiliates, successors, and assigns and all persons that, at or prior to the completion of the Separation, have been the other party’s shareholders, directors, officers, agents, or employees, and their respective heirs, executors, administrators, successors, and assigns, from any and all claims against any of them that arose out of or related to events, circumstances, or actions occurring or failing to occur or any conditions existing at or prior to the completion of the Separation.
Indemnification
Medtronic and MiniMed have each agreed to indemnify the other party and each of the other party’s current and former shareholders, directors, officers, agents, and employees, and each of the heirs, executors, successors, and assigns of any of them, against certain liabilities incurred in connection with the Separation and Medtronic and MiniMed’s respective businesses. The Separation Agreement also specifies procedures regarding claims subject to indemnification.
Management of Legal and Remedial Actions
The Separation Agreement governs the management and direction of pending and future legal actions in which Medtronic or MiniMed is named as a party. In general, neither Medtronic nor MiniMed may resolve any legal action without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, or delayed) if such resolution (1) contains any finding or admission of any violation of law by such other party, (2) would result in any non-monetary remedy against such other party, or (3) does not include a full and unconditional release of such other party (to the extent such other party is a named party in the legal action). The Separation Agreement also governs the management of any future environmental remedial actions that are subject to indemnification or reimbursement pursuant to the Separation Agreement.

Insurance
Following the completion of the Separation, MiniMed does not have access to, nor the right to make any claims under, Medtronic’s insurance policies for any events, actions, or circumstances that occur after the Separation. The Separation Agreement provides for the allocation between the parties of rights and obligations under existing insurance policies with respect to claims covered by Medtronic’s existing insurance policies prior to the Separation and sets forth procedures for the administration of insured claims and related matters. Because Medtronic self-insures most of its insurable risks, MiniMed will only be able to assert limited claims related to its liabilities under Medtronic’s insurance policies for select events that occurred prior to the Separation, subject to Medtronic’s primary control over such claims, the terms and conditions of the relevant insurance policies, and the limited nature of Medtronic’s insurance coverage. MiniMed will be responsible (including, upon the request of Medtronic, by reimbursement to Medtronic for amounts paid or payable by it) for the reimbursement liability (including any deductible, coinsurance, or retention payment) related to its portion of the liability, unless otherwise agreed in writing by Medtronic. Additionally, each calendar year commencing with the first full calendar year following the Separation, MiniMed will pay to Medtronic an upfront payment not to exceed $1 million per calendar year, which amount shall be determined by Medtronic in good faith based on Medtronic’s reasonable estimate of the aggregate amount of pre-Separation insurance claims that MiniMed will be required to reimburse for purposes of Medtronic’s coverage of any upfront payments required in connection with MiniMed’s insurance claims.
Dispute Resolution
Medtronic and MiniMed will attempt in good faith to resolve disputes arising under the Separation Agreement by negotiation among their respective senior officers. Any dispute unable to be resolved through this process may be referred to non-binding mediation for resolution. If Medtronic and MiniMed are unable to resolve a dispute through negotiation or mediation, then either Medtronic or MiniMed may submit the dispute to the Court of Chancery of the State of Delaware or, in certain circumstances, to an alternative court in the State of Delaware.
Tax Matters Agreement
Medtronic and MiniMed have entered into a tax matters agreement (the “Tax Matters Agreement”). The Tax Matters Agreement governs Medtronic and MiniMed’s respective rights, responsibilities, and obligations following the Separation with respect to tax matters, including tax liabilities, tax attributes, tax returns, and tax contests. In addition, the Tax Matters Agreement imposes certain restrictions on MiniMed and its subsidiaries (including, among others, restrictions on share issuances, business combinations, sales of assets, and similar transactions) intended to preserve the generally tax-free status of various transactions related to the Separation and the Divestment.
Allocation of Taxes
Under the Tax Matters Agreement, Medtronic is generally responsible for (1) all taxes with respect to or required to be reported on tax returns that only include Medtronic or one of its subsidiaries (and not MiniMed or one of its subsidiaries) for all tax periods, (2) all taxes imposed on a consolidated tax return group that includes Medtronic or its subsidiaries and MiniMed or its subsidiaries, and state and foreign income, franchise, capital gain, withholding, and similar taxes imposed on a consolidated, combined, or unitary tax return group (or similar tax group under non-U.S. law) that includes Medtronic or one of its subsidiaries with respect to taxable periods (or portions thereof) that end on or prior to the date of the completion of the Separation, and (3) all taxes imposed on a consolidated tax return group that includes Medtronic or its subsidiaries and MiniMed or its subsidiaries, and state and foreign income, franchise, capital gain, withholding, and similar taxes imposed on a consolidated, combined, or unitary tax return group (or similar tax group under non-U.S. law) that includes Medtronic or one of its subsidiaries, in each case that do not relate to MiniMed’s business, for all taxable periods (or portions thereof) that end after the date of the completion of the Separation, except MiniMed will be responsible for taxes resulting from any breach of certain covenants made by MiniMed in the Tax Matters Agreement or other Separation-related agreements. MiniMed will generally be responsible for all U.S. federal, state, or foreign income, franchise, capital gain, withholding, or similar taxes (1) imposed on a consolidated, combined, or unitary tax return group (or similar tax group under non-U.S. law) that includes Medtronic or its subsidiaries and MiniMed or its subsidiaries, in each case that relate to MiniMed’s business that was separated from Medtronic and transferred to MiniMed pursuant to the Separation Agreement (and other agreements), for all taxable periods (or portions thereof) that end after the date of the completion of the Separation and (2) imposed on a separate return basis on MiniMed (or any of its subsidiaries or any subgroup consisting solely of MiniMed and its subsidiaries), as applicable, for all tax periods, except Medtronic will be responsible for taxes resulting from any breach of any covenant made by

Medtronic in the Tax Matters Agreement or other Separation-related agreements. Under the Tax Matters Agreement, Medtronic will be responsible for certain taxes arising as a result of the Separation, as determined by Medtronic in its discretion. Further, Medtronic and MiniMed will also each be responsible for 50% of certain unanticipated tax liabilities arising from a failure of certain steps of the Separation, including certain internal reorganization transactions undertaken in anticipation of the Divestment, and the Divestment to qualify as transactions that are generally tax-free for U.S. federal income tax purposes.
Neither Medtronic nor MiniMed’s obligations under the Tax Matters Agreement are limited in amount or subject to any cap. In addition, because certain of MiniMed’s subsidiaries were members of a consolidated U.S. federal income tax group that includes certain subsidiaries of Medtronic, such subsidiaries have (and will continue to have following the Separation and the Divestment) joint and several liability with such subsidiaries of Medtronic to the IRS for the consolidated U.S. federal income taxes of such members of the Medtronic group relating to the taxable periods in which MiniMed was part of the group.
Preservation of the Generally Tax-Free Status of Certain Steps of the Separation and the Divestment
The Divestment is conditioned on, among other things, the receipt of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP to Medtronic to the effect that the Divestment will qualify as a tax-free transaction to Medtronic and its shareholders that participate in the Divestment for U.S. federal income tax purposes under Section 355 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), except with respect to the receipt of cash in lieu of fractional shares (the “Tax Opinion”) substantially to the effect that, among other things, the Divestment will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Code, and Medtronic having sufficient distributable reserves to effect the Divestment.
In addition, the Tax Matters Agreement imposes certain restrictions on MiniMed and its subsidiaries (including, among others, restrictions on share issuances, business combinations, sales of assets, and similar transactions) intended to preserve the generally tax-free status of the Separation and the Divestment. The Tax Matters Agreement provides special rules that allocate tax liabilities in the event either (1) the Divestment and certain related transactions fail to qualify as transactions that are generally tax-free or (2) any internal separation transaction that is intended to qualify as a transaction that is generally tax-free fails to so qualify. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes and related amounts imposed on Medtronic or MiniMed (or such entity’s respective subsidiaries) that arise from the failure to so qualify, to the extent that the failure to so qualify is attributable to actions, events, or transactions relating to such party’s respective shares, assets, or business, or a breach of, or inaccuracy in, the relevant representations or covenants made by that party in the Tax Matters Agreement. MiniMed’s indemnification obligations to Medtronic under the Tax Matters Agreement are not limited in any amount or subject to any cap. If MiniMed is required to pay any taxes or indemnify Medtronic and its subsidiaries and their respective officers and directors under the circumstances set forth in the Tax Matters Agreement, MiniMed may be subject to substantial liabilities.
Employee Matters Agreement
Medtronic and MiniMed have entered into an employee matters agreement (the “Employee Matters Agreement”). The Employee Matters Agreement addresses certain employment, compensation, and benefits matters, including the allocation and treatment of certain assets and liabilities relating to MiniMed’s employees, the treatment of outstanding Medtronic equity awards held by MiniMed’s employees, and compensation and benefit plans and programs in which MiniMed’s employees participate.
Allocation of Employee-Related Liabilities
Except as specifically provided in the Employee Matters Agreement, following the Separation, MiniMed will generally assume, perform, and discharge employee-related liabilities for its current and former employees (including those primarily dedicated to the Diabetes Business), and Medtronic will generally retain employee-related liabilities for its current and former employees, in each case whenever arising. For shared-services personnel supporting both businesses prior to the Separation, liabilities incurred prior to transfer have been allocated pro rata consistent with historic time allocation. The Separation and the Divestment will not constitute a termination of employment or a “change in control” under applicable Medtronic or MiniMed plans and will not trigger severance or similar benefits, except as expressly provided in the Employee Matters Agreement.

Collective Bargaining Agreements
To the extent that any of MiniMed’s employees are covered by a collective bargaining agreement prior to the Separation, MiniMed has agreed to become a successor employer to such collective bargaining agreement and to comply with, honor, and fulfill its obligations under such collective bargaining agreement. MiniMed is responsible for, and has agreed to comply with, all legal obligations relating to collective bargaining and representation. MiniMed has agreed to indemnify Medtronic for any failure to comply with such legal obligations relating to collective bargaining and negotiation and for any obligations to MiniMed’s employees that may arise under a collective bargaining agreement on or after the applicable transfer date. Medtronic and MiniMed have agreed to cooperate and consult in good faith to provide notice to, engage in consultation with, and take any similar action which may be required with respect to any employee representative body covering MiniMed’s employees.
Equity Incentive Compensation
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RSUs held by MiniMed employees: Outstanding Medtronic restricted share unit (“RSU”) awards held by MiniMed’s employees were converted into MiniMed RSUs based on a conversion ratio designed to preserve intrinsic value, and generally retained original service-based vesting, terms, and restrictions (except as otherwise provided in the Employee Matters Agreement).

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PSUs held by MiniMed employees: Outstanding Medtronic performance share unit awards granted in fiscal years 2025 and 2026 and held by MiniMed employees were converted into MiniMed RSUs at levels determined under the Employee Matters Agreement (generally target or projected achievement, as specified), and thereafter vest based on continued service only. Outstanding Medtronic performance share unit awards granted in fiscal year 2024 and held by MiniMed employees remain denominated in Medtronic ordinary shares, par value $0.0001 per share (“Medtronic Ordinary Shares”) and continue to be eligible based on such employees’ continued service and actual level of performance as provided in the Employee Matters Agreement.

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Stock options held by MiniMed employees: Outstanding Medtronic options held by MiniMed employees remain denominated in Medtronic Ordinary Shares. Unvested options vested as of the Separation, and the exercise period is limited as provided in the Employee Matters Agreement (generally until the earlier of the original expiration date and five years after the Separation Date). Medtronic retains the liabilities for these retained Medtronic awards.

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Administration and tax: MiniMed has registered shares issuable under the converted awards and under its equity plan on Form S-8 and administers the converted awards. Medtronic retains tax deductions with respect to retained Medtronic awards and the parties have agreed on procedures for withholding, reporting, and information sharing.

Annual Incentive Awards
Following the Separation, MiniMed assumed the obligations under Medtronic’s 2026 annual incentive programs with respect to MiniMed employees for the portion of fiscal year 2026 that follows the Separation.
Defined Benefit Pensions
MiniMed does not assume U.S. qualified defined benefit pension plans. Medtronic’s U.S. defined benefit plans (including the Medtronic Retirement Plan and associated plan) remain with Medtronic, and no assets or liabilities of those plans transfer to MiniMed. Outside of the U.S., to the extent required by law or plan terms (as set forth in the Employee Matters Agreement), certain non-U.S. defined benefit plan assets and liabilities relating to MiniMed employees may transfer to replacement MiniMed plans that provide substantially comparable benefits in the aggregate as of the effective transfer date. Any such transfers have been and will be effected in accordance with applicable law and actuarial valuation, and include customary true-ups and indemnities as set forth in the Employee Matters Agreement.
Defined Contribution Plans
MiniMed has established a MiniMed 401(k) savings plan and related trusts that will receive a trust-to-trust transfer of MiniMed employees’ account balances (including outstanding participant loans) from the corresponding Medtronic plans, in accordance with the Employee Retirement Income Security Act and the Code. Investments in any Medtronic stock fund will be liquidated to cash before transfer. Outside of the United States, MiniMed employees will cease active participation in Medtronic defined contribution plans as of their transfer date and will be offered participation in MiniMed plans providing substantially comparable benefits in the aggregate, subject to local law.

Welfare and Other Benefit Plans
MiniMed employees are eligible to participate in MiniMed health and welfare plans as of their applicable transfer dates. MiniMed plans waive pre-existing condition limitations and evidence-of-insurability, and MiniMed will use commercially reasonable efforts to cause its U.S. and Puerto Rico plans to give credit for deductibles and out-of-pocket maximums accrued under Medtronic plans for the plan year in which such employees commence participation in MiniMed’s health and welfare plans. Medtronic is responsible for all welfare claims of MiniMed employees incurred prior to the applicable transfer date; MiniMed is responsible for all claims incurred by MiniMed employees on or after the applicable transfer date.
Transition Services
To ensure continuity, Medtronic and MiniMed have entered into transition services and related arrangements (including HR and payroll administration, equity administration support, IT systems, other corporate services, and certain facility use rights) for defined periods, generally ranging from one to three years depending on the service and geography, on arm’s-length terms.
Intellectual Property Cross-License Agreements
Medtronic and MiniMed have entered into the MGH-MM Intellectual Property Cross-License Agreement and the MPLC-MHSS Intellectual Property Cross-License Agreement (collectively, the “Intellectual Property Cross-License Agreements”). Pursuant to the Intellectual Property Cross-License Agreements, each of Medtronic and MiniMed (in such capacity, the “licensor”) has granted to the other party (in such capacity, the “licensee”) certain irrevocable, non-exclusive, worldwide, royalty-free, non-sublicensable (subject to certain exceptions), and non-transferable (subject to certain exceptions) licenses that are intended to provide the companies freedom to operate in their respective businesses.
Trademark Agreements
Medtronic and MiniMed have entered into a transitional trademark cross-license agreement and a trademark co-existence agreement (collectively, the “Trademark Agreements”) that collectively govern Medtronic and MiniMed’s respective rights, responsibilities, and obligations with respect to trademarks.
Transitional Trademark Cross-License Agreement
Medtronic and MiniMed have entered into a transitional trademark cross-license agreement (the “Transitional Trademark Cross-License Agreement”). Pursuant to the Transitional Trademark Cross-License Agreement, Medtronic has granted MiniMed a non-exclusive, non-sublicensable (subject to certain exceptions), non-assignable (subject to certain exceptions), royalty-free, fully paid up, worldwide license to use certain trademarks owned by Medtronic (the “Licensed Medtronic Marks”), consisting primarily of marks related to “Medtronic,” on a transitional basis following the Separation. Medtronic retains exclusive ownership of the Licensed Medtronic Marks, including any goodwill that might be acquired by MiniMed’s use of such marks. Additionally, MiniMed has granted Medtronic a non-exclusive, non-sublicensable (subject to certain exceptions), non-assignable (subject to certain exceptions), royalty-free, fully paid up, worldwide license to use certain trademarks allocated to MiniMed that are currently used in Medtronic’s retained business for a transitional time period following the Separation.
The term of the Transitional Trademark Cross-License Agreement is five years following the date of the Separation. However, for certain specified uses of the Licensed Medtronic Marks, the period of use may be shorter than such term.
The licenses granted pursuant to the Transitional Trademark Cross-License Agreement extend only to the licensee’s existing uses in its applicable business, and certain intended uses of the licensed trademarks as of the date of the Transitional Trademark Cross-License Agreement. Each licensee has agreed to adhere to certain quality standards in using the licensed trademarks. Subject to certain exceptions and other customary restrictions, the licensee is not permitted to (1) use or register in any jurisdiction any trademarks confusingly similar to, or consisting in whole or in part of, any of the licensed trademarks or (2) register any of the licensed trademarks in any jurisdiction, without, in each case, the express prior written consent of the licensor.
The licensor will retain the sole right to file, prosecute, maintain, and renew, as applicable, the licensed trademarks. The licensor will also retain the sole right to defend, enforce, and protect the licensed trademarks at its cost.

Trademark Co-Existence Agreement
Medtronic and MiniMed have entered into a trademark co-existence agreement (the “Trademark Co-Existence Agreement”). The Trademark Co-Existence Agreement establishes certain global parameters regarding registration and use of trademarks related to the “CARELINK” brand used in Medtronic and MiniMed’s respective businesses (the “Co-Existing Trademarks”). These parameters are intended to avoid confusion among consumers regarding the Co-Existing Trademarks. The parties have also agreed to undertake additional cooperative efforts to mitigate any actual consumer confusion that may occur regarding the Co-Existing Trademarks. The Trademark Co-Existence Agreement remains in effect as long as the parties, or their successors or assigns, are using, or intend to use, the Co-Existing Trademarks and abide by certain restrictions, including not to object or otherwise challenge any use or registration of the Co-Existing Trademarks by the other party so long as such use and registration is in accordance with such agreement.
Transition Services Agreement
Medtronic and MiniMed have entered into a transition services agreement (the “Transition Services Agreement”). Pursuant to the Transition Services Agreement, Medtronic provides MiniMed and MiniMed provides Medtronic with specified services for a transitional period following the Separation. The Transition Services Agreement is intended to help ensure an orderly transition following the Separation and facilitates cooperation between Medtronic and MiniMed to exit, transition, migrate, and integrate each Medtronic service to MiniMed as soon as reasonably practicable. The cost of these services has been negotiated between Medtronic and MiniMed and may not necessarily be reflective of prices MiniMed could have obtained for similar services from an independent third party.
Fees
The Transition Services Agreement specifies the fees for the services, on a service-by-service basis, which are based on the costs specified in the Transition Services Agreement’s schedules and subject to a 3% increase on an annual basis. Services extended beyond their original term are subject to incremental surcharges of 25% for the first three months and 50% for the subsequent three months, with extensions capped at six months from the applicable termination date of such services. In addition to any service fees, MiniMed is also required to bear reasonable and documented one-time costs and expenses incurred by Medtronic or its affiliates in order to enable their provision of the services, as well as costs to secure necessary third-party consents or alternative service arrangements, customs duties, and certain taxes, as applicable.
Term and Termination
In general, the services began upon the completion of the Separation and cover a period generally not exceeding 24 months following the Separation. The termination of any service before the end of its term requires advance written notice and may require payment of certain termination charges consisting of any out-of-pocket breakage, termination fees, or other costs payable by Medtronic to third parties solely as a result of the early termination of such service.
Registration Rights Agreement
Medtronic and MiniMed have entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, MiniMed has granted to Medtronic certain registration rights with respect to the shares of MiniMed Common Stock owned by Medtronic. Medtronic may transfer these rights in certain limited circumstances. Such transferees (together with Medtronic, “Holders”) will thereafter be bound by the terms of the Registration Rights Agreement.
Demand Registration
Holders are able to request registration under the Securities Act of all or any portion of their shares of MiniMed Common Stock covered by the Registration Rights Agreement, and MiniMed is obligated, subject to limitations on minimum offering size and certain other limited exceptions, to register such shares as requested by such Holders. Holders are able to designate the terms of each offering effected pursuant to a demand registration, which may take the form of a shelf registration, and are able to request that MiniMed complete up to two demand registrations in any 12-month period.
MiniMed is not required to honor a demand registration if it has effected a registration within the preceding 60 days. In addition, if MiniMed reasonably determines in good faith that filing a registration statement would be significantly disadvantageous to it, MiniMed may delay filing such registration statement until the earlier of 60 days after it makes such determination or seven days after the disadvantageous condition no longer exists.

Piggyback Registration
If MiniMed at any time proposes to register any shares of MiniMed securities (whether proposed to be offered for sale by MiniMed or other security holders) on a form and in a manner that would permit the registration for offer and sale of shares of MiniMed Common Stock held by Holders, Holders will have the right to include their shares of MiniMed Common Stock in that offering, subject to certain limitations.
Indemnification
The Registration Rights Agreement contains customary indemnification and contribution provisions by MiniMed for the benefit of Holders and, in limited situations, by Holders for the benefit of MiniMed with respect to the information provided by such Holders included in any registration statement, prospectus, or related document.
Juncos Lease and Services Agreements
Medtronic and MiniMed have entered into a lease agreement and a services agreement pursuant to which MiniMed has provided a long-term lease to Medtronic for a portion of MiniMed’s Juncos, Puerto Rico facility (the “Juncos Lease”), where Medtronic manufactures products for certain of its retained operating units.
Pursuant to the Juncos Lease, MiniMed provides Medtronic a range of site maintenance, security, and support services, including services related to access to designated common spaces, access to electricity and water, general janitorial and cleaning services, infrastructure, electrical and mechanical maintenance services, and site logistics. Lease payments have been determined using arm’s length, industrial leasing rates. The initial term of the lease is ten years and may be terminated by Medtronic upon one year’s written notice. If Medtronic provides 180 days’ written notice of a desire to renew the lease, Medtronic and MiniMed will negotiate in good faith to determine whether mutually agreeable terms may be reached with respect to a renewal of the lease.
Pursuant to a separate services agreement (the “Juncos Services Agreement”), MiniMed provides to Medtronic warehousing services for raw materials and production supplies. The specified services and required service levels have been set forth in mutually agreed-upon statements of work. Medtronic is responsible for its own on-site commercial and manufacturing activities. The initial term of the Juncos Services Agreement is ten years and may be terminated by Medtronic upon 90 days’ written notice. If Medtronic provides 90 days’ written notice of a desire to renew the Juncos Services Agreement, Medtronic and MiniMed will negotiate in good faith to determine whether mutually agreeable terms may be reached with respect to such renewal.
Transition Manufacturing and Supply Agreement
Medtronic and MiniMed have entered into a transition manufacturing and supply agreement (the “Transition Manufacturing and Supply Agreement”) pursuant to which Medtronic and its affiliates provide MiniMed with certain manufacturing, fabrication, and testing services for a transitional period of time with respect to wafers and analog front-ends, which MiniMed incorporates into commercial product and use to conduct certain research and development activities. The specified products and services have been set forth in mutually agreed-upon project orders, each of which are governed by the terms of the Transition Manufacturing and Supply Agreement.
Under the terms of the Transition Manufacturing and Supply Agreement and project orders, MiniMed pays Medtronic a price equal to the labor, burden, and materials needed to supply the applicable product plus a fixed percentage markup and indirect costs.
Each project order under the Transition Manufacturing and Supply Agreement has an initial term not to exceed 24 months. Either party may terminate a project order by mutual written agreement or upon a material breach by the other party, subject to customary notice and cure provisions. MiniMed may also terminate a project order upon 90 days’ written notice, subject to its payment of a termination fee calculated based on Medtronic’s reasonable and documented expenses related to the cessation of the services provided under the applicable project order.
Other Agreements with Medtronic
Real Estate Agreements
Medtronic’s owned real property and leased space has been allocated between Medtronic and MiniMed, as the case may be, in a manner that is consistent with the different business uses and needs of Medtronic and MiniMed. To the extent owned property or leased space is to be shared by Medtronic and MiniMed on a long-term basis or associated real estate services need to be provided by one party to the other, Medtronic and MiniMed may enter into various agreements that will govern each party’s rights and obligations with respect to any such owned or leased property, shared space, or service provided. In addition, certain facilities will, pursuant to transition services agreements, be shared between Medtronic and MiniMed for a limited period of time following the Separation. MiniMed does not expect these real estate agreements between Medtronic and MiniMed, individually or in the aggregate, to comprise a material portion of MiniMed’s property portfolio nor to have a material impact on MiniMed’s business, results of operations, or financial condition.
Stockholder Communication with the Board
Stockholders and other interested parties may communicate with our Board, or to specific individual directors of the Board, including the Chairperson of the Board, Chairperson of the Audit, Compensation and Talent, or Nominating and Corporate Governance Committees, or to the independent directors as a group, by addressing such communications to the Corporate Secretary, MiniMed Group, Inc., 18000 Devonshire St., Northridge, CA 91325. The Corporate Secretary will forward such communications upon receipt as appropriate.
Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. Other correspondence will then be directed to the group of directors, or to an individual director, as appropriate.
Codes of Conduct
MiniMed has adopted three codes of conduct and ethics: the MiniMed Code of Conduct, applicable to all employees, officers, and directors; the MiniMed Code of Ethics for Senior Financial Officers, applicable to certain senior executives; and the MiniMed Code of Business Conduct and Ethics for Members of the Board of Directors, applicable to all directors.
All MiniMed employees, including the Chief Executive Officer and other senior management, are required to comply with the MiniMed Code of Conduct to help ensure that MiniMed’s business is conducted in accordance with the highest standards of ethical behavior. The MiniMed Code of Conduct covers all areas of professional conduct, including customer relationships, conflicts of interest, insider trading, intellectual property, and confidential information, as well as requiring strict adherence to all laws and regulations applicable to MiniMed’s business. Employees are required to bring any violations and suspected violations of the MiniMed Code of Conduct to MiniMed’s attention through MiniMed management or legal counsel or by using MiniMed’s confidential compliance line. The Audit Committee of the Board receives reports from management regarding compliance with the Code of Conduct and has established procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
In addition, the MiniMed Code of Ethics for Senior Financial Officers provides specific policies applicable to MiniMed’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer, and other senior financial officers designated from time to time by MiniMed’s Chief Financial Officer. These policies relate to internal controls, the public disclosures of MiniMed, the obligation to report evidence of violations of securities or other laws, rules or regulations to the General Counsel or Chief Executive Officer, and conflicts of interest. The Audit Committee of the Board receives reports from management regarding compliance with the Code of Ethics for Senior Financial Officers and considers and approves any requests for waiver thereunder.
The members of MiniMed’s Board are subject to the MiniMed Code of Business Conduct and Ethics for Members of the Board of Directors relating to director responsibilities, conflicts of interest, strict adherence to applicable laws and regulations, and promotion of ethical behavior. The Nominating and Corporate Governance Committee receives reports from management regarding the Code of Business Conduct and Ethics for Members of the Board of Directors and considers and approves any requests for waiver thereunder.
MiniMed’s codes of conduct have been published on the Governance section of MiniMed’s website at www.minimed.com/en-us/governance and are available in print to any stockholder who requests them. MiniMed intends to disclose future amendments to, or waivers for directors and executive officers of, the codes of conduct on MiniMed’s website promptly following the date of such amendment or waiver, to the extent required by applicable rules and regulations.

Securities Trading Policy
The Company has adopted a global insider trading policy which governs the purchase, sale, and/or any other dispositions of our securities by directors, officers and employees and other covered persons and is designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. In addition, with respect to the Company’s trading in its own securities, it is the Company’s policy to comply with applicable securities laws. A copy of our global insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended April 24, 2026.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of a company’s Common Stock (“ten-percent stockholders”) to file initial reports of ownership (Forms 3) and reports of changes in ownership (Forms 4 and 5) with the SEC. Based solely on our review of copies of such reports filed with the SEC and on written representations from our executive officers and directors, we believe that our executive officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements during our fiscal year ended April 24, 2026.

Share Ownership Information
Significant Stockholders
The following table shows information as of August 11, 2026 concerning each person who is known by MiniMed to beneficially own more than 5% of the outstanding shares of MiniMed Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of MiniMed Common Stock	Of Shares of MiniMed Common Stock Beneficially Owned, Amount that May Be Acquired Within 60 Days	Percent of Class
Medtronic plc	252,813,348	0	89.86

Beneficial Ownership of Directors and Management
The following table sets forth the number and percentage of shares of MiniMed Common Stock beneficially owned as of August 11, 2026 by MiniMed’s directors, named executive officers, and all MiniMed directors and current executive officers as a group, and lists only individuals serving in such a role as of August 11, 2026.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of MiniMed Common Stock(1)	Of Shares of MiniMed Common Stock Beneficially Owned, Amount that May Be Acquired Within 60 Days
Linnea Burman	—	—
Gillian Chandrasena	5,410	—
Scott Cundy	—	—
Que Dallara	34,252	—
Ali Dianaty	7,215	—
Glenn Eisenberg	—	—
David J. Endicott	—	—
D. Keith Grossman	—	—
Robert (Bob) A. Hopkins	—	—
Kevin E. Lofton	—	—
Laura Mauri	—	—
Chad Spooner	19,241	—
Matthew (Matt) R. Walter	—	—
Courtney Nelson Wills	3,684	—
Timothy (Tim) A. Wicks	—	—
Directors and executive officers as a group (15 persons)(2)	69,802	—

(1)
Amounts include the shares shown in the last column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire shares within 60 days of August 11, 2026. Amounts do not include stock options, restricted stock units and performance share units granted but not vesting nor exercisable within 60 days of August 11, 2026.

(2)
As of August 11, 2026, no director or executive officer beneficially owns more than 1% of the shares outstanding. Also, MiniMed’s directors and executive officers as a group beneficially own less than 1% of the shares outstanding. This includes Directors and current executive officers serving as of August 11, 2026.

The percentage of beneficial ownership in the two tables above is based on 281,349,931 shares of MiniMed Common Stock outstanding as of August 11, 2026. The address for each stockholder listed above is c/o MiniMed Group, Inc., 18000 Devonshire St., Northridge, CA 91325.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (1) the exercise of any option or warrant, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account, or similar arrangement, or (4) the automatic termination of a trust, discretionary account, or similar arrangement. Shares issuable pursuant to such rights to acquire are deemed to be outstanding for computing the beneficial ownership percentage of the person holding those rights to acquire but are not deemed to be outstanding for computing the beneficial ownership percentage of any other person. Unless otherwise indicated in the footnotes to the two tables above, to MiniMed’s knowledge all persons listed below have sole voting and investment power with respect to the shares of MiniMed Common Stock beneficially owned by them, subject to applicable community property laws.

Compensation Discussion and Analysis
Introduction
The following discussion describes how MiniMed’s Named Executive Officers were compensated for fiscal year 2026, before and after the Separation. It also describes the rationale and processes used to determine such compensation, including the objectives and specific elements of the fiscal year 2026 compensation program. Please see “Fiscal Year 2026 Compensation Program” below for additional information on how compensation was determined before and after the Separation.
For purposes of this discussion, the following individuals are MiniMed’s “Named Executive Officers” or “NEOs”:
•	Que Dallara, who serves as MiniMed’s Chief Executive Officer;
•	Chad Spooner, who serves as MiniMed’s Executive Vice President & Chief Financial Officer;
•	Ali Dianaty, who serves as MiniMed’s Executive Vice President, Chief Product & Technology Officer;
•	Courtney Nelson Wills, who serves as MiniMed’s Senior Vice President, General Counsel; and
•	Gillian Chandrasena, who serves as MiniMed’s Senior Vice President, Chief Human Resources Officer.
Mr. Spooner joined Medtronic in July 2025.
On July 30, 2026, Ms. Nelson Wills notified the Company of her decision to resign from her position, effective September 25, 2026. See our Current Report on Form 8-K, filed on August 5, 2026, for more information.
During fiscal year 2026, none of MiniMed’s NEOs were Medtronic NEOs subject to Medtronic Compensation and Talent Committee governance and oversight.
Fiscal Year 2026 Compensation Program
Prior to the Separation, MiniMed was operated as part of Medtronic and did not have its own Compensation and Talent Committee. Following the Separation, the MiniMed Compensation and Talent Committee was formed and approves the compensation of MiniMed’s Named Executive Officers.
Prior to and in preparation for the Separation, Medtronic appointed executives who became MiniMed’s executive team following the Separation. MiniMed’s NEOs were hired by Medtronic, which executed letters of intent establishing their initial compensation arrangements at MiniMed. Such letters of intent, other than in the case of Mr. Spooner, became effective upon MiniMed’s initial public offering. In the case of Ms. Dallara, her post-Separation compensation package was approved by Medtronic’s Nominating and Governance Committee. In the case of Mr. Spooner, the Medtronic’s Compensation and Talent Committee approved an offer letter, effective upon commencement of his employment, that established his compensation package. These arrangements reflected one-time adjustments to base salary, annual incentive opportunity, and long-term incentive opportunity in connection with each legacy Medtronic executive’s promotion. This adjustment is designed to recognize expanded leadership responsibilities and to align each NEO’s compensation with market standards for comparable roles. In approving these arrangements, Medtronic considered factors such as the executive’s role and responsibilities, target total direct compensation, and, where applicable, compensation levels for similarly situated executives at peer companies.
The compensation program design for MiniMed following the Separation was guided by four core principles for executive and broader employee compensation: preserving employee value through the transition, maintaining market-competitive pay, reinforcing a pay-for-performance culture, and fostering meaningful ownership.
Following the Separation, MiniMed’s Named Executive Officers have not received additional compensation from Medtronic and do not participate in Medtronic compensation programs, other than with respect to legacy Medtronic vested options and certain Medtronic performance share unit (“Medtronic PSUs”) awards that vested on April 24, 2026 and remain denominated in Medtronic Ordinary Shares.
This discussion describes MiniMed’s fiscal year 2026 compensation program. Information regarding executive compensation design changes approved for fiscal year 2027, MiniMed’s first full compensation cycle as a standalone publicly traded company, will be included in MiniMed’s proxy statement for its 2027 annual meeting.

The table below outlines the actions taken by the Medtronic Compensation and Talent Committee or Medtronic’s senior management prior to the Separation as well as the MiniMed Compensation and Talent Committee with respect to fiscal year 2026 annual pay elements:

	Medtronic Compensation and Talent Committee/Senior Management Decisions Pre-Separation	MiniMed Compensation and Talent Committee Decisions Post-Separation
Base Salary	Approved base salary amounts effective as of the Separation.	Confirmed base salary amounts effective as of the Separation; no post-Separation increases to NEO salaries for fiscal year 2026.

Fiscal Year 2026 Medtronic Incentive Plan (“Medtronic MIP”) Payments	Approved plan achievement level of the Medtronic MIP.	Certified Medtronic MIP payments. Approved individual NEO payments.

Unvested Medtronic Equity Awards	Approved treatment of unvested Medtronic equity awards – generally converted to awards denominated in MiniMed stock. See “—Conversion of Medtronic Equity Awards to MiniMed Equity Awards.”	Ratified conversion of unvested Medtronic equity awards into MiniMed stock awards.

Long Term Incentives (LTI)	Approved plan achievement for the fiscal years 2024-2026 Medtronic PSU awards Approved target LTI amounts for post-Separation.	Confirmed post-Separation target LTI amounts and approved the LTI Award Structure.
	Established IPO Grant (as defined below) pool including performance metrics and award structure.	Approved IPO Grants.

Following the Separation, MiniMed operated as a standalone public company for the final two months of fiscal year 2026. As a result, many compensation decisions for the MiniMed NEOs for fiscal year 2026 remained aligned with Medtronic’s compensation philosophy and pay structures, with the MiniMed Compensation and Talent Committee ratifying certain key decisions that were made by Medtronic prior to the Separation.
Timeline of Fiscal Year 2026 Compensation and IPO Related Compensation Decisions
In connection with the Separation, the following occurred:
•	MiniMed’s Board adopted the following new compensation plans:
•	the MiniMed Group, Inc. 2026 Long Term Incentive Plan (the “MiniMed LTIP”).
•	the MiniMed Group, Inc. 2026 Employee Stock Purchase Plan (the “MiniMed ESPP”).
•	the MiniMed Group, Inc. Capital Accumulation Plan (the “MiniMed CAP”).
•	the MiniMed Group, Inc. Nonqualified Retirement Plan Supplement (the “MiniMed NRPS”).
•
The MiniMed Compensation and Talent Committee approved the grant of one-time equity awards under the MiniMed LTIP (collectively, the “IPO Grants”) to certain employees of MiniMed, including each of the NEOs, in recognition of each recipient’s contributions prior to MiniMed’s initial public offering and to incentivize performance following MiniMed’s initial public offering. The material terms of such awards are as follows:

•
The IPO Grants include nonqualified stock options (“NQSOs”), which were granted at an exercise price per share equal to the closing price of MiniMed Common Stock on March 9, 2026 (the “IPO Grant Options”). Each NQSO expires ten years from the Grant Date and vests as to one-third of the award on each of the second, third, and fourth anniversaries of the grant date, generally subject to the named executive officer’s continued service through the applicable vesting date.

•
The IPO Grants also included performance-based restricted stock unit awards (the “IPO Grant PSUs”). Such performance-based restricted stock units are eligible to vest in full (100%) on the first anniversary of the grant date, generally subject to the Named Executive Officer’s continued service through the vesting date and subject to

MiniMed’s achievement of a target closing price of at least $32.05 per share of MiniMed Common Stock on the Divestment Date, representing a significant premium to the $20.00 per share initial public offering price. If such stock price is not achieved on the Divestment Date and prior to the vesting date, then no performance-based restricted stock units will vest.
•	MiniMed’s NEOs received compensation under the fiscal year 2026 Medtronic MIP and pursuant to the vesting of Medtronic’s fiscal year 2024-2026 Performance Share Units:
•
Fiscal year 2026 Medtronic MIP objectives were set at the beginning of fiscal year 2026 and performance against those objectives determined the payout pool for Medtronic. Operating Units (“OUs”), including Medtronic’s Diabetes Operating Unit, now MiniMed, were evaluated against financial and/or quality metrics that were set at the beginning of the fiscal year. Additional calibration to assess MiniMed’s relative impact to the success of Medtronic impacted final Medtronic MIP performance outcomes for MiniMed. Medtronic performance and MiniMed performance, along with the calibration process, determined Medtronic MIP payouts for the MiniMed NEOs.

(1)	MiniMed’s performance was assessed against five equally weighted targets established prior to the Separation: revenue, operating profit, free cash flow, market share, and quality.
(2)	The Medtronic Diabetes Operating Unit score was 95%. MiniMed funded the Medtronic MIP at 94%, after one percentage point was reserved for individual differentiation among top performers.
•
Fiscal year 2024–2026 Medtronic PSUs vested on the original schedule based on actual performance and remained denominated in Medtronic Ordinary Shares. The final award paid out at 101.5% of target against performance objectives established by Medtronic.

•	Medtronic equity awards held by MiniMed’s NEOs generally converted into MiniMed equity awards:
•
Pursuant to the Employee Matters Agreement, dated as of March 1, 2026, by and between Kangaroo US HoldCo 2, Inc. and Medtronic Group Holding, Inc. (the “Employee Matters Agreement”), outstanding Medtronic RSU Awards, certain Medtronic PSU Awards, and Medtronic Dividend Equivalent Units (each as defined in the Employee Matters Agreement) held by employees of MiniMed and its subsidiaries were converted into restricted stock units relating to MiniMed Common Stock, in each case in accordance with the conversion ratio set forth in the Employee Matters Agreement (the “Medtronic Equity Award Conversion”).

•
The conversion ratio was 1:5.1399, calculated as the quotient of (a) the average closing trading price of Medtronic Ordinary Shares in the last three consecutive regular trading days ending immediately preceding the Separation Date, divided by (b) the average closing trading price of MiniMed Common Stock for the first three consecutive regular trading days starting with and including the first regular trading day on which the Separation occurred (the “Conversion Ratio”). As a result, the impacted Medtronic equity awards held by the NEOs were converted into MiniMed equity awards. Such converted awards continue to vest in accordance with and otherwise are subject to similar terms as applied to such awards prior to the Medtronic Equity Award Conversion but instead relate to shares of MiniMed Common Stock. See “—Conversion of Medtronic Equity Awards to MiniMed Equity Awards.”

•
On March 9, 2026, the MiniMed Compensation and Talent Committee, in its capacity as Administrator of the MiniMed LTIP, approved the conversion of such Medtronic equity awards into MiniMed equity awards as described above (other than awards that remain denominated in Medtronic Ordinary Shares).

Executive Compensation Philosophy and Compensation Program
MiniMed’s and Medtronic’s compensation programs, both before and after the Separation, are designed to align the interests of executives with those of stockholders and to attract, retain, and engage highly talented executives through market-competitive compensation packages established pursuant to the following principles:
•
Market-Competitive: MiniMed and Medtronic benchmark and assess their programs annually to help ensure that each element of target total direct compensation is within a market competitive range. Peer data is one input into compensation decisions and is not applied formulaically.

•
Shareholder Value Alignment: MiniMed’s and Medtronic’s incentive programs are designed to incentivize shareholder value creation by using annual and long-term performance measures designed to drive shareholder value.

•
Pay for Performance: MiniMed and Medtronic emphasize pay for performance. A significant portion of target total direct compensation payable to each of MiniMed’s NEOs is contingent on the attainment of annual or long-term company performance goals. The commitment to pay for performance provides actual compensation outcomes with varying levels of competitiveness that align with MiniMed’s and Medtronic’s absolute and relative performance results.

•	Focus on Quality: To optimize the influences of quality, it is a component of the team scorecard that directly impacts payouts under the Medtronic MIP.
Process
Medtronic and MiniMed Compensation and Talent Committees
Prior to the Separation, the Medtronic Compensation and Talent Committee established Medtronic’s compensation philosophy, program design and administration rules, and was the decision-making body on all compensation matters related to its executive officers. The Medtronic Compensation and Talent Committee solicited input from the Medtronic Independent Consultant and relied on the consultant’s advice.
Following the Separation, the MiniMed Compensation and Talent Committee has established a specific set of objectives and principles to guide MiniMed’s compensation programs and a process for reviewing each element of MiniMed’s compensation programs. In particular, MiniMed’s initial public offering has enabled MiniMed to offer its key employees compensation directly linked to the performance of its business, which MiniMed expects will enhance its ability to attract, retain, and motivate qualified employees and serve the interests of its stockholders.
Independent Compensation Consultants
Prior to the completion of the Separation, Medtronic engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), on MiniMed’s behalf, to assist with making certain decisions concerning MiniMed’s executive compensation program.
Following the Separation, the MiniMed Compensation and Talent Committee retained its own independent compensation consultant, Semler Brossy, to advise on compensation planning decisions (the “MiniMed Independent Consultant”). The MiniMed Compensation and Talent Committee has assessed the independence of Semler Brossy pursuant to the Nasdaq listing standards and SEC rules and is not aware of any conflict of interest raised by Semler Brossy’s work that would prevent Semler Brossy from providing independent advice to the MiniMed Compensation and Talent Committee.
Chief Executive Officer
In making post-Separation compensation decisions for Ms. Dallara, who was a member of Medtronic’s executive committee during fiscal year 2026 and reported to Medtronic’s CEO, the Medtronic Compensation and Talent Committee solicited the views of Medtronic’s CEO and Semler Brossy, in its capacity as an independent compensation consultant to the Medtronic Compensation and Talent Committee (the “Medtronic Independent Consultant”). In determining compensation for Ms. Dallara in her role as MiniMed’s CEO following the Separation, Medtronic considered market data and recommendations provided by Aon, while also taking into account the anticipated compensation framework for MiniMed.
Other NEOs
In determining compensation for Mr. Spooner in his role as MiniMed CFO, the Medtronic Compensation and Talent Committee considered market data and recommendations provided by Aon. Compensation decisions prior to the Separation for Mr. Dianaty, Ms. Nelson Wills, and Ms. Chandrasena were made through Medtronic’s annual compensation review process, during which compensation recommendations were approved by each NEO’s respective manager. Recommendations were developed in accordance with Medtronic’s established compensation governance framework, while also taking into account the anticipated compensation framework for MiniMed.

Governance
The table below notes the governance features that are incorporated into MiniMed’s and Medtronic’s compensation programs, both before and after the Separation:

Summary of Key Compensation Practices
What MiniMed and Medtronic Do	✔	Pay and shareholder performance alignment
	✔	Responsible use of shares under MiniMed’s long-term incentive program
	✔	Multiple performance metrics under short- and long-term performance-based plans discourage short-term risk-taking at the expense of long-term results
	✔	Targets for performance metrics aligned to financial goals
	✔	Payout caps of 200% on both short-term and long-term incentive compensation plans to mitigate unnecessary risk-taking
	✔	Limited perquisites
	✔	Double-trigger change of control vesting of compensation and benefits, including equity
	✔	Clawback policy
	✔	Meaningful stock ownership guidelines
	✔	Engagement of an independent compensation consultant
What MiniMed and Medtronic Don’t Do	✗	No defined benefit supplemental executive retirement plans or special healthcare coverage for NEOs
	✗	No “single-trigger” vesting of equity awards in event of a change of control
	✗	No dividends or dividend equivalents on unearned equity compensation
	✗	No excessive severance benefits
	✗	No hedging or pledging permitted by executives
	✗	No “golden parachute” excise tax gross ups
	✗	No repricing of stock option awards without shareholder approval
	✗	No multi-year compensation guarantees

Use of Market Competitive Compensation Data
Prior to the completion of the Separation, Medtronic engaged Aon on MiniMed’s behalf to assist with making certain decisions for MiniMed’s executive compensation program.
MiniMed Peer Group for Fiscal Year 2026
The following group of nine public companies were selected as the MiniMed peer group for fiscal year 2026:

9-Company MiniMed Compensation Comparison Group
DexCom	Masimo
Exact Sciences	ResMed
Hologic	Tandem Diabetes Care
Insulet	Teleflex
Intuitive Surgical

The peer group above was used to establish NEO compensation at Separation and was selected from publicly traded companies of similar size operating in the healthcare, industrials and information technology industries, with final selection focused on direct competitors.

MiniMed Peer Group for Fiscal Year 2027
After the Separation, the MiniMed Compensation and Talent Committee completed a comprehensive peer group assessment based on product focus, business fit, market capitalization, enterprise value, and employee population, which will inform fiscal year 2027 compensation decisions. Based upon the advice of the MiniMed Independent Consultant, the following nineteen companies have been identified as MiniMed’s peers:

19-Company MiniMed Compensation Comparison Group
Align Technology	Inspire Medical
Bio-Techne	Insulet
Bausch + Lomb	LivaNova
DexCom	Masimo
Dolby Laboratories, Inc.	ResMed
Envista Holdings	Solventum
Exact Sciences	Tandem Diabetes Care
Globus Medical	Teleflex
Hologic	The Cooper Companies
ICU Medical

Fiscal Year 2026 Compensation Decisions
Pre-Separation Agreements with MiniMed’s NEOs
Prior to the Separation, Medtronic entered into offer letters or letters of intent with each of Ms. Dallara, Mr. Dianaty, Ms. Nelson Wills, and Ms. Chandrasena governing the NEOs’ employment with Medtronic. Each such offer letter or letter of intent established the initial annual base salary for the NEO and provided that the NEO would be eligible to participate in the Medtronic MIP and Medtronic LTIP. Additionally, all NEOs were entitled to an annual business allowance to cover automobile, tax preparation, financial planning, and related expenses under their respective offer letters, ranging from $13,000 to $24,000 annually. The letters also provided that NEOs were eligible to participate in Medtronic’s Capital Accumulation Plan, a non-qualified deferred compensation plan. Further, the letters also included provisions for various additional compensation and benefits specific to each NEO as detailed below.
Ms. Dallara’s offer letter, dated February 15, 2022, entitled her to severance benefits upon termination without cause, which would consist of 1.5 times the sum of base salary and annual target or forecasted Medtronic MIP payout (whichever is less), 18 months of COBRA premium payments, and continued vesting of the one-time new hire restricted stock unit grant, all contingent upon execution of a severance and release agreement.
Ms. Nelson Wills’s offer letter, dated September 2023, provided for her eligibility to receive an annual non-qualified stock option award with a target value of $25,000, which vests over four years at 25% per year beginning one year after the date of grant.
Ms. Chandrasena’s offer letter, dated May 30, 2025, provided for eligibility to receive an annual non-qualified stock option award with a target value of $25,000, vesting over four years at 25% per year beginning one year after the date of grant. Additionally, Ms. Chandrasena was entitled to relocation assistance with repayment obligations if employment terminated prior to two years of service.
In connection with the Separation, Medtronic entered into letters of intent or offer letters with each NEO, which detailed such NEO’s individual compensation arrangements effective upon the Separation. These letter agreements are described below. Upon the completion of the Separation, the existing agreements governing the NEOs’ employment with Medtronic, as described above, ceased to be effective, and compensation for the NEOs is now governed by agreements that MiniMed has entered into with its NEOs summarized below.
Post-Separation Compensation
In recognition of their increased leadership roles and responsibilities in connection with running a public company, Medtronic approved certain compensation arrangements for MiniMed’s NEOs, effective upon the completion of the Separation. For Ms. Dallara, Mr. Dianaty, Ms. Nelson Wills, and Ms. Chandrasena, these increases were determined after taking into account the applicable executive’s current and proposed target total direct compensation and the compensation of similarly situated executives at what Medtronic considered to be MiniMed’s peer companies. Base salary increases were determined after taking into account the applicable NEO’s current and proposed target total direct compensation and the compensation of similarly situated executives at the peer companies comprising the fiscal year 2026 peer group described above. For Mr. Spooner, who was newly hired in connection with the Separation, the compensation arrangements reflect a market-competitive package established based on peer company benchmarking.
Prior to the Separation, Medtronic entered into letters of intent detailing individual compensation arrangements effective upon the completion of the Separation with each of Ms. Dallara, Mr. Dianaty, Ms. Nelson Wills, and Ms. Chandrasena. Each letter of intent established the applicable Named Executive Officer’s initial annual base salary, which salaries are $980,000, $640,000, $525,000 and $475,000 for Ms. Dallara, Mr. Dianaty, Ms. Nelson Wills, and Ms. Chandrasena, respectively.
In addition, the letters of intent provided that the NEOs will be eligible to participate in MiniMed’s annual incentive plan with target incentive opportunity expressed as a percentage of the NEO’s base salary, which percentages are 120%, 85%, 70%, and 70% of base salary for Ms. Dallara, Mr. Dianaty, Ms. Nelson Wills, and Ms. Chandrasena, respectively.
The letters of intent also provided that the NEOs are eligible to participate in MiniMed’s long-term incentive program, or “LTI,” with target LTI values of $8,000,000 for Ms. Dallara, and 300%, 200%, and 150% of base salary for Mr. Dianaty, Ms. Nelson Wills, and Ms. Chandrasena, respectively.
As described above, the letters of intent reflected one-time adjustments to base salary, annual incentive opportunity, and long-term incentive opportunity, generally provided in connection with a legacy Medtronic executive’s promotion. This adjustment is designed to align the executive’s compensation with market standards for comparable roles and reflect the NEOs’ increased duties and responsibilities (as further detailed below), with the adjustment providing for an increase to each executive’s total direct compensation targets of 57%, 74% and 36% for Mr. Dianaty, Ms. Nelson Wills, and Ms. Chandrasena, respectively.
Medtronic also entered into an offer letter with Mr. Spooner, dated May 28, 2025, in connection with his hiring. The offer letter established an initial annual base salary of $675,000 and eligibility to participate in the Medtronic MIP with target incentive opportunity equal to 85% of base salary and Medtronic LTIP. Additionally, under his offer letter, Mr Spooner is entitled to the following compensation and benefits: (i) a one-time new hire cash bonus of $1,400,000 payable in two installments ($500,000 in March 2026 and $900,000 in June 2026), (ii) a one-time special restricted stock unit award with a target value of $2,250,000 which vests in equal annual installments over three years commencing March 3, 2026, and to which he remains entitled upon involuntary termination without Cause (as defined in Medtronic’s 2023 Stock Award and Incentive Plan), but which is forfeited upon voluntary resignation prior to payout; (iii) a non-qualified stock option grant with a target value of $25,000 which vests in equal annual installments over four years commencing one year after the date of grant; (iv) relocation assistance; (v) an annual business allowance of $18,000 for automobile, tax preparation, financial planning, and related expenses; (vi) eligibility to participate in Medtronic’s Capital Accumulation Plan, a non-qualified deferred compensation plan; and (vii) severance benefits upon termination without Cause (as defined in Medtronic’s 2023 Stock Award and Incentive Plan) which consist of 18 months of base salary, 18 months of target MIP, 18 months of COBRA coverage, and other standard components of Medtronic’s Severance Pay Plan for Executives, contingent upon execution of a severance and release agreement and subject to replacement by MiniMed’s severance provisions upon the completion of the Separation. The one-time new hire cash bonus and special restricted stock unit award were granted to align Medtronic’s recruiting efforts with market practices, including providing awards on terms similar to awards Mr. Spooner forfeited when leaving his former employer.
As noted elsewhere in this proxy statement, on July 30, 2026, Ms. Nelson Wills notified the Company of her decision to resign from her position, effective September 25, 2026.
Fiscal Year 2026 Annual Base Salaries for MiniMed Named Executive Officers
At the beginning of fiscal year 2026, the Medtronic Independent Consultant presented to the Medtronic Compensation and Talent Committee an analysis that identified the market base salary ranges for certain of Medtronic’s executive officers and other members of the executive leadership team, including Ms. Dallara. The Medtronic Compensation and Talent Committee reviewed such market data for the members of the executive leadership team, including Ms. Dallara. For Mr. Spooner, Mr. Dianaty, Ms. Nelson Wills, and Ms. Chandrasena Medtronic used general industry standards when considering market base salary ranges.

The table below sets forth the fiscal year 2026 base salaries for each of MiniMed’s NEOs employed by Medtronic in fiscal year 2026 prior to and following the Separation.

Name	Fiscal Year 26 Salary (Pre-Separation)	Fiscal Year 26 Salary (Post-Separation)
Que Dallara	$790,000	$980,000
Chad Spooner	$675,000	$675,000
Ali Dianaty	$574,943	$640,000
Courtney Nelson Wills	$444,300	$525,000
Gillian Chandrasena	$445,000	$475,000

Fiscal Year 2026 Target Total Direct Compensation Summary
The table below sets forth the compensation levels for MiniMed’s NEOs as of the Separation. Following the Separation, the MiniMed Compensation and Talent Committee approved these compensation levels for the NEOs.

Name	Salary ($)	Target Annual Cash Incentive ($)	Target Long- Term Equity Incentive ($)	Target Total Direct Compensation ($)
Que Dallara	$980,000	$1,176,000	$8,000,000	$10,156,000
Chad Spooner	$675,000	$573,750	$2,500,000	$3,748,750
Ali Dianaty	$640,000	$544,000	$1,920,000	$3,104,000
Courtney Nelson Wills	$525,000	$367,500	$1,050,000	$1,942,500
Gillian Chandrasena	$475,000	$332,500	$712,500	$1,520,000

Fiscal Year 2026 Annual Medtronic Incentive Plan
The Medtronic Compensation and Talent Committee set individual target awards under the Medtronic MIP applicable to the Diabetes Operating Unit, now MiniMed, for Ms. Dallara, expressed as a percentage of base salary, based on several factors such as desired competitiveness, performance, expertise, experience, and internal equity. For other NEOs, Medtronic MIP targets were set as a percentage of base salary based on their respective job levels within Medtronic’s organizational structure. The following table highlights the target MIP percentage for MiniMed’s NEOs in fiscal year 2026 prior to and following the Separation:

Name	Fiscal Year 2026 MIP Target (Pre- Separation)	Fiscal Year 2026 MIP Target (Post- Separation)
Que Dallara	100%	120%
Chad Spooner	85%	85%
Ali Dianaty	70%	85%
Courtney Nelson Wills	60%	70%
Gillian Chandrasena	60%	70%

Fiscal Year 2026 Annual Medtronic Incentive Plan Payout Results
For fiscal year 2026 Medtronic MIP, the Medtronic Compensation and Talent Committee used the Medtronic board-approved annual operating plan to develop challenging but fair financial performance expectations and nonfinancial objectives key to Medtronic’s sustained long-term success. The first component of fiscal year 2026 Medtronic MIP was Medtronic’s financial performance. Medtronic objectives are set at the beginning of each fiscal year and performance against those objectives determines the payout pool for Medtronic. Medtronic’s OUs, including the Medtronic Diabetes Operating Unit, now MiniMed, are evaluated against financial and/or quality metrics, measuring how well they perform against these targets set at the beginning of the fiscal year. Additional calibration is performed to assess each OU’s relative impact to the success of Medtronic, which has an impact on the final MIP performance outcomes. Medtronic Performance and OU Performance, along with the calibration process, determine Plan Performance.

The Medtronic MIP for the Diabetes Operating Unit is the only short-term incentive plan applicable to the MiniMed NEOs for fiscal year 2026.
In fiscal year 2026, MiniMed achieved a 95% performance score, with Market Share and Quality metrics above target, Revenue Growth and Free Cash Flow slightly below target, and Operating Margin below threshold.

Metric(1)	Weight	Results	Performance vs. Target
Revenue Growth Over Prior Year (Organic)	20%		Slightly below target
Operating Margin	20%		Below threshold
Free Cash Flow (Non-GAAP) ($ in millions)	20%		Slightly below target
Quality	20%		Slightly above target
Market Share	20%		Above target
Total	100%
Payout		95%

(1)	Organic revenue and Free Cash Flow are considered non-GAAP financial measures under applicable SEC rules and regulations.
The final bonus pool was funded at 94%, after one percentage point was reserved for individual differentiation among top performers.
Individual Performance Scorecard
Another component of the fiscal year 2026 Medtronic MIP for the NEOs was individual performance based on an assessment of performance for each individual considering objectives and key results (“OKRs”). Each NEO was evaluated using a nine-box performance framework based on business results and leadership behaviors with pre-determined modifiers by box. Performance modifiers reflect each NEO’s impact on MiniMed performance, including leading through and completing a successful initial public offering and the Separation from Medtronic. The following table highlights the individual performance levels of achievement for MiniMed’s NEOs (which amounts were approved by the MiniMed Compensation and Talent Committee following the Separation).

Name	Modifier
Que Dallara	120%
Chad Spooner	110%
Ali Dianaty	140%
Courtney Nelson Wills	124%
Gillian Chandrasena	120%

Total Fiscal Year 2026 Medtronic MIP Payout Results
Based on the financial, team, and individual performance results, the total fiscal year 2026 Medtronic MIP payout for each NEO was as follows:

Name(1)	MiniMed Financial Performance	X	Individual Performance Scorecard	=	Fiscal Year 2026 Total Performance	Fiscal Year 2026 MIP Target	Fiscal Year 2026 MIP Award
Que Dallara(2)	94%		120%		112.8%	$854,333	$965,000
Chad Spooner(3)	94%		110%		103.4%	$454,219	$470,000
Ali Dianaty(2)	94%		140%		131.6%	$426,050	$560,000
Courtney Nelson Wills(2)	94%		124%		116.6%	$283,400	$330,000
Gillian Chandrasena(2)	94%		120%		112.8%	$277,917	$315,000

(1)	All NEOs participated in Medtronic’s MiniMed Diabetes Operating Unit MIP in fiscal year 2026.
(2)
The fiscal year 2026 pro-rated eligibility blends compensation and MIP targets for time in role at Medtronic prior to the Separation and with MiniMed after the Separation, adjusted to 94% plan achievement.

(3)	Mr. Spooner’s payment was pro-rated to reflect his time in role (date of hire July 14, 2025); there were no additional compensation adjustments.

Fiscal Year 2026 Equity Compensation Decisions
The following table highlights the fiscal year 2026 target long-term incentive value for each NEO:

Name	Fiscal Year 2026 LTIP Target(1)
Que Dallara	$4,500,000
Chad Spooner	$2,500,000
Ali Dianaty	$1,000,000
Courtney Nelson Wills	$405,000
Gillian Chandrasena	$405,000

(1)	Does not include IPO Grants, which are one-time awards that will not be considered when setting future grant-date target compensation values for NEOs.
MiniMed’s long-term incentive program (“LTIP”) includes performance share units (“PSUs”), stock options, and time-based restricted stock units for fiscal year 2026.
For MiniMed’s Chief Executive Officer, the fiscal year 2026 LTIP award was comprised of 50% PSUs, 30% options, and 20% RSUs.
For all other NEOs, the fiscal year 2026 LTIP award was comprised of 50% PSUs and 50% options and/or RSUs, at the election of the NEO.
Conversion of Medtronic Equity Awards to MiniMed Equity Awards
Performance Share Units
Medtronic’s PSU plan is a three-year incentive plan that is based on long-term measures of Medtronic performance. In connection with the Separation, unvested Medtronic PSU awards were generally treated as follows and remain on their current vesting schedule:
•	Fiscal Year 2024-2026 PSUs: Vested on the original timeline based on actual performance of 101.5% of target and remain denominated in Medtronic Ordinary Shares.
•	Fiscal Year 2025-2027 PSUs: Converted into MiniMed RSUs based on the Conversion Ratio and the year-to-date projected performance as of the time of MiniMed’s initial public offering.
•	Fiscal Year 2026-2028 PSUs: Converted into MiniMed RSUs based on the Conversion Ratio at the target level of performance.
Stock Options
Stock option awards granted by Medtronic are performance-based and directly aligned to Medtronic stock price appreciation. Medtronic stock options have a ten-year term and vest over four years in equal increments of 25% per year beginning one year after the date of grant.
In connection with the Separation, outstanding Medtronic options held by the NEOs, including stock options granted to the NEOs in fiscal year 2026, remained denominated in Medtronic Ordinary Shares. Unvested Medtronic options held by the NEOs vested as of the Separation, and the exercise period was shortened to the earlier of the original expiration date and five years after the Separation Date.
Time-Based Restricted Stock Units
RSUs are intended to assist in retaining high performing executives and aligning executives’ compensation with shareholders through long-term stock ownership. The annual RSU grants cliff vest (100%) on the third anniversary of the grant date.
In connection with the Separation, the RSUs granted to the NEOs in fiscal year 2026 were converted to MiniMed RSUs based on the Conversion Ratio. The existing vesting schedules remained unchanged.

Fiscal Year 2024-2026 PSU Payout Results
In June 2026, the Medtronic Compensation and Talent Committee certified the results for the PSU performance period that began in fiscal year 2024 and was completed at the end of fiscal year 2026. The results were assessed relative to the following pay and performance ranges:

Metric	Weight								Performance Range
Revenue Growth	50.00%	2.0%	2.6%	3.2%	3.8%	4.4%	5.0%	5.4%	5.8%	6.2%	6.6%	7.0%
Relative TSR	50.00%	25P	30P	35P	40P	45P	50P	55P	60P	65P	70P	75P+
Payout (as a % of Target)		50%	60%	70%	80%	90%	100%	120%	140%	160%	180%	200%
ROIC Modifier			<10%		≥10%
Payout Range		30% Reduction		No Reduction

Payments of awards for this PSU performance period were issued in shares of Medtronic Ordinary Shares that did not convert into MiniMed Common Stock pursuant to the Employee Matters Agreement. The following table shows the results for fiscal year 2024-2026 PSUs and the resulting total payout percentage for NEOs that received PSUs with a performance period that began in fiscal year 2024:

Element	Revenue Growth(1)	Relative TSR(2)
Actual Result	5.3%	44P
PSU Target	5.0%	50P
Payout Level	115.0%	88.0%
Objective Weight	50.0%	50.0%
Weighted Payout Percent	57.5%	44.0%
PAYOUT PERCENT		101.5%
Return on Invested Capital (“ROIC”) Modifier(3)		No Modification
TOTAL PAYOUT PERCENT		101.5%

(1)	Organic Revenue Growth is the three-year simple average, measured at constant currency, which excludes the impact of significant acquisitions, divestitures, and other significant discrete items.
(2)
Total Shareholder Return (“TSR”) is the ending share price of a share of a Medtronic Ordinary Share, plus the value of reinvested dividends, divided by the beginning share price, with both beginning and ending share prices measured over a 30-day average. Relative TSR is measured against Medtronic’s 24 company comparison group for purpose of determining compensation for the fiscal year 2024.

(3)
ROIC is defined as net cash earnings plus interest expense net of tax, divided by invested capital for each year, averaged over the three-year period. “Net cash earnings” is defined as non-GAAP earnings (adjusted to exclude the impact of non-recurring items) after the removal of the after-tax impact of amortization. “Invested capital” is defined as total equity plus interest-bearing liabilities less cash and cash equivalents for each year.

Fiscal Year 2024–2026 Performance Share Unit Payments

Name	Fiscal Year 2024-2026 Actual Performance	Fiscal Year 2024-2026 Target Shares	Fiscal Year 2024-2026 Shares Paid
Que Dallara	101.5%	27,839	28,490
Ali Dianaty	101.5%	7,114	7,281
Courtney Nelson Wills	101.5%	2,506	2,565

MiniMed IPO Grants at Separation
In addition, MiniMed’s Compensation and Talent Committee approved the IPO Grants to the NEOs in the amounts determined by Medtronic.
•
The IPO Grant Options provided for a grant date target value of $1,500,000 for Ms. Dallara, $500,000 for Mr. Spooner, $750,000 for Mr. Dianaty, and $375,000 for each of Ms. Nelson Wills and Ms. Chandrasena. Each IPO Grant Option expires ten years from the Grant Date and vests as to one-third of the award on each of the second, third, and fourth anniversaries of the grant date, generally subject to the NEO’s continued service through the applicable vesting date. Ms. Dallara, Mr. Spooner, Mr. Dianaty, Ms. Nelson Wills, and Ms. Chandrasena received 252,526, 84,176, 126,263, 63,132, and 63,132 IPO Grant Options, respectively.
•
The IPO Grant PSUs provided for a target grant date value of $1,500,000 for Ms. Dallara, $500,000 for Mr. Spooner, $250,000 for Mr. Dianaty, and $125,000 for each of Ms. Nelson Wills and Ms. Chandrasena. The IPO Grant PSUs vest in full (100%) on the first anniversary of the grant date, generally subject to the NEO’s continued service through the vesting date and subject to MiniMed’s achievement of a target closing price of at least $32.05 per share of MiniMed Common Stock on the Divestment Date. If such stock price is not achieved prior to the vesting date, then no PSUs will vest. Ms. Dallara, Mr. Spooner, Mr. Dianaty, Ms. Nelson Wills, and Ms. Chandrasena received 83,334, 27,778, 13,889, 6,945, and 6,945 IPO Grant PSUs, respectively.

Fiscal 2027 Compensation
For fiscal 2027, long-term incentive awards were granted 50% in PSUs and 50% in RSUs (the “fiscal 2027 annual PSUs” and the “fiscal 2027 annual RSUs,” respectively), in order to align our compensation with our performance and shareholder value. The fiscal 2027 annual PSUs may be earned after a three-year performance period, based on the achievement of organic revenue growth targets, with a modifier based on our relative total shareholder return (“TSR”) compared to the S&P Composite 1500 Health Care Equipment & Supplies index during the performance period. The fiscal 2027 annual RSUs are time-based awards granted on July 1, 2026, that will vest in equal one-third increments over a three-year period. Fiscal 2027 compensation also consists of annual base salary and our short-term cash incentive (“STI”), which may be earned after a one-year performance period based on our achievement of organic revenue growth (50% weighting), adjusted EBITDA growth (30% weighting) and other strategic objective targets (20% weighting) established for our named executive officers.
Other Benefits and Perquisites
Both Medtronic (prior to the Separation) and MiniMed (after the Separation) provide broad-based benefit plans that are generally given to full-time, U.S. employees, including MiniMed’s NEOs. All employees participate in the same health care plans by geography, and neither Medtronic nor MiniMed provided MiniMed’s NEOs with any different or additional benefit plans except for a business allowance for U.S.-based NEOs and participation in a market-competitive nonqualified deferred compensation plan, offered to employees at the vice president level and above and other highly compensated employees, including MiniMed’s NEOs. Medtronic’s business allowance policy and nonqualified deferred compensation plan, which MiniMed continued in fiscal year 2026, are described in more detail below.
Termination / Change of Control / Death or Disability Benefits
Prior to the Separation, MiniMed’s NEOs would have received certain benefits upon their termination by Medtronic without “cause” or for select recent hires, upon their resignation for “good reason,” including such terminations following a change of control (“COC”) of Medtronic.
Medtronic’s COC policy requires a “double trigger” and applies only if a participant is involuntarily terminated without cause or the participant terminates employment for good reason within three years after a COC event.
Following the Separation, on March 23, 2026, the MiniMed Compensation and Talent Committee approved the MiniMed Severance Pay Plan for Executives (the “Severance Plan”) and applicable severance benefit practices and levels that would be applicable to MiniMed’s Named Executive Officers and the MiniMed Group, Inc. Change of Control Severance Plan (the “COC Severance Plan”). Each of the Named Executive Officers is a participant in the COC Severance Plan and is eligible to participate in the Severance Plan. These benefits are an important component of MiniMed’s compensation packages designed to attract and retain top caliber talent in senior leadership roles and define terms and conditions of separation events.
MiniMed Severance Pay Plan for Executives
Certain executives of MiniMed at the Vice President level and above, including each named executive officer, are eligible to participate in the Severance Plan following an involuntary termination of employment, except in certain cases related to corporate transactions where the employee is offered employment with the acquiror. Payment of any such benefits is subject to the participant’s execution and non-revocation of a release of claims, and satisfaction of applicable conditions.

Severance benefits under the Severance Plan are provided in the administrator’s discretion and may include payments equal to a specified multiple of base salary and medical and dental coverage COBRA premiums as well as the provision of outplacement services. In connection with the adoption of the Severance Plan, the MiniMed Compensation and Talent Committee approved certain severance practices and levels that would be applicable to MiniMed’s Named Executive Officers under the Severance Plan upon an eligible termination of employment. Upon such a termination, subject to the execution and non-revocation of a release of claims and satisfaction of applicable conditions under the Severance Plan, each named executive officer would be entitled to receive: (i) a lump-sum cash severance payment equal to two times the sum of the named executive officer’s annual base salary and target annual bonus and (ii) a lump-sum cash payment equivalent to the cost of 24 months of continued medical and dental coverage under COBRA premiums.
MiniMed Group, Inc. Change of Control Severance Plan
The COC Severance Plan provides that, for a three-year period following the date of a change of control (as defined in the COC Severance Plan) or the date of termination of employment, if such termination is initiated by MiniMed prior to a change of control and it is reasonably demonstrated by the named executive officer that such termination was either at the request of a third party who has taken steps reasonably calculated to effect the change of control or otherwise arose in connection with or anticipation of the change of control (such date, the “Effective Date”), each named executive officer is entitled to continued employment and compensation on terms generally no less favorable than those in effect during the 90-day period immediately preceding the change of control. If, during such three-year period (the “Employment Period”), the named executive officer is terminated without cause or resigns for good reason (each as defined in the COC Severance Plan), subject to an effective release of claims, the named executive officer is entitled to receive: (i) a pro-rated annual bonus for the year of termination, based on the higher of (x) the named executive officer’s average annual bonus earned over the immediately preceding three fiscal years (excluding any bonus paid by Medtronic plc or under a Medtronic plc incentive plan) or (y) the named executive officer’s annual bonus paid or payable for the most recently completed fiscal year (the higher of (x) and (y), the “Highest Annual Bonus”) and such payment pursuant to this clause (i), the “Pro-Rata Bonus”, (ii) a lump-sum cash payment equal to three times the sum of the named executive officer’s annual base salary and Highest Annual Bonus, (iii) benefits under MiniMed’s tax qualified retirement plan and any excess or supplemental retirement plan in which the named executive officer participates as of the Effective Date, calculated assuming that the named executive officer’s employment had continued for, and the named executive officer’s age had increase by, three additional years, up to the maximum age or number of years of service credit, as applicable, under such plan and (iv) continued health care and life insurance benefits for three years at the same after-tax cost to the named executive officer as in effect prior to the date of termination. Pursuant to the COC Severance Plan, if the severance payments and benefits under the plan would trigger an excise tax for the named executive officer under Section 4999 of the Code, such named executive officer’s severance payments and benefits will be either reduced to a level at which the excise tax is not triggered or paid in full (which would then be subject to the excise tax), whichever results in the better net after-tax position for such named executive officer. In the event that the named executive officer is terminated during the Employment Period on account of death or disability, the named executive officer will be entitled to the Pro-Rata Bonus as defined above.
In addition, the COC Severance Plan provides that, upon any termination of employment, the Named Executive Officer will be paid their base salary through the date of termination and, if not previously paid, any accrued vacation and any other amounts or benefits the named executive officer is entitled to receive under any other plan, program, practice, policy, contract, arrangement or other agreement of MiniMed or its affiliates.
Pursuant to the terms of the COC Severance Plan, MiniMed will pay the named executive officer’s legal fees and expenses reasonably incurred as a result of any contest by MiniMed, the named executive officer or others of the validity or enforceability of, or liability under, any provision of the COC Severance Plan or guarantee of performance thereof, plus interest, through the named executive officer’s remaining lifetime or, if longer, the 20th anniversary of the Effective Date; provided that, if the claim is brought by the named executive officer and the named executive officer does not prevail on at least one material term, the named executive officer will repay to MiniMed any such amounts already paid by MiniMed.
For more information, see “2026 Potential Payments Upon Termination or Change in Control.”
U.S. Tax-Qualified Retirement Plans
Medtronic (prior to the Separation) and MiniMed (after the Separation) sponsor a number of U.S. tax-qualified retirement plans for its employees, including MiniMed’s NEOs.

Medtronic employees hired or rehired on or after May 1, 2005, but prior to January 1, 2016, are eligible for the Medtronic Personal Investment Account (“PIA”) feature under Medtronic’s 401(k) plan. Ms. Nelson Wills participated in the Medtronic PIA. Under the Medtronic PIA, Medtronic contributes 5% of eligible compensation each year. The MiniMed Savings and Investment Plan does not currently have a Personal Investment Plan feature.
Medtronic employees hired or rehired on or after January 1, 2016 are eligible for the Medtronic Core Contribution (“MCC”) feature in the Medtronic 401(k) plan. The MCC is a defined contribution plan in which employees receive a contribution equal to 3% of eligible pay at the end of the fiscal year. Ms. Dallara, Mr. Spooner, Mr. Dianaty, and Ms. Chandrasena participated in the MCC. The MiniMed Savings and Investment Plan does not currently have a Personal Investment Plan and Core Contribution feature. Additional details are provided below in the “2026 Nonqualified Deferred Compensation” section of the “Executive Compensation Tables.”
Supplemental Retirement Plans
Medtronic offers a Nonqualified Retirement Plan Supplement (“Medtronic NRPS”) designed to provide all eligible employees, including its executives, with benefits that supplement those provided under its tax-qualified plans. The Medtronic NRPS is designed to provide supplemental retirement benefits that could not otherwise be provided due to covered compensation limits prescribed by the Code.
In connection with the Separation, MiniMed adopted the MiniMed Group, Inc. Nonqualified Retirement Plan Supplement (the “MiniMed NRPS”). The MiniMed NRPS is an unfunded nonqualified deferred compensation plan maintained primarily for the benefit of a select group of management and highly compensated employees. The MiniMed NRPS provides participating employees with the ability to defer compensation and receive company matching and core company credits that cannot be made under MiniMed’s qualified retirement savings plan due to limitations imposed by the Code. The MiniMed NRPS was established in connection with Separation, and certain liabilities with respect to MiniMed employees who previously participated in the Medtronic NRPS were transferred to and assumed by the MiniMed NRPS as of the effective date thereof pursuant to the Employee Matters Agreement.
Non-qualified Deferred Compensation Plan
Medtronic provides all employees at the vice president level or above, including its executives, and other highly compensated employees with a market-competitive nonqualified deferred compensation plan through the Medtronic Capital Accumulation Plan Deferral Program (the “Medtronic CAP”). Medtronic’s plan allows these employees to make voluntary deferrals from their base pay and incentive payments, which are then credited with gains or losses based on the performance of selected investment alternatives. These alternatives are the same as those offered in Medtronic’s tax-qualified 401(k) plan for all employees. There are no Medtronic contributions to the plan or Medtronic subsidized returns or Medtronic guaranteed returns.
In connection with the Separation, MiniMed has implemented the Capital Accumulation Plan (the “MiniMed CAP”). The MiniMed CAP is an unfunded non-qualified deferred compensation plan, maintained primarily for the benefit of a select group of MiniMed’s management and highly compensated employees, which allows eligible participants to make voluntary deferrals of base salary and incentive compensation. The MiniMed CAP does not provide for MiniMed contributions or subsidized or guaranteed returns; deferred amounts are credited with gains or losses based on deemed investment in participant-selected notional investment alternatives.
Under the MiniMed CAP, eligible U.S.-based executives may elect to defer up to 50% of their base salary (subject to a minimum deferral threshold) and up to 80% of their annual incentive payments per plan year. Deferred amounts are credited daily with gains or losses based on the performance of notional investment alternatives selected by the participant from among those designated by the plan administrator from time to time. Distributions are made in cash pursuant to participant elections at the time of the applicable deferral, subject to the requirements of Section 409A of the Code, including applicable restrictions on acceleration and re-deferral. The MiniMed CAP was established in connection with the Separation, and certain liabilities with respect to MiniMed employees who previously participated in the Medtronic CAP were transferred to and assumed by the MiniMed CAP as of the effective date thereof pursuant to the Employee Matters Agreement.
Business Allowance
Neither MiniMed nor Medtronic provides any perquisites such as automobiles or financial and tax advisors. Instead, MiniMed and Medtronic provided MiniMed’s Named Executive Officers with a market-competitive business allowance during fiscal year 2026. Such executive officers may spend their business allowance at their discretion for expenses such as financial and tax planning or automobiles. The business allowance is paid as taxable income, and Medtronic does not track how executives use their respective business allowances. The annual business allowances provided to MiniMed’s U.S.-based NEOs in fiscal year 2026 ranged from $13,000 to $24,000. Additionally, it was occasionally appropriate for MiniMed’s NEOs to be accompanied during business travel to significant events by their family members, the costs of which were reimbursed by MiniMed. The expenses associated with such travel were considered taxable income. The business allowances and travel expenses are included in the “All Other Compensation” column of the Summary Compensation Table.
Security Services
Both Medtronic (prior to the Separation) and MiniMed (after the Separation) provided a limited number of security-related services, including cybersecurity, to certain of MiniMed’s NEOs through third party service providers during fiscal year 2026. Medtronic and MiniMed believe that providing these personal security benefits as deemed necessary from time to time for certain NEOs was in the best interest of each company and their respective shareholders.
MiniMed Executive Compensation Governance Practices and Policies
Stock Ownership and Retention Policy
MiniMed’s executive stock ownership and retention guidelines are meant to align management and shareholder incentives at the highest levels of MiniMed’s organization. The guidelines require that MiniMed’s CEO maintain ownership of stock equal to six times base salary, executives reporting to the CEO and certain other employees maintain ownership of stock equal to three times base salary, and all other executive officers maintain ownership of stock equal to two times annual base salary. In addition, non-employee Directors are required to maintain ownership of stock equal to five times the annual cash retainer. Until this ownership guideline is met, MiniMed’s executives and non-employee Directors subject to the guidelines may not sell or otherwise dispose of MiniMed stock except for shares withheld or sold solely to satisfy applicable tax withholding obligations upon vesting of equity awards and/or the payment of the exercise price of exercised options. For purposes of complying with the guidelines, shares owned outright, legally or beneficially, by an officer or non-employee Director or their immediate family members residing in the same household, unvested restricted stock units (including performance stock units for which the performance metrics have been achieved but are still subject to time-based vesting), and shares held in the tax-qualified and nonqualified retirement and deferred compensation plans count toward the guideline.
Hedging and Pledging Policy
MiniMed’s Board has adopted an insider trading policy that prohibits the hedging or pledging of MiniMed securities as collateral for a loan by MiniMed’s executives and Directors, with the intent of ensuring that MiniMed’s executives and Directors are in compliance with applicable securities laws.
Sale and Transfer of Awards
All stock option, restricted stock, RSUs and PSUs are granted under plans that specifically prohibit the sale, assignment, and transfer of awards with limited exceptions such as the death of the award recipient. However, the MiniMed Compensation and Talent Committee may allow an award holder to assign or transfer an award.
Incentive Compensation Forfeiture
MiniMed has implemented a policy for the recovery of erroneously awarded compensation that applies to its executive officers and is intended to comply with Exchange Act Rule 10D-1 and Nasdaq listing standards.
Equity Compensation Forfeiture
MiniMed may require the return or forfeiture of cash and shares received or receivable in certain circumstances in which an employee has a termination of employment from MiniMed or any affiliate. MiniMed may exercise its ability to require forfeiture of awards, including time-based awards, if the employee receives or is entitled to receive delivery of shares or proceeds under an equity award program within six months prior to or 12 months following the date of termination of employment if the current or former employee engages in any of the following activities: (a) performing services for or on behalf of any competitor of, or competing with, MiniMed or any affiliate; (b) unauthorized disclosure of material proprietary information of MiniMed or any affiliate; (c) a violation of applicable business ethics policies or business policies of MiniMed or any affiliate; or (d) any other occurrence that is consistent with the intent noted in items (a)-(c), as determined by the MiniMed Compensation and Talent Committee.
Tax and Accounting Implications
MiniMed does not provide tax gross-ups for its executives except for certain benefit programs, such as relocation, that are part of company-wide policies available to all employees.
In evaluating compensation programs applicable to MiniMed’s executive officers, the MiniMed Compensation and Talent Committee considers the potential impact on MiniMed of Section 162(m) of the Code (“Section 162(m)”), which places a limit of $1 million per year on the amount of compensation paid to certain of MiniMed’s executive officers that is deductible by MiniMed for federal income tax purposes, but retains discretion to grant compensation that exceeds the limitation on deductibility.
The MiniMed Compensation and Talent Committee also considers accounting treatment in the design of various forms of awards in determining the overall components of its compensation program, including forms of incentive equity under the long-term incentive plan.
Compensation Risk Assessment
MiniMed is committed to effective risk management, which includes the operation of compensation programs that appropriately balance risk and reward. This commitment is underpinned by a number of policies and practices that are intended to encourage MiniMed’s executives to act like long-term shareholders. These policies and practices include robust ownership requirements, compensation recoupment policies, robust trading prohibitions to mitigate conflicts of interest, and protection of MiniMed interests during and following separation of employment.
MiniMed’s Compensation and Talent Committee, with the assistance of the MiniMed Independent Consultant and management, has reviewed a risk assessment of MiniMed’s employee compensation programs, including executive compensation programs. Based on this assessment, the MiniMed Compensation and Talent Committee believes that MiniMed’s compensation programs are not reasonably likely to have a material adverse effect on MiniMed.

Compensation and Talent Committee Report
The Compensation and Talent Committee has reviewed and discussed with management the section of this proxy statement entitled “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation and Talent Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement.
COMPENSATION AND TALENT COMMITTEE:
David Endicott
Kevin Lofton
Laura Mauri
Matt Walter
Tim Wicks, Chair

Executive Compensation
2026 Summary Compensation Table
The following table summarizes all compensation awarded to, earned by, or paid to MiniMed’s NEOs during fiscal years 2025 and 2026. Such compensation was paid or granted by Medtronic prior to the Separation and by MiniMed after the Separation. Please refer to the section entitled “Compensation Discussion and Analysis” of this proxy statement for a description of the compensation components for MiniMed’s NEOs. A narrative description of the material factors necessary to understand the information is provided below the Summary Compensation Table. Chad Spooner was not employed by Medtronic or MiniMed during fiscal year 2025. Accordingly, his individual compensation information is not included for that year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Que Dallara	2026	$810,769	$965,000	$3,347,506	$3,218,844	—	$88,109	$8,430,228
Chief Executive Officer	2025	$758,269	—	$4,734,375	$1,800,137	$782,595	$382,787	$8,458,163
Chad Spooner(5)	2026	$519,231	$970,000	$4,885,460	$647,908	—	$43,994	$7,066,593
Executive Vice President, Chief Financial Officer
Ali Dianaty	2026	$591,440	$907,385	$1,313,020	$959,352	—	$66,140	$3,837,337
Executive Vice President, Chief Product & Technology Officer	2025	$574,943	$51,796	$1,394,147	$25,002	$340,481	$66,008	$2,452,377
Courtney Nelson Wills(6)	2026	$462,673	$330,000	$321,596	$593,456	—	$57,513	$1,765,238
Senior Vice President, General Counsel	2025	$442,254	—	$441,201	$25,002	$245,461	$54,560	$1,208,478
Gillian Chandrasena	2026	$449,731	$835,000	$796,349	$492,182	—	$32,560	$2,605,822
Senior Vice President, Chief Human Resources Officer	2025	$80,096	—	$1,717,984	—	$34,381	$4,904	$1,837,365

(1)	See “—Bonus” below for more details.
(2)
This column represents the grant date fair values of PSU awards and RSU awards granted in each applicable year, all of which were calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. See “—2026 Equity Awards” below for more details.

(3)
Information regarding the assumptions used to calculate these amounts is incorporated by reference to Note 12, “Stock Purchase and Award Plans” to the financial statements included in Medtronic’s Annual Report on Form 10-K for fiscal year 2026 and Note 9, “Stock-based Compensation,” to MiniMed’s consolidated financial statements.

(4)	See “—All Other Compensation” below for more details.
(5)	Mr. Spooner commenced employment on July 14, 2025. Therefore, amounts reflected for his salary and Bonus are prorated to reflect his time employed during fiscal year 2026.
(6)
On July 30, 2026, Ms. Nelson Wills notified the Company of her decision to resign from her position, effective September 25, 2026. See our Current Report on Form 8-K, filed on August 5, 2026, for more information.

Salary
The salary column represents the base salary earned by each NEO during fiscal years 2025 and 2026. This column includes any amounts that the officer may have deferred, which amounts also are included in the 2026 Nonqualified Deferred Compensation Table.

2026 Equity Awards
Amounts reported in the stock awards and option awards columns for fiscal year 2026 represent aggregate grant date fair value of:
•
FY 2026 Annual Medtronic Equity Awards, Converted into MiniMed Restricted Stock Units: The annual Medtronic PSU and RSU awards were granted by Medtronic in July 2025, and in connection with the Separation, were converted into MiniMed time-vesting restricted stock units. The value of these awards also includes the incremental fair value, computed as of the modification date, resulting from such conversion, computed in accordance with FASB ASC Topic 718.

•	MiniMed IPO Awards: The IPO Grants, consisting of performance-based restricted stock unit awards and nonqualified stock options granted on March 9, 2026.
•
The nonqualified stock options were granted at an exercise price per share equal to the closing price of MiniMed Common Stock on March 9, 2026 (the “Grant Date”). The value of these NQSOs was $1,500,000 for Ms. Dallara, $500,000 for Mr. Spooner, $750,000 for Mr. Dianaty, and $375,000 for each of Ms. Nelson Wills and Ms. Chandrasena. Each NQSO expires ten (10) years from the Grant Date and vests as to one-third (1/3) of the award on each of the second, third, and fourth anniversaries of the Grant Date, generally subject to the NEO’s continued service through the applicable vesting date.

•
The number of performance-based restricted stock units granted to each NEO was determined by dividing the applicable target grant date value ($1,500,000 for Ms. Dallara, $500,000 for Mr. Spooner, $250,000 for Mr. Dianaty, and $125,000 for each of Ms. Nelson Wills and Ms. Chandrasena) by the closing price of MiniMed Common Stock on the Grant Date. Such performance-based restricted stock units are eligible to vest in full (100%) on the first anniversary of the Grant Date, generally subject to the NEO’s continued service through the vesting date and subject to MiniMed’s achievement of a target closing price per share of MiniMed Common Stock on the Divestment Date. If such stock price is not achieved, then no performance-based restricted stock units will vest.

The grant date value of the performance-based awards is based upon the probable outcome of the performance conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, excluding the effect of estimated forfeitures, in accordance with FASB ASC Topic 718, Compensation–Stock Compensation. For purposes of the Summary Compensation Table, it was assumed that the probable outcome of the performance conditions for MiniMed PSUs granted in 2026 would result in the achievement of the target closing price of at least $32.05 per share of MiniMed Common Stock on the Divestment Date determined by using a Monte Carlo valuation model. Accordingly, the grant date fair value was determined by multiplying the number of MiniMed PSUs awarded by $0.18 on the date of grant. There are no threshold or maximum levels of payouts for these awards, therefore they have no maximum grant date fair values that differ from the grant date fair values included in the table.
Information regarding the assumptions used to calculate these amounts is incorporated by reference to Note 12, “Stock Purchase and Award Plans” in the financial statements included in Medtronic’s Annual Report on Form 10-K for fiscal year 2026 and Note 9, “Stock-based Compensation,” in MiniMed’s consolidated financial statements.
Bonus
This column includes the Medtronic MIP payments earned by the NEOs during fiscal year 2026 and payable subsequent to fiscal year end. This column includes any amounts that the officer may have deferred, which amounts also are included in the 2026 Nonqualified Deferred Compensation Table. For a more detailed description, see the “Fiscal Year 2026 Annual Medtronic Incentive Plan” section of the CD&A. Although the Medtronic MIP payments paid to the NEOs are generally based on performance targets, the actual payouts were subject to mid-year calibrations.
This column also includes the following amounts:
•
For Mr. Spooner, includes $500,000 of the one-time new hire cash bonus paid in March 2026 pursuant to Mr. Spooner’s offer letter. The remaining $900,000 installment was payable in June 2026 and is not included in the amount reported for fiscal year 2026.

•	For Mr. Dianaty, includes a retention bonus, an inventor award, and a discretionary bonus.
•	For Ms. Chandrasena, includes a new hire bonus for fiscal year 2026.

All Other Compensation
The all other compensation column includes the following:

Name	Fiscal Year	Perquisites and Other Personal Benefits ($)(1)	Contributions to Defined Contribution Plans ($)(2)	Tax Reimbursements	Family Travel Expenses(3)	Total ($)
Que Dallara	2026	$29,040	$54,145	$19	$4,905	$88,109
Chad Spooner	2026	$26,280	$17,714	—	—	$43,994
Ali Dianaty	2026	$18,000	$47,254	$118	$768	$66,140
Courtney Nelson Wills	2026	$13,000	$43,237	$706	$570	$57,513
Gillian Chandrasena	2026	$20,192	$12,351	$17	—	$32,560

(1)	This column represents the aggregate incremental cost of perquisites and other personal benefits, and includes:
•	For Ms. Dallara, includes a $24,000 business allowance and security services of $5,040.
•	For Mr. Spooner, includes a business allowance of $13,846 and relocation benefits of $12,434.
•	For Mr. Dianaty, includes a business allowance of $18,000.
•	For Ms. Nelson Wills, includes a business allowance of $13,000.
•	For Ms. Chandrasena, includes a business allowance of $20,192.

Medtronic occasionally allows its executives to use tickets for sporting and special events previously acquired by Medtronic when no other business use has been arranged. There is no incremental cost to Medtronic for such use.

(2)
This amount reflects the contribution by Medtronic to match contributions that NEOs elected to make to the Medtronic Savings and Investment Plan. Medtronic provides an automatic matching contribution equal to 50% of a participant’s elective deferrals up to 6% of eligible compensation. Medtronic also may provide a discretionary matching contribution based on its financial performance during the fiscal year that, when combined with the automatic matching contribution, will not exceed 150% of a participant’s elective deferrals up to 6% of eligible compensation. In fiscal year 2026 the EPS achievement was $5.53, which equaled a $0.562 matching contribution for every $1 elective deferral a participant contributed to the plan up to 6% of eligible compensation. Participants in the Medtronic PIA receive a contribution from Medtronic equal to 5% of eligible pay at the end of the fiscal year. The amount for Ms. Nelson Wills includes $31,435 in Medtronic contributions to the qualified ($17,500) and non-qualified Medtronic PIA ($13,935). Participants in the MCC receive a contribution from Medtronic equal to 3% of eligible pay at the end of the fiscal year. The amount for Ms. Dallara includes $43,387 in Medtronic contributions to the qualified ($10,500) and the non-qualified MCC ($32,887). The amount for Mr. Dianaty includes $35,452 in Medtronic contributions to the qualified ($10,500) and the non-qualified MCC ($24,952). The amount for Ms. Chandrasena includes $12,351 in Medtronic contributions to the qualified ($10,500) and the non-qualified MCC ($1,851). For additional information on the nonqualified MCC plan, see the 2026 Nonqualified Deferred Compensation table.

(3)	This column represents the reimbursement of family travel expenses to attend business events.
2026 Grants of Plan-Based Awards Table
The following table summarizes all plan-based award grants to each of the NEOs during fiscal year 2026, as described in greater detail in the CD&A. Equity awards that were granted under the 2021 Medtronic plc Long Term Incentive Plan converted to awards of MiniMed stock pursuant to the Employee Matters Agreement, provided, that in accordance with the Employee Matters Agreement, certain awards, including Medtronic options, remained denominated in Medtronic Ordinary Shares and became fully vested as of the Separation. The amounts reflected in the table for equity awards granted by Medtronic prior to the Separation represent the number of shares underlying the applicable award and, where applicable, the exercise price of the applicable award, in each case, after giving effect to the conversion of Medtronic equity into MiniMed equity, if applicable, in connection with the Separation.

Threshold amounts assume attainment of plan performance thresholds. You should refer to the CD&A section entitled “Fiscal Year 2026 Compensation Decisions” to understand how plan-based awards are determined. A narrative description of the material factors necessary to understand the information in the table is provided below.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Incentive)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Award Type(1)	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Que Dallara	IPO OPTION GRANT	3/9/2026	3/9/2026								252,526	18.00	1,868,692
	IPO PSU GRANT	3/9/2026	3/9/2026				—	83,334	—				15,000
	MDT OPTION GRANT	7/28/2025	7/28/2025								69,005	91.97	$1,350,152
	CONVERTED UNITS	7/28/2025	7/28/2025							127,609			2,282,925
	CONVERTED UNITS	7/28/2025	7/28/2025							51,044			913,177
	INCREMENTAL VALUE	3/11/2026	3/9/2026										136,404 (6)
Chad Spooner	IPO OPTION GRANT	3/9/2026	3/9/2026								84,176	18.00	622,902
	IPO PSU GRANT	3/9/2026	3/9/2026				—	27,778	—				5,000
	MDT OPTION GRANT	7/28/2025	7/28/2025								1,278	91.97	$25,005
	CONVERTED UNITS	7/28/2025	7/28/2025							70,896			1,268,329
	CONVERTED UNITS	7/28/2025	7/28/2025							127,609			2,282,925
	CONVERTED UNITS	7/28/2025	7/28/2025							70,896			1,268,329
	INCREMENTAL VALUE	3/11/2026	3/9/2026										60,876 (6)
Ali Dianaty	IPO OPTION GRANT	3/9/2026	3/9/2026								126,263	18.00	934,346
	IPO PSU GRANT	3/9/2026	3/9/2026				—	13,889	—				2,500
	MDT OPTION GRANT	7/28/2025	7/28/2025								1,278	91.97	$25,005
	CONVERTED UNITS	7/28/2025	7/28/2025							35,448			634,165
	CONVERTED UNITS	7/28/2025	7/28/2025							35,448			634,165
	INCREMENTAL VALUE	3/11/2026	3/9/2026										42,190 (6)
Courtney Nelson Wills	IPO OPTION GRANT	3/9/2026	3/9/2026								63,132	18.00	467,177
	IPO PSU GRANT	3/9/2026	3/9/2026				—	6,945	—				1,250
	MDT OPTION GRANT	7/28/2025	7/28/2025								1,278	91.97	$25,005
	MDT OPTION GRANT	7/28/2025	7/28/2025								5,176	91.97	$101,274
	CONVERTED UNITS	7/28/2025	7/28/2025							11,486			205,485
	CONVERTED UNITS	7/28/2025	7/28/2025							5,743			102,742
	INCREMENTAL VALUE	3/11/2026	3/9/2026										12,119 (6)
Gillian Chandrasena	IPO OPTION GRANT	3/9/2026	3/9/2026								63,132	18.00	467,177
	IPO PSU GRANT	3/9/2026	3/9/2026				—	6,945	—				1,250
	MDT OPTION GRANT	7/28/2025	7/28/2025								1,278	91.97	$25,005
	CONVERTED UNITS	7/28/2025	7/28/2025							19,852			355,152
	CONVERTED UNITS	7/28/2025	7/28/2025							11,486			205,485
	CONVERTED UNITS	7/28/2025	7/28/2025							11,486			205,485
	INCREMENTAL VALUE	3/11/2026	3/9/2026										28,977 (6)

(1)	Award Type
IPO OPTION GRANT = One-time grant of NQSOs in connection with Separation on March 9, 2026 (the “Grant Date”). The IPO Option Grant vests 33% on each of March 9, 2028 and March 9, 2029, and 34% on March 9, 2030, subject to the NEO’s continued service through the applicable vesting date.
IPO PSU GRANT = One-time grant of performance-based restricted stock units in connection with the Separation on March 9, 2026. The IPO PSU Grant vests in full (100%) on the first anniversary of the Grant Date, subject to MiniMed Common Stock achieving a closing price per share of at least $32.05 as of the Divestment Date and the NEO’s continued service through the applicable vesting date.
MDT OPTION GRANT = Reflects annual grant of options by Medtronic that accelerated in full (100%) in connection with the Separation and remains denominated in Medtronic ordinary shares. Employees have the lesser of 5 years or the remainder of the term to exercise their outstanding Medtronic options.
CONVERTED UNITS = Reflects MiniMed time-vesting restricted stock units delivered upon the conversion of Medtronic restricted stock units and certain performance share units that converted in connection with the Separation, pursuant to the terms of the Employee Matters Agreement. See the “2026 Outstanding Equity Awards at Fiscal Year-End” table below for the vesting schedule of such Converted Units.
INCREMENTAL VALUE = Reflects the incremental fair value of the MiniMed time-vesting restricted stock units that were delivered upon the conversion of all outstanding Medtronic restricted stock units and certain performance share units that converted in connection with the Separation, pursuant to the terms of the Employee Matters Agreement.

(2)	Estimated Future Payouts under Equity Incentive Plan Awards
The amounts reported in this column represent grants of performance stock units with the following vesting schedules: IPO PSU Award vest in full (100%) on the first anniversary of the Grant Date, subject to MiniMed Common Stock achieving a closing price per share of at least $32.05 as of the Divestment Date and the NEO’s continued service through the applicable vesting date. There are no threshold or maximum levels for these awards. For more information on MiniMed’s equity award grants, see “—Compensation Discussion and Analysis—Fiscal Year 2026 Compensation Decisions— MiniMed IPO Grants at Separation.”
(3)	All Other Stock Awards
The amounts reported in this column represent grants of time-vesting restricted stock units with the following vesting schedules: the Converted Units vest as indicated in the footnotes to the “2026 Outstanding Equity Awards at Fiscal Year-End” table.
(4)	All Other Option Awards/Exercise or Base Price of Option Awards
The exercise or base price of the stock option grant represents the closing market price of Medtronic Ordinary Shares or MiniMed Common Stock on the date of grant, as applicable. Medtronic option awards vested upon the Separation. MiniMed option awards vest one-third of the award on each of the second, third, and fourth anniversaries of the grant date.
(5)	Grant Date Fair Value of Stock and Option Awards
The grant date fair value of Stock and Option Awards is determined in accordance with FASB ASC Topic 718, Compensation–Stock Compensation. For RSUs and PSUs, the value is generally estimated based on the fair market value of the underlying stock on the date of grant. For the IPO PSU Awards, MiniMed used a Monte Carlo methodology to estimate the fair value at the date of grant. For Medtronic option grants, the fair value is estimated on the date of grant using the Black-Scholes option valuation model.
(6)	Incremental Value
Medtronic outstanding RSUs and certain Medtronic PSUs were converted into MiniMed RSUs using the Conversion Ratio. Additionally, as part of the conversion, the Medtronic PSUs for the fiscal year 2026-2028 period were deemed satisfied at the target level, and the Medtronic PSUs for the fiscal year 2025-2027 period were deemed satisfied at the forecasted achievement level as of the Separation Date. All other vesting terms and conditions were not affected by the conversion. This change in the awards was considered to be a modification of the awards that caused incremental compensation expense determined by comparing the fair value of the outstanding awards immediately before and after the modification. Amounts reported as INCREMENTAL VALUE represent the incremental increase in fair value related to the conversion of Medtronic RSU and PSU awards into MiniMed RSU awards on March 11, 2026.
The incremental expense in the “Grant Date Fair Value of Stock and Option Awards” column includes the following awards:
•
Ms. Dallara: 7/29/2024 grant date(s) with an incremental expense of $61,634 and $17,682; 7/28/2025 grant date(s) with an incremental expense of $28,831 and $11,529; 7/31/2023 grant date with an incremental expense of $12,087; and 5/2/2022 grant date with an incremental expense of $4,641.

•	Mr. Spooner: 7/28/2025 grant date(s) with an incremental expense of $16,023, $28,831 and $16,023.
•
Mr. Dianaty: 12/6/2023 grant date with an incremental expense of $2,485; 7/31/2023 grant date with an incremental expense of $3,094; 7/29/2024 grant date(s) with an incremental expense of $2,409, $10,281 and $7,357; 10/28/2024 grant date with an incremental expense of $541; and 7/28/2025 grant date(s) with an incremental expense of $8,011 and $8,011.

•
Ms. Nelson Wills: 7/31/2023 grant date with an incremental expense of $1,085; 7/29/2024 grant date(s) with an incremental expense of $3,949, $216, and $2,979; and 7/28/2025 grant date(s) with an incremental expense of $2,593 and $1,297.

•	Ms. Chandrasena: 3/3/2025 grant date(s) with an incremental expense of $6,250 and $13,065; and 7/28/2025 grant date(s) with an incremental expense of $4,476, $2,593 and $2,593.
Information regarding the assumptions used to calculate these amounts is incorporated by reference to Note 12, “Stock Purchase and Award Plans,” to the financial statements included in Medtronic’s Annual Report on Form 10-K for fiscal year 2026 and Note 9, “Stock-based Compensation,” to MiniMed’s consolidated financial statements.

2026 Outstanding Equity Awards at Fiscal Year-End
The table below reflects all outstanding equity awards made to each of MiniMed’s NEOs that were outstanding at the end of fiscal year 2026. The market or payout value of unearned shares, units or other rights that have not vested is based on $13.20, which was the closing price of MiniMed Common Stock on Nasdaq on April 24, 2026 and for performance share unit awards presumes that the target performance goals are met. Options granted to the MiniMed NEOs that remained denominated in Medtronic Ordinary Shares following the Separation are presented in the accompanying footnotes.

	Option Awards						Stock Awards
Name	Option	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Grant Date		Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
			Exercisable	Unexercisable
Que Dallara(2)	3/9/2026	(3)	—	252,526	18.00	3/9/2036
							3/9/2026	(4)			83,334	1,100,009
							5/2/2022	(5)	11,443	151,048
							7/31/2023	(6)	57,239	755,555
							7/29/2024	(7)	80,842	1,067,114
							7/29/2024	(8)	281,937	3,721,568
							7/28/2025	(9)	51,044	673,781
							7/28/2025	(10)	127,609	1,684,439
Chad Spooner(11)	3/9/2026	(3)	—	84,176	18.00	3/9/2036
							3/9/2026	(4)			27,778	366,670
							7/28/2025	(12)	70,896	935,827
							7/28/2025	(13)	70,896	935,827
							7/28/2025	(14)	127,609	1,684,439
Ali Dianaty(15)	3/9/2026	(3)	—	126,263	18.00	3/9/2036
							3/9/2026	(4)			13,889	183,335
							7/31/2023	(16)	14,628	193,090
							12/6/2023	(17)	11,563	152,632
							7/29/2024	(18)	11,054	145,913
							7/29/2024	(19)	33,684	444,629
							7/29/2024	(20)	46,989	620,255
							10/28/2024	(21)	2,444	32,261
							7/28/2025	(22)	35,448	467,914
							7/28/2025	(23)	35,448	467,914
Courtney Nelson Wills(24)	3/9/2026	(3)	—	63,132	18.00	3/9/2036
							3/9/2026	(4)			6,945	91,674
							7/31/2023	(25)	5,151	67,993
							7/29/2024	(26)	955	12,606
							7/29/2024	(27)	13,646	180,127
							7/29/2024	(28)	18,082	238,682
							7/28/2025	(29)	5,743	75,808
							7/28/2025	(30)	11,486	151,615
Gillian Chandrasena(31)	3/9/2026	(3)	—	63,132	18.00	3/9/2036
							3/9/2026	(4)			6,945	91,674
							3/3/2025	(32)	28,116	371,131
							3/3/2025	(33)	58,825	776,490
							7/28/2025	(34)	11,486	151,615
							7/28/2025	(35)	11,486	151,615
							7/28/2025	(36)	19,852	262,046

(1)	Amounts in these columns include dividend equivalent units of Medtronic that were distributed upon the conversion of Medtronic awards into MiniMed awards.

(2)	Does not include the following option awards granted to Ms. Dallara that remain denominated in Medtronic Ordinary Shares:

Option Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
5/2/2022	53,578	—	103.14	3/9/2031
8/1/2022	67,929	—	93.08	3/9/2031
7/31/2023	72,208	—	87.76	3/9/2031
7/29/2024	110,880	—	80.00	3/9/2031
7/28/2025	69,005	—	91.97	3/9/2031

(3)	Represents options which vest 33% on each of March 9, 2028 and March 9, 2029, and 34% on March 9, 2030, subject to the NEO’s continued service through the applicable vesting date.
(4)
Represents the number of PSUs which are eligible to vest on March 9, 2027, subject to MiniMed Common Stock achieving a closing price per share of at least $32.05 as of the Divestment Date and the NEO’s continued service through the applicable vesting date. Each PSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(5)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on March 10, 2027 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(6)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on July 31, 2026 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(7)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on July 29, 2027 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(8)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on April 30, 2027 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(9)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on July 28, 2028 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(10)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on April 28, 2028 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(11)	Does not include the following option award granted to Mr. Spooner that remain denominated in Medtronic Ordinary Shares:

Option Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
7/28/2025	1,278	—	91.97	3/9/2031

(12)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on April 28, 2028 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(13)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on July 28, 2028 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(14)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest in three equal installments on July 28, 2026, July 28, 2027 and July 28, 2028. subject to the NEO’s continued service through the applicable vesting date Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(15)	Does not include the following option awards granted to Mr. Dianaty that remain denominated in Medtronic Ordinary Shares:

Option Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
7/30/2018	2,119	—	89.08	7/30/2028
8/3/2020	8,596	—	97.33	8/3/2030
8/2/2021	1,085	—	131.26	3/9/2031
8/2/2021	5,729	—	131.26	3/9/2031
11/1/2021	4,603	—	120.23	3/9/2031
11/1/2021	26,679	—	120.23	3/9/2031
8/1/2022	1,416	—	93.08	3/9/2031
8/1/2022	16,983	—	93.08	3/9/2031
7/31/2023	1,338	—	87.76	3/9/2031
7/31/2023	18,453	—	87.76	3/9/2031
7/29/2024	1,540	—	80.00	3/9/2031
7/28/2025	1,278	—	91.97	3/9/2031

(16)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on July 31, 2026 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(17)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on December 6, 2026 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(18)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on December 6, 2026 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(19)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on July 29, 2027 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(20)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on April 30, 2027 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(21)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest in three equal installments on October 28, 2026, October 28, 2027, and October 29, 2028 subject to the NEO’s continued service through the applicable vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(22)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on April 28, 2028 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(23)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on July 28, 2028 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(24)	Does not include the following option awards granted to Ms. Nelson Wills that remain denominated in Medtronic Ordinary Shares:

Option Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
7/31/2017	92	—	83.97	7/31/2027
7/30/2018	1,137	—	89.08	7/30/2028
8/3/2020	4,889	—	97.33	8/3/2030
8/2/2021	1,085	—	131.26	3/9/2031
8/2/2021	3,223	—	131.26	3/9/2031
8/1/2022	3,821	—	93.08	3/9/2031
8/1/2022	1,416	—	93.08	3/9/2031
10/31/2022	2,765	—	87.34	3/9/2031
7/31/2023	1,338	—	87.76	3/9/2031
7/31/2023	6,499	—	87.76	3/9/2031
7/29/2024	1,540	—	80.00	3/9/2031
7/28/2025	1,278	—	91.97	3/9/2031
7/28/2025	5,176	—	91.97	3/9/2031

(25)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on July 31, 2026 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(26)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on April 30, 2027 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(27)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on July 29, 2027 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(28)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on April 30, 2027 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(29)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on July 28, 2028 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(30)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on April 28, 2028 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(31)	Does not include the following option awards granted to Ms. Chandrasena that remain denominated in Medtronic Ordinary Shares:

Option Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
7/28/2025	1,278	—	91.97	3/9/2031

(32)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest in two equal installments on March 3, 2027 and March 3, 2028 subject to the NEO’s continued service through the applicable vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(33)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on April 30, 2027 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(34)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on April 28, 2028 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(35)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest on July 28, 2028 subject to the NEO’s continued service through the vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

(36)
Represents RSUs which were delivered upon the conversion of Medtronic RSUs or PSUs in connection with the Separation, pursuant to the terms of the Employee Matters Agreement and which vest in three equal installments on July 28, 2026, July 28, 2027 and July 28, 2028 subject to the NEO’s continued service through the applicable vesting date. Each RSU represents the right to receive one share of MiniMed Common Stock upon vesting.

2026 Option Exercises and Stock Vested
The table below includes information related to Medtronic options exercised by each of MiniMed’s NEOs, Medtronic PSUs that vested and remained denominated in Medtronic Ordinary Shares and Medtronic RSUs that converted into MiniMed RSUs that vested during fiscal year 2026. The table also includes the value realized for such options, RSUs, and PSUs. For options, the value realized on exercise is equal to the difference between the market price of the underlying Medtronic Ordinary Shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying Medtronic Ordinary Shares or MiniMed Common Stock, as applicable.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Que Dallara	—	—	66,870	4,966,536
Chad Spooner	—	—	—	—
Ali Dianaty	—	—	16,405	1,449,251
Courtney Nelson Wills	—	—	5,365	463,868
Gillian Chandrasena	—	—	2,734	264,405

2026 Nonqualified Deferred Compensation
Prior to the Separation, MiniMed’s Named Executive Officers were eligible to participate in the Medtronic Capital Accumulation Plan and the Medtronic Nonqualified Retirement Plan Supplement. In connection with the Separation, MiniMed assumed certain liabilities under Medtronic’s Medtronic Capital Accumulation Plan and Nonqualified Retirement Plan Supplement for the benefits of MiniMed employees, whose balances were transferred to the MiniMed CAP and the MiniMed NRPS, as applicable. The MiniMed CAP and MiniMed NRPS mirror the Medtronic Capital Accumulation Plan and the Medtronic Nonqualified Retirement Plan Supplement in all material respects. The following table provides information on non-qualified deferred compensation of the NEOs during fiscal year 2026.

Name		Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Que Dallara	CAP	—	—	$19,966	—	$99,825
	NRPS	—	$32,887	$14,134	—	$81,168
Chad Spooner	CAP	—	—	—	—	—
	NRPS	—	$1,962	—	—	$1,962
Ali Dianaty	CAP	—	—	—	—	—
	NRPS	—	$24,952	$26,879	—	$140,227
Courtney Nelson Wills	CAP	$49,092	—	$55,537	—	$310,422
	NRPS	—	$13,935	$24,256	—	$125,338
Gillian Chandrasena	CAP	$29,173	—	$3,303	—	$32,476
	NRPS	—	$1,851	—	—	$1,851

CAP = Medtronic Capital Accumulation Plan (prior to the Separation) and MiniMed Capital Accumulation Plan (after the Separation).
NRPS = Medtronic Nonqualified Retirement Plan Supplement (prior to the Separation) and MiniMed Nonqualified Retirement Plan Supplement (after the Separation).
(1)
The following amounts of Executive Contributions from the table above have been reported in the “Bonus” column for Ms. Nelson Wills and in the “Salary” column for Ms. Chandrasena in the Summary Compensation Table:

Name	Contributions
Que Dallara	—
Chad Spooner	—
Ali Dianaty	—
Courtney Nelson Wills	$49,092
Gillian Chandrasena	$29,173

(2)	Both Medtronic and MiniMed contributions are included in the Summary Compensation Table in the “All Other Compensation” column.
(3)
No amounts of Aggregate Earnings from the table above have been reported in the current year’s Summary Compensation Table for any of MiniMed’s NEOs since the earnings were not preferential or above market.

(4)	The following amounts of Aggregate Balance from the table above have been reported in the Summary Compensation Table from fiscal years prior to fiscal year 2026:

Name	Contributions
Que Dallara	$40,189
Chad Spooner	—
Ali Dianaty	$23,755
Courtney Nelson Wills	$53,761
Gillian Chandrasena	—

Capital Accumulation Plan
Medtronic (prior to the Separation) and MiniMed (after the Separation) provide all employees at the vice president level or above, including the NEOs prior to the Separation, and other highly compensated employees with a market-competitive nonqualified deferred compensation plan through the Medtronic CAP (prior to the Separation) and the MiniMed CAP (after the Separation). The MiniMed CAP is a continuation of the amended and restated Medtronic CAP with liabilities under the Medtronic CAP transferred to the MiniMed CAP that will remain subject to substantially the same terms and conditions as under the Medtronic CAP.

The MiniMed CAP allows eligible employees to make voluntary deferrals from their base pay and incentive payments, which are then credited with gains or losses based on the performance of selected investment alternatives that are the same as those offered in the tax-qualified 401(k) plan for all employees. There are no Medtronic contributions to the Medtronic CAP or Medtronic subsidized returns or Medtronic guaranteed returns.
The MiniMed CAP allows U.S. executives of MiniMed to defer:
•	up to 50% of their base salary;
•	up to 80% of their annual incentive plan payments; and
•	up to 80% of their commissions (applicable only to those executives in a commission plan).
The minimum amount of each reward element that may be deferred is 10%. The aggregate balances shown above represent amounts that the NEOs earned but elected to defer, plus gains (or losses). Participants receive credits of gains or losses daily based on funds that are indexed to investment alternatives under the plan chosen by the participants under both the MiniMed and Medtronic 401(k) plans.
When participants elect to defer amounts, they also select when the amounts will ultimately be distributed. Distributions may be made on a certain future date (as long as that date is at least five years beyond the period of deferral) or at retirement, or, for specified employees under Section 409A of the Code, six months after the date of retirement (in the form of a lump sum distribution or installments over 5, 10 or 15 years). All distributions are made in cash, and there are limited opportunities to change the distribution elections. These include a hardship withdrawal and a “redeferral” election that must be made at least 12 months prior to a scheduled payment (and only if the redeferral is for at least an additional five years).
PSUs
Under the Medtronic plc Amended and Restated 2013 Stock Award and Incentive Plan and the 2021 Medtronic plc Long Term Incentive Plan, certain participants, including the NEOs, are allowed to defer the receipt of earned performance share units for a specified period or until a specific date. This deferral election can be between 5% and 80% (in 5% increments) of the total performance share units that would have otherwise been settled on the applicable settlement date. The MiniMed LTIP does not currently allow participants to defer the receipt of earned performance share units.
Nonqualified Retirement Plan Supplement
The MiniMed NRPS is designed to restore benefits lost under the MiniMed Savings and Investment Plan due to covered compensation limits prescribed by the Code for qualified retirement plans, particularly Section 401(a)(17) and Section 415 of the Code. The Opening Account Balance under the MiniMed NRPS is the amount transferred from the Medtronic NRPS for Medtronic Personal Investment Plan and Core Contributions accounts pursuant to the Employee Matters Agreement.
Upon separation from service, within the meaning of Section 409A of the Code (generally, retirement, termination of employment, or significant reduction in work schedule), the amount of retirement benefits earned under the MiniMed NRPS is calculated. If the aggregate value of the participant’s benefit is less than or equal to $100,000, the value is paid out as a lump sum six months after separation from service. If the aggregate value of the participant’s benefit exceeds $100,000, the value is paid out over a 15-year period in the form of a monthly annuity commencing six months after separation from service. The monthly benefit is the sum of the monthly principal amount and the monthly interest. In the event of the employee’s death prior to the completion of the 15-year payment cycle, any remaining benefits from the MiniMed NRPS are payable per the beneficiary designation on record. If a beneficiary is not named, the benefit is payable to the employee’s surviving spouse, or if there is no surviving spouse, to the children, or if there are no survivors, to the estate.
Medtronic Personal Investment Account
Available to employees hired on or before December 31, 2015, the Medtronic PIA is a defined contribution plan in which employees receive a company contribution equal to 5% of the employee’s eligible pay. Of the 5%, 4% is for retirement income and 1% is intended for retiree medical costs. Employees become vested in the Medtronic PIA after three years of employment. The MiniMed Savings and Investment Plan does not currently have a Personal Investment Plan feature.

Medtronic Core Contribution
Available to Medtronic employees hired on or after January 1, 2016, the MCC is a defined contribution plan in which employees receive a company contribution equal to 3% of eligible pay at the end of the fiscal year. Employees become vested in MCC after three years of employment. The MiniMed Savings and Investment Plan does not currently have a Core Contribution feature.
2026 Potential Payments Upon Termination or Change in Control
The table below illustrates the payments due (1) upon an involuntary termination of employment under the Severance Plan, (2) upon a “change of control” under the COC Severance Plan (as defined under such plan), assuming the NEO was terminated without cause or resigned for good reason, and (3) upon death or disability under the Severance Plan. The table assumes that such event occurred on April 25, 2026 and the value of MiniMed Common Stock at $13.20 per share on such date. See “Compensation Discussion and Analysis” for more information.

	Qualifying termination not in connection with a Change of Control ($)(1)	Qualifying termination in connection with a Change of Control ($)(2)	Death or Disability ($)(3)	Retirement ($)(4)
Que Dallara
Severance Amount	$4,312,000	$6,468,000	—	—
Pro Rata Incentive Payment	—	$1,176,000	—	—
Welfare Benefits	$59,049	$91,367	—	—
Outplacement Services	$3,750	—	—	—
Performance Share Units	$1,100,009	$1,100,009	$1,100,009	—
Stock Options	—	—	—	—
Restricted Stock Units	$151,048	$8,053,505	$7,921,914	—
Total	$5,625,855	$16,888,880	$9,021,923	—
Chad Spooner
Severance Amount	$2,497,500	$3,746,250	—	—
Pro Rata Incentive Payment	—	$573,750	—	—
Welfare Benefits	$30,181	$60,845	—	—
Outplacement Services	$3,750	—	—	—
Performance Share Units	$366,670	$366,670	$366,670	—
Stock Options	—	—	—	—
Restricted Stock Units	$1,684,439	$3,556,093	$2,288,986	—
Total	$4,582,540	$8,303,608	$2,655,655	—
Ali Dianaty
Severance Amount	$2,368,000	$3,552,000	—	—
Pro Rata Incentive Payment	—	$544,000	—	—
Welfare Benefits	$66,799	$100,902	—	—
Outplacement Services	$3,750	—	—	—
Performance Share Units	$183,335	$183,335	$183,335	—
Stock Options	—	—	—	—
Restricted Stock Units	$330,805	$2,524,606	$2,500,397	—
Total	$2,952,689	$6,904,842	$2,683,732	—
Courtney Nelson Wills(5)
Severance Amount	$1,785,000	$2,677,500	—	—
Pro Rata Incentive Payment	—	$367,500	—	—
Welfare Benefits	—	$2,057	—	—
Outplacement Services	$3,750	—	—	—
Performance Share Units	$91,674	$91,674	$91,674	—
Stock Options	—	—	—	—
Restricted Stock Units	—	$726,832	$726,832	—
Total	$1,880,424	$3,865,562	$818,506	—

	Qualifying termination not in connection with a Change of Control ($)(1)	Qualifying termination in connection with a Change of Control ($)(2)	Death or Disability ($)(3)	Retirement ($)(4)
Gillian Chandrasena
Severance Amount	$1,615,000	$2,422,500	—	—
Pro Rata Incentive Payment	—	$332,500	—	—
Welfare Benefits	$63,955	$95,478	—	—
Outplacement Services	$3,750	—	—	—
Performance Share Units	$91,674	$91,674	$91,674	—
Stock Options	—	—	—	—
Restricted Stock Units	$371,131	$1,712,898	$1,251,017	—
Total	$2,145,510	$4,655,050	$1,342,691	—

(1)
In connection with an involuntary termination of employment of the NEOs under the Severance Plan, each NEO is entitled to receive (i) a Severance Amount equal to two-times the sum of the applicable NEO’s base salary and Medtronic MIP target based upon the Severance Plan severance practices adopted by the MiniMed Compensation and Talent Committee applicable to the NEOs, (ii) a lump-sum payment equal to continued COBRA premiums for 24 months based upon the Severance Plan severance practices adopted by the MiniMed Compensation and Talent Committee applicable to the NEOs, and (iii) outplacement services at the premier level. Under the terms of IPO Option Grant Option agreements, the IPO Grant Options will become vested, but the exercise price of such options exceeded the market price on April 25, 2026 and therefore they have no value on April 25, 2026. Under the terms of the IPO Grant PSU awards, the IPO Grant PSU awards will become time-vested and remain outstanding and will be earned based on actual performance. The estimated value for the IPO Grant PSUs assumes target performance for the IPO Grant PSUs. In addition, certain RSU agreements contain provisions providing for acceleration upon termination without cause.

(2)
In connection with a termination without “cause” or a resignation for “good reason” of the NEOs upon a “change of control” under the COC Severance Plan (as defined under such plan), each NEO is entitled to receive a double-trigger payment equal to (i) a Severance Amount equal to three times the sum of the applicable NEO’s annual base salary plus the Highest Annual Bonus, (ii) pro rata incentive payments equal to the Highest Annual Bonus, and (iii) three years of the employer portion of the premiums for health and welfare benefits and life insurance. Under the terms of IPO Grant PSU awards, the IPO Grant PSUs will accelerate vesting upon a change of control unless substitute awards are issued and pay out at the greater of actual performance upon the change of control or target. The IPO Grant Options and RSUs will accelerate vesting upon a change in control unless substitute awards are issued, however the exercise price of such options exceeded the market price on April 25, 2026 and therefore have no value on April 25, 2026. The estimated value for the IPO Grant PSUs assumes target performance for the IPO Grant PSUs.

(3)
In the event of the death or disability of the NEOs, the IPO Grant PSUs will time vest and continue to vest and are paid out based on actual performance at the end of the performance period. The IPO Grant Options will vest immediately. Most of the RSUs will continue to fully vest per the awards’ time based vesting schedules, while for certain RSUs, only the next tranche will vest on a pro rata basis within six weeks following the date of separation from service. However, the exercise price of such options exceeded the market price on April 25, 2026 and therefore have no value on April 25, 2026. The estimated value for the IPO Grant PSUs assumes target performance for the IPO Grant PSUs.

(4)	None of the NEOs were eligible for retirement benefits on April 25, 2026.
(5)	As noted elsewhere in this proxy statement, on July 30, 2026, Ms. Nelson Wills notified the Company of her decision to resign from her position, effective September 25, 2026.
Equity Award Granting Practices
Equity awards for MiniMed NEOs and other employees are approved by MiniMed’s Board or the appropriate committee or sub-committee on or before the date of grant. It is MiniMed’s general practice to grant annual equity awards in July of each year. Equity awards may also be granted outside of MiniMed’s annual grant cycle for new hires, promotions, retention, or other purposes. MiniMed does not permit the timed disclosure of material non-public information for the purpose of affecting the value of executive compensation.
The following table contains information required by Item 402(x)(2) of Regulation S-K regarding stock options granted to MiniMed’s NEOs in fiscal year 2026, during the period from four business days before to one business day after the filing of MiniMed’s periodic reports on Forms 10-K and 10-Q, or current reports on Form 8-K that contained material non-public information. Specifically, the following table includes information regarding the IPO Grant Options granted to MiniMed’s NEOs on March 9, 2026, the closing date of MiniMed’s initial public offering.

Name	Grant Date	Number of securities underlying the award (#)	Exercise price of the award ($/Sh)	Grant date fair value of the award(1) ($)
Percentage change in
the closing market price of the
securities underlying the award
between the trading day ending
immediately prior to the
disclosure of material
nonpublic information and the
trading day beginning
immediately following the
disclosure of material
nonpublic information (2)
(%)

Que Dallara	3/9/2026	252,526	$18.00	$1,868,692	(0.9)%
Chad Spooner	3/9/2026	84,176	$18.00	$622,902	(0.9)%
Ali Dianaty	3/9/2026	126,263	$18.00	$934,346	(0.9)%
Courtney Nelson Wills	3/9/2026	63,132	$18.00	$467,177	(0.9)%
Gillian Chandrasena	3/9/2026	63,132	$18.00	$467,177	(0.9)%

(1)
This column represents the grant date fair values of the IPO Grant Options, which were calculated in accordance with FASB ASC Topic 718. Information regarding the assumptions used to calculate these amounts is incorporated by reference to Note 9, “Stock-based Compensation,” to the consolidated financial statements in MiniMed’s Annual Report on Form 10-K for fiscal year 2026.

(2)
Calculated using the closing prices of MiniMed Common Stock on March 6, 2026 and March 10, 2026, of $18.49, and $18.33, per share, respectively, relating to the filing of the Form 8-K on March 9, 2026 regarding the closing of MiniMed’s initial public offering.

Equity Compensation Plan Information

	(a)(2)	(b)(3)	(c)(4)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders(1)	5,638,284	$91.78	40,455,130
Total	5,638,284	$91.78	40,455,130

__________________
(1)
Relates to the MiniMed LTIP and the MiniMed ESPP. The MiniMed LTIP allows for the maximum number of shares issuable to automatically increase on May 1 of each year, beginning on May 1, 2027 and ending on and including May 1, 2036, by a number of shares of Common Stock equal to three percent (3%) of the total number of shares outstanding on April 30 of such calendar year unless the MiniMed Compensation and Talent Committee approves a lesser number of shares of Common Stock. The MiniMed ESPP allows for the maximum number of shares issuable to automatically increase on May 1 of each year, beginning on May 1, 2027 and terminating on March 9, 2036, by a number of shares of Common Stock equal to the lesser of (i) the number of shares equal to three percent (3%) of the outstanding shares of Common Stock following completion of MiniMed’s initial public offering, (ii) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding April 30, or (iii) such lesser number of shares of Common Stock as determined by the MiniMed Compensation and Talent Committee. Prior to the Separation, these plans were approved by Kangaroo US HoldCo 2, Inc., an indirect wholly-owned subsidiary of Medtronic, the sole stockholder of MiniMed at that time. See “—MiniMed Compensation Programs.”

(2)
Pursuant to SEC guidance, the number of unearned PSUs included is at the maximum payout level. Excludes purchase rights granted under the MiniMed ESPP. Includes 3,971,142 shares subject to awards granted under the Medtronic LTIP that were converted into MiniMed awards pursuant to the Employee Matters Agreement and were granted under the MiniMed LTIP, however, such awards do not reduce the shares authorized for issuance under the MiniMed LTIP.

(3)	Since RSU and PSU awards have no exercise price, they are not included in the weighted-average exercise price calculation in this column.
(4)
Includes 32,030,730 shares available for issuance as of April 25, 2026 under the MiniMed LTIP and 8,424,400 shares available for issuance as of April 25, 2026 under the MiniMed ESPP, including 60,479 purchase rights granted under the MiniMed ESPP.

MiniMed Compensation Programs
Long Term Incentive Plan
In connection with the Separation, MiniMed adopted the MiniMed LTIP, effective March 9, 2026 (the “MiniMed LTIP Effective Date”). The following summary describes the material terms of the MiniMed LTIP and is qualified in its entirety by reference to the MiniMed LTIP, which has been filed as an exhibit to the Current Report on Form 8-K filed by MiniMed on March 9, 2026. The Employee Matters Agreement also provides that, prior to the Divestment Date, Medtronic’s written consent is required before MiniMed can grant any awards under the MiniMed LTIP.
Administration
The MiniMed LTIP is administered by the MiniMed Compensation and Talent Committee (or duly assigned administrator), provided that the MiniMed Compensation and Talent Committee may, except to the extent prohibited by applicable law or applicable exchange listing standards, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. However, the MiniMed Compensation and Talent Committee may not delegate any responsibility or power to the extent that such delegation would make any award subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act. The MiniMed Compensation and Talent Committee has plenary authority, among others, to grant awards to eligible individuals pursuant to the terms of the MiniMed LTIP, to select eligible individuals to receive awards, determine the number of shares to be covered by each award, determine the terms and conditions of each award, modify, amend, or adjust the terms and conditions of any award, interpret the terms and provisions of the MiniMed LTIP and award agreements, accelerate the vesting or lapse of restrictions of any outstanding award, and otherwise administer the MiniMed LTIP. Any authority granted to the MiniMed Compensation and Talent Committee may also be exercised by MiniMed’s full Board, and to the extent that any permitted action taken by MiniMed’s Board conflicts with action taken by the MiniMed Compensation and Talent Committee, the action taken by MiniMed’s Board will control.
Eligible Participants
Directors, officers, employees, and consultants of MiniMed or any subsidiary, and prospective employees, officers and consultants who have accepted offers of employment or consultancy from MiniMed or any subsidiary, are eligible to participate in the MiniMed LTIP; provided, however, that no grant will be effective prior to the date on which such individual’s employment or consultancy commences. Incentive stock options may be granted only to employees of MiniMed and its subsidiaries. An eligible individual will become a “participant” under the MiniMed LTIP if he or she receives an award under the MiniMed LTIP.
Aggregate Number of Shares
The maximum aggregate number of shares of MiniMed Common Stock that may be issued or acquired and delivered under the MiniMed LTIP is equal to the sum of (i) 33,697,602 shares of MiniMed Common Stock and (ii) any shares relating to the MiniMed LTIP which became available for grants under the MiniMed LTIP following the MiniMed LTIP Effective Date pursuant to the share recycling provisions set forth therein (collectively, the “Share Reserve”). The maximum aggregate number of shares of MiniMed Common Stock that may be issued or acquired and delivered under the MiniMed LTIP pursuant to options intended to be incentive stock options is 33,697,602. Any shares delivered with respect to awards under the MiniMed LTIP in assumption of, or in substitution for, an award of a company or business (that is not, prior to the applicable transaction, a subsidiary of MiniMed) acquired by MiniMed or a subsidiary or with which MiniMed or a subsidiary combines (“Substitute Award”), including Medtronic equity awards that were converted into MiniMed equity awards in accordance with the Employee Matters Agreement, do not reduce the shares available for issuance under the MiniMed LTIP.
The Share Reserve will automatically increase on May 1 of each calendar year commencing on May 1 of the calendar year after the calendar year of the MiniMed LTIP Effective Date and ending on and including May 1, 2036. The amount of each increase will be three percent (3%) of the total number of shares outstanding on April 30 of such calendar year. Notwithstanding the foregoing, the MiniMed Compensation and Talent Committee in its exclusive discretion may act before May 1 of any year not to increase the Share Reserve for that year, or to increase the Share Reserve by a lesser number of shares.

Shares subject to awards that are forfeited, terminated, expired, lapsed, or otherwise not issued under an award, and shares subject to awards settled in cash, will be available for issuance in connection with future awards under the MiniMed LTIP. In the event that any shares are withheld by MiniMed or previously acquired shares are tendered by a participant to satisfy any tax withholding obligation with respect to an award other than an option or a stock appreciation right, then the shares so tendered or withheld will automatically again become available for issuance under the MiniMed LTIP.
Certain Award Limitations
Minimum Vesting Requirement
All awards granted under the MiniMed LTIP will be subject to a minimum vesting period of at least one (1) year. The minimum vesting periods will not apply: (i) to awards made in payment of earned performance-based awards and other earned cash-based incentive compensation, (ii) upon a termination of employment due to death, disability or retirement, (iii) upon a Change of Control (as defined in the MiniMed LTIP), (iv) to a Substitute Award that does not reduce the vesting period of the award being replaced, (v) to awards granted to non-employee Directors of MiniMed’s Board that vest on the earlier of (x) the day of or the day prior to the next annual meeting of stockholders of MiniMed, and (y) the one-year anniversary of the grant date of such award, or (vi) to awards involving an aggregate number of shares not in excess of five percent (5%) of the shares available for grant under the plan.
Director Compensation Limit
The maximum number of shares of MiniMed Common Stock granted during a single fiscal year to any MiniMed non-employee Director, taken together with any cash fees paid to such non-employee Director and including the value of any awards received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments during the fiscal year in respect of such non-employee Director’s service on MiniMed’s Board, will not exceed $1,000,000 in total value.
Adjustments Upon Change of Control
Upon a Change of Control, all then-outstanding options and stock appreciation rights will fully vest and become exercisable, and all other awards (other than performance awards) will fully vest, become unrestricted, and be deemed earned and immediately payable at full value, unless the participant receives a replacement award meeting the following criteria: (i) it is the same type as the award it replaces; (ii) it has a fair market value at least equal to the replaced award as of the Change of Control; (iii) if the replaced award was equity-based, it pertains to publicly traded securities of MiniMed, the surviving corporation, or the resulting parent entity; and (iv) its terms and conditions are no less favorable to the participant than those of the replaced award as of the Change of Control. Any performance award not replaced by a replacement award will be deemed earned and immediately payable at full value, with performance goals deemed achieved at the greater of (x) target or (y) the level of actual performance determined by the MiniMed Compensation and Talent Committee as of the Change of Control.
If, in connection with or within two years after a Change of Control, a participant is terminated by MiniMed without Cause or resigns for Good Reason (each as defined in the MiniMed LTIP): (i) all replacement awards held by the participant will fully vest and be deemed earned and immediately payable as of the date of such termination, and (ii) all options and stock appreciation rights held by the participant immediately before termination (including replacement awards) will remain exercisable until the earlier of (A) the third anniversary of the Change of Control or (B) the award’s original expiration date, unless the applicable award agreement provides a longer period of exercisability, in which case that provision will control.
Adjustments Upon Other Corporate Transactions
In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, separation, spin-off, disaffiliation, extraordinary dividend of cash or other property, or similar event affecting MiniMed or any of its subsidiaries (a “Corporate Transaction”), or any stock dividend, stock split, reverse stock split, reorganization, share combination, recapitalization, or similar event affecting MiniMed’s capital structure, the MiniMed Compensation and Talent Committee or MiniMed’s Board will make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares of MiniMed Common Stock or other securities reserved for issuance and delivery under the MiniMed LTIP, (ii) the various maximum share limitations set forth in the MiniMed LTIP, (iii) the number and kind of shares of MiniMed Common Stock or other securities subject to outstanding awards, and (iv) the exercise price of outstanding awards.

In the case of a Corporate Transaction, the MiniMed Compensation and Talent Committee or MiniMed’s Board may, in its sole discretion, cancel outstanding awards in exchange for cash, property, or a combination thereof of equal value; substitute other property for the shares underlying outstanding awards; or, in the case of a disaffiliation, arrange for the assumption or replacement of awards by the affected subsidiary or division. For clarity, if the MiniMed Compensation and Talent Committee determines that an award has no value as of the date of such Corporate Transaction, such award may be terminated without payment.
Awards
Stock Options
The MiniMed Compensation and Talent Committee will establish the exercise price per share under each option, which will not be less than the fair market value of a share on the date the option is granted; provided, that if an incentive stock option is granted to a ten percent stockholder, the exercise price will be no less than 110% of the fair market value of the stock on the applicable grant date.
The MiniMed Compensation and Talent Committee will establish the term of each option, which will not exceed a period of 10 years from the date of grant. Options granted under the MiniMed LTIP may either be incentive stock options or non-qualified stock options. Except for adjustment in connection with a change in capitalization or other corporate transactions as described above, the MiniMed Compensation and Talent Committee may not, without prior approval of MiniMed’s stockholders, seek to effect any repricing of any previously granted, “underwater” option by: (i) amending or modifying the terms of the option to lower the exercise price; (ii) canceling the underwater option and granting either replacement options having a lower exercise price or other awards or cash in exchange; or (iii) repurchasing the underwater options.
Stock Appreciation Rights
A stock appreciation right provides the right to receive cash, shares of MiniMed Common Stock, or both in an amount equal to (a) the excess of the fair market value of a share of MiniMed Common Stock over the stock appreciation right’s exercise price, multiplied by (b) the number of shares of MiniMed Common Stock in respect of which the stock appreciation right has been exercised. The award agreement will specify the form of payment or permit the MiniMed Compensation and Talent Committee or the participant to decide the form of payment before or upon exercise. Stock appreciation rights may be “tandem stock appreciation rights,” granted with an option, or “free-standing stock appreciation rights,” granted independently. Tandem stock appreciation rights will have the same exercise price as the related option. Except for adjustment in connection with a change in capitalization or other corporate transactions as described above, the MiniMed Compensation and Talent Committee may not, without prior approval of MiniMed’s stockholders, seek to effect any repricing of any previously granted, “underwater” stock appreciation right by: (i) amending or modifying the terms of the stock appreciation right to lower the exercise price, (ii) canceling the underwater stock appreciation right and granting either replacement stock appreciation rights having a lower exercise price; or other awards or cash in exchange, or (iii) repurchasing the underwater stock appreciation rights.
Restricted Stock and Restricted Stock Units
Restricted stock is actual shares of MiniMed Common Stock issued to a participant, subject to vesting, transfer restrictions, and other conditions (such as continued service or performance goals) as determined by the MiniMed Compensation and Talent Committee. Performance-based restricted stock vests only upon achievement of performance goals. Unless otherwise provided in the award agreement, participants have the same shareholder rights as holders of the underlying class of stock, including voting and, if applicable, dividends, except that no dividends or dividend equivalents will be paid until the restricted stock vests.
Restricted stock units are awards denominated in shares that will be settled, subject to the terms and conditions of the applicable award agreement, in (a) cash, based upon the fair market value of a specified number of shares of MiniMed Common Stock, (b) shares of MiniMed Common Stock, or (c) a combination thereof. Performance units are restricted stock units, the vesting of which are subject to the attainment of performance goals.
Other Awards
Other stock-based awards may be granted under the MiniMed LTIP, provided that any unrestricted share awards will be granted only in lieu of other compensation due and payable to the participant. Other stock-based performance awards are other stock-based awards, the vesting of which is subject to the attainment of performance goals.

Performance Cash Awards
Performance cash awards may be granted under the MiniMed LTIP for no cash consideration or for any minimum consideration required by law, either alone or in addition to other awards. A performance cash award entitles the participant to a cash amount based on the attainment of performance goals. Performance cash awards may be paid in cash, shares of MiniMed Common Stock, other property, or any combination thereof, as determined by the MiniMed Compensation and Talent Committee in the applicable award agreement.
Dividends and Dividend Equivalent Rights
Notwithstanding anything to the contrary in an award agreement, no dividends, other distributions, or dividend equivalents will be paid on restricted stock, performance units, or other stock-based performance awards until the award has vested. An award agreement for restricted stock units may specify whether, and on what terms, a participant is entitled to current or deferred payments of cash, shares, or other property corresponding to dividends on shares of MiniMed Common Stock, provided that no dividends, distributions, or dividend equivalents will be paid on any restricted stock unit or performance unit until the award has vested. No dividends, distributions, or dividend equivalents may be granted with respect to any option or stock appreciation right under the MiniMed LTIP.
Termination and Amendments
The MiniMed Compensation and Talent Committee may amend, alter, or discontinue the MiniMed LTIP; however, no amendment, alteration, or discontinuation may materially impair a participant’s rights under a previously granted award without the participant’s consent, except for amendments required to comply with applicable law, stock exchange rules, or accounting standards. Shareholder approval will be required for any amendment to the extent mandated by law or applicable exchange listing standards.
The MiniMed Compensation and Talent Committee may unilaterally amend the terms of any previously granted award, provided that (a) the amended or modified terms are permitted under the MiniMed LTIP as then in effect, (b) any participant adversely affected has consented unless the amendment is required by law, and (c) the MiniMed Compensation and Talent Committee’s authority to accelerate vesting or exercisability or otherwise lift restrictions may be exercised only in connection with a participant’s death, disability, or retirement, in connection with a Change of Control, or with respect to no more than 5% of the shares available for awards.
The MiniMed LTIP will terminate on the tenth anniversary of the MiniMed LTIP Effective Date. Outstanding awards as of that date will not be affected or impaired by the MiniMed LTIP’s termination.
Compensation Forfeiture Policy
Subject to applicable law, all awards under the MiniMed LTIP are subject to forfeiture or other penalties pursuant to (a) MiniMed’s Incentive Compensation Forfeiture Policy, as amended from time to time, and (b) such other forfeiture and/or penalty conditions and provisions as determined by the MiniMed Compensation and Talent Committee and set forth in the applicable award agreement. Unless otherwise provided by the Compensation and Talent Committee in the applicable award agreement or required by applicable law, the forfeiture provisions will not be applicable to any participant following a Change of Control.
MiniMed Employee Stock Purchase Plan
MiniMed has implemented the MiniMed ESPP, effective March 9, 2026. The following summary describes the expected material terms of the MiniMed ESPP and is qualified in its entirety by reference to the MiniMed ESPP, which was filed as an exhibit to the Current Report on Form 8-K filed by MiniMed on March 9, 2026.
Administration
The MiniMed ESPP is and, unless and until otherwise determined by MiniMed’s Board, will be administered by the MiniMed Compensation and Talent Committee, or any subcommittee, subcommittees, or other persons or groups of persons to whom the MiniMed Compensation and Talent Committee delegates authority pursuant to the terms of the MiniMed ESPP, to the extent of such delegation, as applicable. Any authority granted to the MiniMed Compensation and Talent Committee may also be exercised by MiniMed’s full Board, and to the extent that any permitted action taken by MiniMed’s Board conflicts with action taken by the MiniMed Compensation and Talent Committee, the action taken by MiniMed’s Board will control. Except to the extent prohibited by applicable law or stock exchange listing standards, the MiniMed Compensation and Talent Committee may delegate all or any part of its responsibilities to administer the MiniMed ESPP to any person or persons selected by it. Subject to the express provisions of the MiniMed ESPP, the MiniMed Compensation and Talent Committee has authority, in its discretion, to interpret and construe any and all provisions of the MiniMed ESPP, adopt rules and regulations for administering the MiniMed ESPP and make all other determinations deemed necessary or advisable for administering the MiniMed ESPP.
Shares Subject to the MiniMed ESPP
Subject to adjustment as described below, 8,424,400 shares of MiniMed Common Stock have been initially reserved for issuance upon the exercise of options granted under the MiniMed ESPP. The number of shares of MiniMed Common Stock reserved and available for issuance upon the exercise of options granted under the MiniMed ESPP shall be cumulatively increased on May 1 of each year, beginning on May 1, 2027, by the lesser of (i) 8,424,400 shares of MiniMed Common Stock, (ii) one percent (1%) of the number of shares of MiniMed Common Stock issued and outstanding on the immediately preceding April 30, or (iii) such lesser number of shares of MiniMed Common Stock as determined by the MiniMed Compensation and Talent Committee.
Eligibility and Participation
All individuals classified as employees of MiniMed and all of its subsidiaries (except for those subsidiaries specifically excluded from participation by MiniMed’s Board or the MiniMed Compensation and Talent Committee) are eligible to participate in the MiniMed ESPP. No participant shall have the right to purchase shares of MiniMed Common Stock under all employee stock purchase plans of MiniMed, its subsidiaries, or its parent, if any, at a rate which exceeds $25,000 of fair market value of such shares as determined at the time such option is granted for each calendar year in which such option is outstanding at any time.
Participation in the MiniMed ESPP is voluntary. An eligible employee may elect to participate in the MiniMed ESPP for any purchase period by completing the requisite payroll deduction form and delivering it to his or her employer no later than the date preceding the beginning date of the purchase period specified by the MiniMed Compensation and Talent Committee. An employee may also increase his or her participation for any subsequent purchase period by submitting a new payroll deduction form during the enrollment period prior to that purchase period. An employee who elects to participate in the MiniMed ESPP for any purchase period will be deemed to have elected to participate in the MiniMed ESPP for each subsequent consecutive purchase period unless he or she elects to discontinue payroll deductions during a purchase period or elects to withdraw all amounts previously withheld.
Duration and Purchase Periods
The MiniMed ESPP will terminate ten years following its effective date of March 9, 2026, unless extended by MiniMed’s Board. Unless otherwise determined by the MiniMed Compensation and Talent Committee, the MiniMed ESPP will be carried out in a series of consecutive purchase periods, which may be consecutive calendar quarters. The MiniMed Compensation and Talent Committee will determine the length, start date, and end date of each purchase period, provided that no purchase period may exceed 27 months.
Before the commencement of each purchase period, employees may elect to have two percent to 10 percent of their cash compensation withheld each pay period, or such other amounts as the MiniMed Compensation and Talent Committee may from time to time establish, up to a maximum of 15% of the employee’s cash compensation. An employee may not increase his or her elected percentage for a purchase period after the delivery deadline, but an employee may reduce or discontinue entirely his or her elected percentage for the purchase period at any time by filing an amended election form within 30 days prior to the first payroll date as of which such decrease or discontinued deduction is to become effective, or such other date determined by the MiniMed Compensation and Talent Committee. If an employee is on a paid leave of absence during a purchase period, the employee’s payroll deductions will continue uninterrupted during the paid leave.
If the employee is on an unpaid leave of absence during a purchase period, the employee may make arrangements to pay the payroll deductions that would have been deducted from the employee’s salary during the purchase period. At the end of the purchase period, each employee has an option to purchase whole shares of MiniMed Common Stock (provided the MiniMed Compensation and Talent Committee may determine to issue fractional shares as well from time to time) using some or all of the funds the employee has had withheld during the purchase period.
For each purchase period, the MiniMed Compensation and Talent Committee shall determine, in its discretion, the option price per share of MiniMed Common Stock, provided, that such option price shall not be less than eighty-five percent (85%) of the lesser of (A) the fair market value per share of MiniMed Common Stock on the commencement date of the purchase period and (B) the fair market value per share of MiniMed Common Stock on the termination date of the purchase period.
Restrictions on Transfer
Unless otherwise specified by the MiniMed Compensation and Talent Committee, employees are not permitted to sell or otherwise transfer ownership of the shares purchased under the MiniMed ESPP until the earlier of the (i) one-year anniversary of the date on which the shares were issued or (ii) the death of the employee.
Withdrawal and Termination of Employment
An employee may, preceding the termination date of a purchase period, withdraw all payroll deductions then credited to his or her account by giving written notice to his or her employer by a date specified by MiniMed’s Chief Human Resources Officer (or such other designated individual). Upon receipt of such notice of withdrawal, all payroll deductions credited to the employee’s account will be paid to him or her, without any earned interest credited and no further payroll deductions will be made for such employee during that purchase period. Partial withdrawals of payroll deductions are not permitted.
If an employee’s employment is terminated for any reason prior to the termination date of any purchase period in which he or she is participating, no option will be granted to such employee and the payroll deductions credited to his or her account will be returned to the employee. If an employee dies before the termination date of any purchase period in which he or she was participating, the payroll deductions credited to the participant’s account will be paid to the participant’s estate.
Adjustments, Amendments, and Termination
Under the MiniMed ESPP, subject to any required action by the stockholders of MiniMed, if the issued and outstanding shares of MiniMed Common Stock are changed into or exchanged for a different number or kind of shares or securities of MiniMed or of another issuer, or if additional shares or new or different securities are distributed with respect to the outstanding shares of MiniMed Common Stock, through a reorganization or merger to which MiniMed is a party, or through a combination, consolidation, recapitalization, reclassification, stock split, stock dividend, reverse stock split, spin-off transaction, stock consolidation, or other capital change or adjustment, effected without receipt of consideration by MiniMed, or if the value of outstanding shares of MiniMed Common Stock are substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall automatically be made to the maximum number and class of securities issuable under the MiniMed ESPP, the number and class of securities, and the price per share in effect under each outstanding option and the maximum number and class of securities purchasable by each participant (or in total by all participants if any such limitation is in effect) under the MiniMed ESPP on any one purchase date.
In the event of certain corporate transactions (including, without limitation, a dissolution or liquidation, a sale of substantially all of the assets, a merger, consolidation or reorganization, or a statutory share exchange), MiniMed’s Board may either: (i) amend or adjust the provisions of the MiniMed ESPP to provide for the acceleration of the current purchase period and the exercise of options under such period; (ii) continue the MiniMed ESPP with respect to completion of the then current purchase period and the exercise of options under such period; or (iii) terminate the MiniMed ESPP and refund amounts credited to participants’ bookkeeping accounts thereunder. In the event that the MiniMed ESPP is continued, employees will have the right to exercise their options as to an equivalent number of shares of the corporation succeeding MiniMed by reason of such corporate transaction, as provided pursuant to Section 424(a) of the Code, or any successor provision.
The MiniMed ESPP may be terminated at any time by MiniMed’s Board provided that (except as set forth above in the event of certain corporate transactions) no termination will take effect with respect to any completed purchase period for which MiniMed has not yet issued the applicable shares of MiniMed Common Stock. Also, MiniMed’s Board may amend the MiniMed ESPP as it may deem proper and in the best interests of MiniMed or as may be necessary to comply with Section 423 of the Code or other applicable laws or regulations, provided that no such amendment will, without prior approval of MiniMed’s stockholders: (i) increase the total number of shares for which options may be granted under the MiniMed ESPP (except as set forth above in the event of certain corporate transactions); (ii) permit payroll deductions at a rate in excess of 10 percent of an employee’s compensation, or such other permissible maximum contribution established by the MiniMed Compensation and Talent Committee; (iii) impair any outstanding option without the employee’s consent (except as described above in the event of certain corporate transactions); (iv) change the employees or class of employees eligible to participate under the MiniMed ESPP; or (v) materially increase the benefits accruing to employees under the MiniMed ESPP. MiniMed’s Board may also amend the MiniMed ESPP to the extent necessary or desirable to comply with Section 409A of the Code.
The MiniMed Compensation and Talent Committee or the Chief Human Resources Officer of MiniMed may, in order to comply with the laws in other countries in which MiniMed and its subsidiaries operate or have participants, modify the terms and conditions of the MiniMed ESPP as applicable to individuals outside the United States to comply with applicable foreign laws; establish sub-plans and modify administrative procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and take any action deemed advisable to comply with any necessary local governmental regulatory exemptions or approvals; provided, however, that no action may be taken that would violate any securities law, tax law or any other applicable law or cause the MiniMed ESPP not to comply with Section 423 of the Code.

Pay-versus-Performance
The table below shows compensation actually paid (as defined by the SEC in Item 402(v) of Regulation S-K) for our executives and our financial performance for the year indicated. For purposes of this discussion, our CEO is also referred to as our principal executive officer or “PEO” and our other Named Executive Officers are referred to as our “Non-PEO NEOs”:

Year	Summary Compensation Table Total for PEO(1),(2)	Compensation Actually Paid to PEO(1),(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1),(2)	Average Compensation Actually Paid to Non-PEO NEOs(1),(3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($Millions)(6)	Organic Revenue Growth (%)(7)
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)
2026	$8,430,228	$4,384,630	$3,818,748	$2,787,579	$71.39	$93.11	($317)	8.0%

(1)	NEOs included in these columns reflect the following individuals:

Year	PEO	Non-PEO NEOs
2026	Que Dallara	Chad Spooner, Ali Dianaty, Courtney Nelson Wills, Gillian Chandrasena

(2)	Amounts reflect Summary Compensation Table Total Pay for our NEOs for each corresponding year.
(3)
Compensation Actually Paid (“CAP”) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). The CAP calculation for 2026 includes the end-of-year value of awards granted within the year and the change in fair value from the company’s initial public offering (“IPO”) on March 6, 2026 through the end of the fiscal year for unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP the following amounts were deducted from and added to the total compensation number shown in the Summary Compensation Table:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid	PEO Fiscal Year 2026 ($)	Non-PEO NEO Average Fiscal Year 2026 ($)
Summary Compensation Table Total	$8,430,228	$3,818,748
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	($1,883,692)	($625,401)
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$1,435,939	$478,649
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	($3,227,503)	($853,657)
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$—	$—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	($389,450)	($32,410)
Plus: Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	$—	$—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	$19,108	$1,650
Compensation Actually Paid	$4,384,630	$2,787,579

For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes. The assumptions used in calculating the fair value of the equity awards did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table, except that the fair value calculations of the options granted on or between August 1, 2022 and March 9, 2026 used an expected term between 2.5 years and 8.7 years in 2026, as compared to an expected term between 6.0 years and 6.5 years used to calculate the grant date fair value of these stock options.
(4)
TSR represents the cumulative return on a fixed investment of $100 in the Company’s common stock, for the period beginning on March 6, 2026, the date our common stock commenced regular-way trading on the Nasdaq, through the end of the applicable fiscal year, assuming reinvestment of dividends.

(5)
Peer Group Total Shareholder Return represents the cumulative return on a fixed investment of $100 in the iShares U.S. Medical Devices ETF for the period beginning on March 6, 2026, through the end of the applicable fiscal year, assuming reinvestment of dividends.

(6)	The dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year.
(7)
Organic Revenue Growth is a non-GAAP financial measure and is used for purposes of the annual incentive plan. Organic Revenue Growth measures our revenue growth trends excluding the impacts of foreign currency rate fluctuations and adjustments to the Company’s Italian payback accrual for certain prior years since 2015.

Relationship between Compensation Actually Paid vs. Total Shareholder Return, Net Income,
and Organic Revenue Growth
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

In connection with our IPO and the completion of our separation from Medtronic in 2026, a substantial portion of compensation issued to our executives is in the form of new MiniMed equity awards. This creates a strong linkage between CAP to our executives versus our cumulative TSR. Specifically, Minimed’s stock price declined between our IPO on March 6, 2026 versus April 24, 2026. This decrease in our stock price is the primary driver of why the 2026 CAP to our CEO of $4.4 million is lower than the 2026 total compensation to our CEO of $8.4 million as reflected in our Summary Compensation Table. Similarly, the 2026 average CAP to our other NEOs (excluding the CEO) of $2.8 million is lower than the 2026 average compensation to our other NEOs (excluding the CEO) of $3.8 million as reflected in our Summary Compensation Table.
Further, the decline in Minimed’s TSR between our IPO in March 2026 is aligned with the decline in the TSR of our peer group over the same time period.
We chose Organic Revenue Growth as our Company Selected Measure for evaluating pay versus performance because it is a key metric in our annual incentive plan. In 2026, our Organic Revenue Growth was 8.0%.
Net Income/Loss is not a performance metric used in our annual incentive plan or in our long-term incentive plan. In 2026, our Net Loss was $317 million.
Most Important Performance Measures
The following is the financial performance measure we consider most important in linking company performance and compensation actually paid to our Named Executive Officers for the most recently completed fiscal year. Further information is in our CD&A above.
•	Organic Revenue Growth

Report of the Audit Committee
The Audit Committee represents and assists the Board in its oversight of the integrity of MiniMed’s financial reporting and compliance programs. In particular, the Audit Committee reviews the independence, qualifications and performance of MiniMed’s independent registered public accounting firm and the performance of its internal auditors. The Audit Committee also has responsibility for oversight of MiniMed’s compliance with legal and regulatory requirements. In this role, the Audit Committee, among other things, oversees MiniMed’s policies and programs reasonably designed to ensure that MiniMed’s relationships with, and payments to, health care providers are appropriate and lawful, and receives reports of Company and third-party reviews of such matters. As of the date of this report, the Audit Committee consisted of the three members listed below, each of whom is an independent director in accordance with the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market LLC requirements, meets additional independence standards applicable to audit committee members and qualifies as an “audit committee financial expert” within the meaning of that term as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.
MiniMed’s management is responsible for preparing MiniMed’s financial statements and the overall reporting process, including MiniMed’s system of internal controls. The Audit Committee is directly responsible for the compensation, appointment and oversight of MiniMed’s independent registered public accounting firm, PwC. PwC reports directly to the Audit Committee. PwC is responsible for auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States (“U.S. GAAP”). The Audit Committee also meets privately in separate executive sessions periodically with management, internal audit, compliance and representatives from PwC.
In this context, the Audit Committee has reviewed and discussed with management and PwC MiniMed’s audited financial statements as of and for the fiscal year ended April 24, 2026. Management represented to the Audit Committee that MiniMed’s consolidated financial statements were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the audited financial statements with management and PwC.
PwC has informed the Audit Committee that, in its opinion, the consolidated balance sheets and the related consolidated statements of income (loss), statements of operations, stockholders’ equity, and cash flows that accompany MiniMed’s 2026 Annual Report present fairly, in all material respects, the financial position of MiniMed and its subsidiaries at April 24, 2026, and April 24, 2025, and the results of MiniMed’s operations and cash flows for each of the three fiscal years in the period ended April 24, 2026, are in conformity with U.S. GAAP.
The Audit Committee also has discussed with PwC the matters required to be discussed by Auditing Standard No. 1301 (Communications With Audit Committees), as amended, and requested any other relevant input from PwC. PwC provided to the Audit Committee, and the Audit Committee received, the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with PwC their independence.
Based on the review and considerations above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in MiniMed’s Annual Report on Form 10-K for fiscal year 2026 for filing with the SEC. The Audit Committee has appointed PwC as MiniMed’s independent registered public accounting firm for fiscal year 2027 and recommended that the Board submit this appointment to the Company’s stockholders for ratification at the Annual Meeting. Audit and any permitted non-audit services provided to MiniMed by PwC are pre-approved by the Audit Committee.
AUDIT COMMITTEE:
Glenn Eisenberg, Chair
Keith Grossman
Tim Wicks

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by PwC for the audit of MiniMed’s annual financial statements for the fiscal year ended April 24, 2026, and fees for other services rendered by PwC. The Audit Committee or, prior to the Separation, Medtronic’s audit committee, pre-approved all services rendered by and associated fees paid to the Company’s independent public accounting firm PwC for the fiscal year 2026.

Fee Category (in thousands)	2026
Audit Fees(1)	$2,227
Audit-Related Fees	—
Tax Fees	—
All Other Fees(2)	$2
Total:	$2,229

(1)	Audit fees include fees for the consolidated financial statements audit, review of quarterly financial statements and statutory audits.
(2)	All other fees include fees related to a web-based financial reporting disclosure checklist.

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
MiniMed’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed PwC as our independent registered public accounting firm for the fiscal year ending April 30, 2027 (“fiscal 2027”) and recommended that the Board submit this appointment to the Company’s stockholders for ratification at the Annual Meeting. PwC has been retained as our independent registered public accounting firm continuously since 2024. The Audit Committee is responsible for the audit fee negotiations associated with the retention of PwC. The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm is in the best interests of the Company’s stockholders.
Stockholder approval is not required to appoint PwC as the independent registered public accounting firm for the fiscal year 2027. The Board believes, however, that submitting the appointment of PwC to the stockholders for ratification is a matter of good corporate governance. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and its stockholders.
The ratification of the appointment of PwC as the independent registered public accounting firm of the Company for the fiscal year 2027 must receive the affirmative vote of the holders of a majority of the voting power of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote in order to be approved.
Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘FOR’ THE NON-BINDING RATIFICATION OF THIS APPOINTMENT.

Proposal 3 - Advisory Resolution to Approve Named Executive Officer Compensation (“Say-on-Pay”)
Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K in the CD&A, tabular disclosures and related narrative of this proxy statement. We refer to this non-binding advisory vote as the “Say-on-Pay” vote. While the results of the “Say-on-Pay” vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.
We are asking stockholders to indicate their support for the compensation of our named executive officers for the fiscal year ended April 24, 2026, as described in this Proxy Statement. In considering their vote, stockholders may wish to review the information on our compensation policies and decisions regarding the named executive officers, as presented in the CD&A, compensation tables and accompanying narrative disclosures on pages 35 to 50.
Approval, on an advisory basis, of the compensation of our named executive officers must receive the affirmative vote of the holders of a majority of the voting power of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote in order to be approved.
THE TEXT OF THE RESOLUTION IN RESPECT OF PROPOSAL NO. 3 IS AS FOLLOWS:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation awarded to the named executive officers, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement for this Annual Meeting, is hereby APPROVED.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘FOR’ THE ADVISORY
RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Proposal 4 - Advisory Vote on Frequency of Say-on-Pay Votes (“Say-on-Frequency”)
Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote on a non-binding advisory basis to determine whether the advisory stockholder vote on executive compensation will occur every one, two, or three years.
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are being asked to approve, in a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding “Say-on-Pay” vote in Proposal 3 on page 78), should occur every one, two or three years. While the results of the vote on this Proposal No. 4 are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote when making future decisions regarding the frequency of future “Say-on-Pay” votes.
After careful consideration, our Board has determined that a “Say-on-Pay” vote every year is the best approach for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. We believe that a one-year frequency is most consistent with the Company’s approach to compensation for the following reasons:
•
We believe that an annual advisory vote on executive compensation will allow our stockholders to provide us with direct input on our compensation philosophy, policies and practices, as disclosed in the annual meeting proxy statement that we file every year.

•
We believe that an annual advisory vote on executive compensation is consistent with our policy of seeking input from our stockholders on matters relating to corporate governance and on our executive compensation philosophy, policies and practices, even though such policy is not required by law.

The option, if any, among those choices that receives the affirmative vote of the holders of a majority of the voting power of capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote will be deemed to be the frequency preferred by our stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ‘ONE YEAR’ ON THE
ADVISORY RESOLUTION TO APPROVE THE FREQUENCY OF SAY-ON-PAY VOTES.

Questions and Answers About the Annual Meeting
MiniMed Group, Inc.
18000 Devonshire St., Northridge, CA 91325
This proxy statement, the proxy form, and MiniMed’s annual report for the year ended April 24, 2026, will be made available or sent to stockholders commencing on or about August 21, 2026.
Why am I being provided with these materials?
We are providing this Proxy Statement to you in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting, to be held on October 9, 2026, and at any postponements or adjournments of the Annual Meeting. We have either (1) delivered to you a Notice and made such Notice, this Proxy Statement and the Annual Report (together, the “Proxy Materials”) available to you on the Internet or (2) delivered printed versions of the Proxy Materials, including a proxy card, to you by mail.
How can I attend and vote at the Annual Meeting?
The Annual Meeting will be held in a virtual only format through a live webcast conducted at www.virtualshareholdermeeting.com/MMED2026 on October 9, 2026 at 9:00 a.m., Pacific Time. You are entitled to participate in the Annual Meeting if you were a stockholder of record or beneficial owner as of the close of business on August 11, 2026, the record date.
To be admitted to and vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/MMED2026, you must enter the 16-digit control number found on your Notice, proxy card, or voting instruction form, or in the email sending you the Proxy Statement. If you hold your shares in street name, you may contact the bank, broker, or other institution where you hold your account if you have questions about obtaining your control number. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting.
Your vote is important to us. We encourage you to vote your shares in advance to ensure that your vote will be represented at the Annual Meeting. You may vote before the Annual Meeting by following the procedures described under “How do I vote my shares prior to the Annual Meeting?”
Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live Annual Meeting?
The virtual meeting format for the Annual Meeting will enable full and equal participation by all of our stockholders from any place in the world at little to no cost. We designed the format of the virtual Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded the same rights and opportunities to participate as they would at a physical, in-person meeting, and to enhance stockholder access, participation and communication through online tools. We will be providing stockholders with the ability to submit appropriate questions in real time via the Annual Meeting website, limiting questions to one per stockholder unless time otherwise permits.
How do I vote my shares prior to the Annual Meeting?
Stockholders of record. You may vote by granting a proxy in the following ways:
•	By Internet: go to www.proxyvote.com and follow the on-screen instructions. You will need the Notice, proxy card or voting instruction form in order to vote by Internet.
•	By Telephone: use any touch-tone telephone and call 1-800-690-6903. You will need the Notice, proxy card or voting instruction form in order to vote by telephone.
•
By Mail: request a proxy card from us and indicate your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, indicate your name and title or capacity.

Stockholders with shares held in street name. You may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this on the Internet, telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet voting facilities will close at 11:59 p.m., Eastern Time, on October 8, 2026, for the voting of shares held by stockholders of record or held in street name.
Telephone voting facilities will close at 11:59 p.m., Eastern Time, on October 8, 2026, for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards with respect to shares held of record or in street name must be received no later than 11:59 p.m., Eastern Time, on October 8, 2026.
What am I voting on at the Annual Meeting?
At the Annual Meeting, there are four proposals scheduled to be voted on:
•	Proposal 1: Election of the four Class I director nominees listed in this Proxy Statement (the “Nominee Proposal”);
•	Proposal 2: Ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year ending April 30, 2027 (the “Ratification Proposal”);
•	Proposal 3: Approval, in a non-binding advisory vote, of the compensation paid to our named executive officers (the “Say-on-Pay Proposal”); and
•
Proposal 4: Determination, in a non-binding advisory vote, of whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years (the “Say-on-Frequency Proposal”).

Members of our management team and representatives of PwC are expected to be present at the Annual Meeting, where they will have an opportunity to make a statement if so desired and are expected to be available to respond to appropriate questions.
Who is entitled to vote?
Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. The only class of stock entitled to vote at the Annual Meeting is our Common Stock. Each holder of Common Stock on the Record Date is entitled to one vote for each share of Common Stock held by such holder. On the Record Date, there were 281,349,931 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.
What is the difference between being a record holder and holding shares of Common Stock in street name?
A record holder holds shares in its name through MiniMed’s transfer agent, Equiniti Trust Company, LLC. A “beneficial owner,” or a person or entity that holds their or its shares in “street name,” holds shares in the name of a bank, broker or other nominee on that person or entity’s behalf.
Am I entitled to vote if my shares are held in street name?
If your shares are held in street name, the Notice will be forwarded to you by your bank, broker or other nominee, along with a voting instruction form. You may vote by directing your bank, broker or other nominee how to vote your shares. In most instances, you will be able to do this over the Internet, by telephone or by mail, as indicated above under “How do I vote my shares prior to the Annual Meeting?”
Under applicable rules, if you do not give instructions to your bank, broker or other nominee, it may vote on matters that are considered “routine,” but will not be permitted to vote your shares with respect to “non-routine” items. The Ratification Proposal is a routine matter, but the Nominee Proposal, Say-on-Pay Proposal, and Say-on-Frequency Proposal are considered to be non-routine matters, so your bank, broker or other nominee cannot vote your shares on the Nominee Proposal, Say-on-Pay Proposal, or Say-on-Frequency Proposal unless you provide voting instructions for such matters. If you do not provide voting instructions on a non-routine matter, your shares will not be voted on that matter resulting in a “broker non-vote.”
How many shares must be present to hold the Annual Meeting?
In order for the Company to conduct the Annual Meeting, holders of a majority in voting power of the shares of Common Stock issued and outstanding and entitled to vote, present by remote communication or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” are counted as present or represented and entitled to vote for purposes of determining a quorum.

What does it mean if I receive more than one Notice or proxy card?
Receiving more than one Notice or proxy card generally means that you hold shares in more than one brokerage account. To ensure that all of your shares are voted, please sign and return each proxy card, or, if you vote by Internet, vote once for each Notice or proxy card that you receive.
Can I revoke my proxy or change my vote after I submit my proxy?
Yes, you may revoke or change your vote after submitting your proxy card or voting by Internet or telephone.
Whether you have voted by Internet, telephone or mail, you may revoke your proxy or change your vote at any time before it is actually voted. A record holder may revoke their or its proxy by:
•	signing and delivering another proxy with a later date that is received no later than 11:59 p.m., Eastern Time, on October 8, 2026;
•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on October 8, 2026;
•
sending a written statement to that effect or another proxy card dated as of a later date to the Corporate Secretary, provided that such statement or proxy card is received no later than 11:59 p.m., Eastern Time, on October 8, 2026; or

•	voting at the Annual Meeting.
Who will count the votes?
Broadridge Financial Solutions, Inc., (“Broadridge”) will tabulate and certify the votes. A representative of Broadridge will serve as an inspector of election.
What am I voting on, how many votes are required to approve each item, how are votes counted and how does the Board recommend I vote?
The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation(1)	Impact of Broker Non-Votes	Impact of Withold/Abstain Vote
Proposal 1 – Nominee Proposal	Plurality of the votes cast	“FOR” “WITHHOLD”	“FOR”	No impact	No impact

Proposal 2 – Ratification Proposal	Majority of the voting power present in person or represented by proxy	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No broker non-votes (uninstructed shares may be voted in broker’s discretion)	Same as vote “AGAINST”

Proposal 3 – Say-on-Pay Proposal	Majority of the voting power present in person or represented by proxy	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No impact	Same as vote “AGAINST”

Proposal	Vote Required	Voting Options	Board Recommendation(1)	Impact of Broker Non-Votes	Impact of Withold/Abstain Vote
Proposal 4 – Say-on-Frequency Proposal	Majority of the voting power present in person or represented by proxy	“ONE YEAR” “TWO YEARS” “THREE YEARS” “ABSTAIN”	“ONE YEAR”	No impact	Same as vote “AGAINST”

(1)
If you are a stockholder of record and properly complete and timely submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendation. If you hold your shares in “street name” and you return a voting instruction form but do not specify how you want your shares voted, your bank or broker will only have authority to vote your shares with respect to Proposal 2. On all other matters, there will be a “broker non-vote” and your shares will not be counted.

Will any other business be conducted at the Annual Meeting?
We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting; however, the persons named in the form of proxy card (the “proxy holders”) who you have authorized to represent you and vote your shares at the Annual Meeting will vote your shares in accordance with their best judgment.
Who will pay for the cost of the proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners (i.e., shares held in street name) and will be reimbursed for their reasonable expenses.

Other Information
Stockholder Proposals and Director Nominations
Stockholders of the Company may submit proposals that they believe should be voted upon at the Company’s annual meeting of stockholders or nominate persons for election to the Board. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals meeting certain requirements may be eligible for inclusion in the Company’s proxy statement for the Company’s 2027 annual meeting of stockholders. To be eligible for inclusion in the Company’s 2027 proxy statement, any such stockholder proposals must be submitted in writing to the Company’s Corporate Secretary no later than April 23, 2027. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s 2027 proxy statement.
The Company’s Amended and Restated Bylaws also provide that a stockholder may present a proposal or nominee for director from the floor of the annual meeting that is not included in the proxy statement if proper written notice is received by the Company’s Corporate Secretary not later than the close of business local time on the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting date. For the Company’s 2027 annual meeting of stockholders, this means that any such proposal or nomination must be submitted no earlier than June 11, 2027 and no later than July 11, 2027. If, however, the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary of the prior year’s annual meeting date and ends 60 days after such first anniversary, or if no annual meeting was held in the preceding year, the stockholder’s proposal must be delivered not earlier than the 120th day before the annual meeting date and not later than the close of business on the later of the 90th day before the annual meeting or the 10th day following the day the public announcement of the date of the annual meeting is first made.
Such notices must be delivered both (i) in writing to the Company’s principal executive offices by hand (including overnight courier service) or by certified or registered mail, return receipt requested, and (ii) by email to investors@minimed.com. The Company is not required to accept delivery of any document not in such form or so delivered. Any such proposal or nomination must provide the information required by the Company’s Amended and Restated Bylaws and comply with any applicable laws and regulations. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal.
In addition, in order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2027 annual meeting of stockholders, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our Amended and Restated Bylaws and must include the information in the notice required by our bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act (including a statement that the stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than our nominees).
All submissions to, or requests from, the Company’s Corporate Secretary should be made to the Company’s principal executive offices at 18000 Devonshire St., Northridge, CA 91325, Attn: Corporate Secretary.
Delivery of Documents to Stockholders Sharing an Address
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to two or more stockholders sharing the same address by delivering a single annual report and Proxy Statement or a single notice of internet availability of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding”, can reduce the volume of duplicate information received at households. While the Company does not household, a number of brokerage firms with account holders have instituted householding. Once a stockholder has consented or receives notice from their broker that the broker will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until one or more of the stockholders revokes their consent. If your Notice of Internet Availability of Proxy Materials or your annual report and Proxy Statement, as applicable, have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and we will promptly deliver a separate copy of the Notice of Internet Availability or the Proxy Materials by writing to: Investor Relations, MiniMed Group, Inc., 18000 Devonshire St., Northridge, CA 91325.

Other
MiniMed’s 2026 Annual Report, including financial statements, is being made available to stockholders of record as of August 11, 2026, together with the other proxy materials.
MINIMED WILL FURNISH TO STOCKHOLDERS WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 24, 2026, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: INVESTOR RELATIONS, MINIMED GROUP, INC., 18000 DEVONSHIRE ST., NORTHRIDGE, CA 91325.
The Board knows of no other matter to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxies will vote on that business in accordance with their best judgment.

minimed

MINIMED GROUP, INC.
ATTN: CORPORATE SECRETARY
18000 DEVONSHIRE STREET, NORTHRIDGE, CA 91325

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on October 8, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MMED2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on October 8, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T02886-P54624

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MINIMED GROUP, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. David. J. Endicott	☐	☐
1b. D. Keith Grossman	☐	☐
1c. Kevin E. Lofton	☐	☐
1d. Timothy (Tim) A. Wicks	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. Advisory Vote on Frequency of Say-on-Pay Votes (“Say-on-frequency”).	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com.

T02887-P54624

MINIMED GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 9, 2026 9:00 AM Pacific Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Sean Stapleton and Bryan F. Kelly, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MiniMed Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Time on Friday, October 9, 2026, to be conducted virtually at www.virtualshareholdermeeting.com/MMED2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side